Exhibit 99.1

                    ,

Dear InvenTrust Properties Corp. Stockholder:

In only a few years, InvenTrust Properties Corp. (“InvenTrust,” the “Company,” “we” or “our”) has completed several significant and complex transactions in an effort to execute on its strategy and provide liquidity events for stockholders, including:

•	Since 2012, we have completed a series of acquisitions and dispositions totaling approximately $4.6 billion (excluding the spin-off of Xenia Hotels & Resorts, Inc. (“Xenia”)) to reposition our portfolio;

•	Since 2012, we have paid down approximately $4.7 billion in debt;

•	In 2013, we sold the majority of our net lease assets and conventional multi-family assets for approximately $2.5 billion;

•	In 2014, through a series of transactions we became a self-managed REIT and paid no internalization fee to our former sponsor;

•	In 2014, we completed a $395 million modified “Dutch Auction” tender offer for shares of our common stock;

•	In November 2014, we completed the sale of our $1.1 billion suburban select service lodging portfolio;

•	In February 2015, we completed the spin-off and listing of our lodging platform, Xenia, representing a significant liquidity event for our stockholders;

•	In April 2015, the Company changed its name to InvenTrust in order to highlight and develop a brand that was independent from our former sponsor and distinguish ourselves in our core retail business; and

•	In January 2016, we announced an agreement to sell our student housing platform, University House Communities Group, Inc., for approximately $1.4 billion.

We are now pleased to announce that we are completing the execution of our previously disclosed strategy to dispose of our remaining “non-core” assets through the pro rata distribution of 100% of the outstanding shares of common stock of Highlands REIT, Inc. (“Highlands”). Highlands is a wholly owned subsidiary of InvenTrust that was formed to hold our remaining “non-core” assets. Highlands’ portfolio is expected to consist of seven single- and multi-tenant office assets, two industrial assets, six retail assets, two correctional facilities, four parcels of unimproved land and one bank branch. Upon completion of the separation and distribution from InvenTrust, Highlands will be an independent, self-managed, non-traded REIT. Highlands will have a dedicated management team focused on preserving, protecting and maximizing the total value of its portfolio. As a stand-alone company, we believe that Highlands will be better positioned to provide stockholders with a return of their investment by liquidating and distributing net sale proceeds from the “non-core” portfolio in a value-maximizing manner.

Following the sale of University House Communities Group, our student housing platform, and the completion of this spin-off, InvenTrust will take the next step in its evolution to become a pure-play retail REIT with a dedicated management team solely focused on executing InvenTrust’s retail strategy. Moving forward, our strategy will be to refine and tailor our retail portfolio into key growth markets with favorable demographics and expected above-average net operating income growth.

The pro rata distribution by InvenTrust of 100% of the outstanding shares of Highlands common stock will occur on              by way of a taxable pro rata special distribution to InvenTrust stockholders of record on the record date of the distribution. Each InvenTrust stockholder will be entitled to receive              share(s) of Highlands common stock for every              share(s) of InvenTrust common stock held by such stockholder at the close of business on             , the record date of the distribution. The Highlands common stock will be issued in book-entry form only, which means that no physical share certificates will be issued. Following the distribution, you will own shares in both InvenTrust and Highlands. The number of InvenTrust shares you own will not change as a result of this distribution. Stockholder approval of the distribution is not required, and you will not be required to make any payment, surrender or exchange your shares of InvenTrust common stock or take any other action to receive your shares of Highlands common stock on the distribution date. Following the completion of the distribution, InvenTrust will not continue to own any shares of common stock of Highlands.

Highlands’ portfolio and the student housing portfolio produce significant cash flow for InvenTrust. If the dispositions of these properties occur, InvenTrust’s distribution payments will decrease. Additionally, immediately following the spin-off, the value of InvenTrust common stock will be lower than the value of such stock immediately prior to the spin-off because the value of InvenTrust stock will no longer reflect the value of the Highlands assets. Due to the spin-off, we are delaying our new estimated share value announcement and currently plan to publish a new estimated share value in closer proximity to the Highlands spin-off date. The board of directors of InvenTrust has engaged Real Globe Advisors, which is the same third-party valuation firm retained by our board last year, to value InvenTrust’s and Highlands’ assets and calculate both companies’ new estimated share values. Once the new estimated share values are determined, we will communicate it and how it was calculated to the stockholders.

Although the distribution of the outstanding shares of Highlands common stock will be in the form of a taxable distribution to InvenTrust stockholders, InvenTrust does not anticipate recognizing taxable gain as a result of the distribution. As a result, so long as you own your InvenTrust common stock for the entire year in which the distribution occurs, InvenTrust anticipates that the spin-off and distribution of Highlands common stock will not increase the amount of dividend income you would have recognized if the distribution had not occurred. For a more detailed discussion of the tax consequences of the distribution, please refer to the section titled “Our Separation From InvenTrust—Certain Material U.S. Federal Income Tax Consequences of the Separation” and “Material U.S. Federal Income Tax Consequences” of the Information Statement.

The Information Statement, which is being mailed to all holders of InvenTrust common stock on the record date for the distribution, describes the distribution in detail and contains important information about Highlands, its business, financial condition and operations and risks related to its business. The Information Statement also explains how you will receive your shares of Highlands common stock. We urge you to read the entire Information Statement carefully. If you have any questions, please contact 855-377-0510.

On behalf of the board of directors, the senior management team and the employees of InvenTrust, I want to thank you for your continued support of InvenTrust. We look forward to this next chapter in InvenTrust’s history.

Sincerely,

Thomas P. McGuinness

President and Chief Executive Officer of InvenTrust

Properties Corp.

2

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION, DATED MARCH 18, 2016

INFORMATION STATEMENT

Common Stock

HIGHLANDS REIT, INC.

This Information Statement is being furnished in connection with the taxable distribution by InvenTrust Properties Corp. (“InvenTrust”), a Maryland corporation that has elected to be taxed, and currently qualifies, as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, to its stockholders of 100% of the outstanding shares of common stock of Highlands REIT, Inc. (“Highlands,” “we” or “us”), a Maryland corporation. InvenTrust currently owns 100% of the outstanding shares of common stock of Highlands. Highlands holds, or will hold, directly or indirectly, a portfolio of office assets, industrial assets, retail assets, correctional facilities, parcels of unimproved land and a bank branch. To implement the distribution, InvenTrust will distribute 100% of the outstanding shares of common stock of Highlands on a pro rata basis to existing stockholders of InvenTrust.

For every              share(s) of common stock of InvenTrust held of record by you as of the close of business on                 , 2016, or the distribution record date, you will receive              share(s) of our common stock. We expect our common stock will be distributed by InvenTrust to you on or about                 , 2016, referred to herein as the distribution date.

No vote of InvenTrust’s stockholders is required in connection with the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send us a proxy, in connection with the distribution. You will not be required to pay any consideration, exchange or surrender your existing shares of common stock of InvenTrust or take any other action to receive our common stock to which you are entitled on the distribution date.

There is no current trading market for our common stock, and we do not intend to list any shares of our common stock on any securities exchange or other market in connection with the distribution.

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year commencing immediately prior to the separation and ending on December 31, 2016. To assist us in qualifying as a REIT, among other purposes, stockholders are generally restricted from owning more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of any class or series of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

In reviewing the Information Statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement was first mailed to InvenTrust stockholders on or about                , 2016.                                         , 2016.

BASIS OF PRESENTATION

Prior to and in connection with our separation from InvenTrust, we will effect the transactions (the “Reorganization Transactions”) described under “Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization.” We refer in this Information Statement to the assets owned by MB REIT (Florida), Inc. (“MB REIT”) and assets owned by certain subsidiaries of InvenTrust from time to time since January 1, 2013, as well as the Non-Core Contributed Assets (as defined under “Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization”), as the “Prior Combined Portfolio.” We refer in this Information Statement to all of the assets owned by Highlands following the Reorganization Transactions as the “Highlands Portfolio.” At the time of our separation from InvenTrust, we expect the Highlands Portfolio to consist of seven office assets, two industrial assets, six retail assets, two correctional facilities, four parcels of unimproved land and one bank branch.

Unless otherwise indicated or the context otherwise requires, all information herein reflects the consummation of the Reorganization Transactions and the completion of our separation from InvenTrust, which will occur on the distribution date. References herein to “we,” “our,” “us” and the “Company” refer to Highlands and its consolidated subsidiaries, and references to “Highlands REIT, Inc.” refer only to Highlands REIT, Inc., exclusive of its subsidiaries.

Additionally, unless otherwise indicated or the context otherwise requires, all information in this Information Statement gives effect to the filing of our Articles of Amendment and Restatement and the effectiveness of our Amended and Restated Bylaws, which will occur prior to the completion of our separation from InvenTrust.

i

Presentation of Historical Operating and Non-Financial Data and Pro Forma Financial Information

Unless otherwise indicated below or the context otherwise requires, (i) operating and non-financial data disclosed in the sections of this Information Statement other than the Financial Statement Sections (as defined below) and (ii) pro forma financial information in this Information Statement:

•	reflect the business and operations of the Company after the consummation of the Retail Asset Disposition (as defined under Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization) and immediately following the completion of the separation of the Company from InvenTrust;

•	exclude (i) 14 assets sold during the fiscal year ended December 31, 2013 and reflected as discontinued operations in the historical financial statements and (ii) 27 assets sold during the fiscal year ended December 31, 2014 and reflected as discontinued operations in the historical financial statements (collectively, the “Discontinued Operations Disposed Assets”);

•	exclude four assets sold during the fiscal year ended December 31, 2014 and one asset sold during the fiscal year ended December 31, 2015 reflected as continuing operations in the historical financial statements for the fiscal years ended December 31, 2013, 2014 and 2015, as applicable (collectively, the “Continuing Operations Disposed Assets” and, together with the Discontinued Operations Disposed Assets, the “Disposed Assets”);

•	reflect the capital contribution from InvenTrust of $ prior to the completion of our separation from InvenTrust (the “Capital Contribution”);

•	reflect the issuance of shares of our common stock to InvenTrust pursuant to a stock dividend effectuated prior to the distribution;

•	reflect the distribution of shares of our common stock to holders of InvenTrust common stock based upon the number of InvenTrust shares outstanding on , 2016; and

•	reflect certain other adjustments as described in “Unaudited Pro Forma Combined Consolidated Financial Statements.

Presentation of Combined Consolidated Financial Information And Certain Operating And Non-Financial Data

Unless otherwise indicated below or the context otherwise requires, (i) the historical financial data (excluding all pro forma financial data) in this Information Statement and (ii) the operating and non-financial data (but excluding all related data prepared on a pro forma basis) disclosed in “Summary Historical and Pro Forma Financial and Operating Data,” “Selected Historical Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (excluding all pro forma financial data) (collectively, the “Financial Statement Sections”) reflect the combined and consolidated business and operations of the Company prior to the Retail Asset Disposition and the completion of the Company’s separation from InvenTrust, but after giving effect to the Non-Core Asset Contributions (as defined under Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization), reflecting ownership of the Prior Combined Portfolio.

ii

SUMMARY

This summary highlights some of the information in this Information Statement relating to our Company, our separation from InvenTrust and the distribution of our common stock by InvenTrust to its stockholders. For a more complete understanding of our business and the separation and distribution, you should read carefully the more detailed information set forth under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Separation from InvenTrust” and the other information included in this Information Statement.

Overview

We are a self-advised and self-administered REIT with a portfolio of single- and multi-tenant office assets, industrial assets, retail assets, correctional facilities, unimproved land and a bank branch, which represent InvenTrust’s remaining “non-core” assets. InvenTrust historically focused on acquiring, owning and operating a diversified portfolio of commercial real estate, including retail, multi-family, student housing, industrial, correctional, lodging and office assets located in the United States. InvenTrust’s “non-core” assets were originally part of this diversified investment strategy. Beginning in 2012, InvenTrust began to implement its strategy of focusing its diverse portfolio of real estate into three platforms – retail, lodging and student housing – with the goal of enhancing long-term stockholder value and positioning InvenTrust to explore various strategic transactions. As part of this strategy, InvenTrust executed a series of transactions, including the sale of its conventional apartment assets in 2013, the sale of certain of its net lease assets consummated through multiple closings throughout 2013 and 2014, and disposition of other “non-core” assets in individual and portfolio transactions. Also in furtherance of this strategy, beginning in 2014, InvenTrust executed a series of strategic transactions, including a modified Dutch tender offer for its common stock and the disposition of its lodging platform through the sale of its suburban select service lodging portfolio and the spin-off of Xenia Hotels & Resorts, Inc. (“Xenia”). In January 2016, InvenTrust announced an agreement to sell its student housing portfolio. Following the sale of its student housing portfolio, InvenTrust’s go-forward strategy is to focus its business on retail assets in strategic markets. In order to maximize the value of InvenTrust’s retail platform and the “non-strategic” retail assets, and as part of its previously announced plan to dispose of its “non-core” assets, InvenTrust is now planning to spin-off its remaining “non-core” assets” by distributing 100% of the outstanding shares of common stock of Highlands on a pro rata basis to existing stockholders of InvenTrust.

As of December 31, 2015, the Highlands Portfolio consisted of seven office assets, two industrial assets, six retail assets, two correctional facilities, four parcels of unimproved land and one bank branch.

Reasons for the Separation

Upon careful review and consideration, InvenTrust’s board of directors determined that our separation from InvenTrust is in the best interests of InvenTrust. The board’s determination was based on a number of factors, including those set forth below.

•	Enabling our dedicated management to focus solely on maximizing the total value of our portfolio in connection with our evaluation of various strategic opportunities. The separation of the Highlands Portfolio from InvenTrust will enable our dedicated management team to focus on preserving, protecting and maximizing the total value of our portfolio until such time as we determine that a sale or other disposition of all or a portion of our portfolio achieves our investment objectives or until it appears such objectives will not be met.

•	Allow InvenTrust’s management to focus on its retail platform. Following the announced agreement to sell InvenTrust’s student housing platform, as part of its overall strategic plan and long-term goal of maximizing shareholder value, InvenTrust intends to dispose of its “non-core” assets in order to create a pure-play retail platform.

The anticipated benefits of the separation are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event that the separation does not result in such benefits, the costs associated with the separation could have a material adverse effect on our business and are not quantifiable. Following our separation from InvenTrust, we will be a smaller company than InvenTrust, and we will not have access to the financial and other resources of InvenTrust or to resources comparable to those of InvenTrust. As a separate, standalone company, we may be unable to obtain debt or goods, technology and services at prices and on terms as favorable as those available to us prior to the separation. For more information about the risks associated with the separation, see “Risk Factors—Risks Related to Our Relationship with InvenTrust and the Separation.”

Business Strategy

Our investment objectives are to preserve, protect and maximize the total value of our portfolio in connection with our evaluation of various strategic opportunities while seeking to provide stockholders with a return of their investment by liquidating and distributing net sales proceeds. We may seek to sustain and enhance the values of our assets through additional leasing or capital expenditures, where necessary, while identifying and implementing disposition strategies for the assets in our portfolio. We intend to hold our assets until such time as we determine that a sale or other disposition achieves our investment objectives or until it appears such objectives will not be met.

Investment Risks

An investment in shares of our common stock involves substantial risks and uncertainties that may adversely affect our business, financial condition and results of operations. You should carefully consider the matters discussed in “Risk Factors” beginning on page 21 of this Information Statement when making investment decisions with respect to our common stock. Some of the risks relating to an investment in Highlands include the following:

•	we may be unable to renew leases, lease vacant space or re-let space as leases expire, thereby increasing or prolonging vacancies, which could adversely affect our financial condition, cash flows and results of operations;

•	one of our tenants, AT&T, is party to three leases with us and generates a significant portion of our revenue. The original terms of such leases expire in 2016, 2017 and 2019. AT&T did not renew its lease expiring in 2016 during the contractual renewal option period, and there is a strong possibility that AT&T will not renew any or all of its leases. If AT&T elects not to renew any one or more of such leases, and if we are unable to re-let the space as leases expire, or if we are required to make significant capital expenditures for such assets, our financial condition, cash flows and results of operations would be adversely affected;

•	we depend on tenants for our revenue, and accordingly, lease terminations, vacancies, tenant defaults and bankruptcies could adversely affect the income produced by our assets;

•	our portfolio includes assets that are special use, single-tenant and/or build-to-suit that may be difficult to lease, finance or sell;

•	many of our properties are located in weak markets or submarkets, which may adversely affect our ability to rent such properties, increase rental rates and/or sell such properties;

•	economic and market conditions could negatively impact our business, results of operations and financial condition;

•	our ongoing business strategy involves the selling of assets; however, we may be unable to sell an asset at acceptable terms and conditions, if at all;

•	we may not successfully implement our disposition strategy, in which case you may have to hold your investment for an indefinite period;

•	real estate is a competitive business;

•	if we are unable to repay or refinance our existing debt as it comes due, we may need to sell the underlying asset sooner than anticipated or the lender may foreclose, in which case our financial condition, cash flows and results of operations could be materially adversely affected;

•	our special purpose property-owning subsidiaries may default under non-recourse mortgage loans;

•	MB REIT is subject to obligations under certain “non-recourse carve out” indemnity agreements and guarantees that may be deemed to be triggered in the future;

•	our failure to comply with all covenants in our existing or future debt agreements could materially and adversely affect us;

•	we may be unable to achieve some or all of the benefits that we expect to achieve from our separation from InvenTrust, and we may no longer enjoy certain benefits from InvenTrust;

•	our ability to operate our business effectively may suffer if we do not, quickly and cost-effectively, establish our own financial, administrative and other support functions in order to operate as a standalone company or our own internal controls and procedures, and we cannot assure you that the transitional services InvenTrust has agreed to provide us will be sufficient for our needs;

•	failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders;

•	if either InvenTrust or MB REIT failed to qualify as a REIT, we would be prevented from electing to qualify as a REIT;

•	REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds or sell assets during unfavorable market conditions;

•	since our shares will not be traded on any securities exchange after our separation from InvenTrust, there is no established public market for our shares and you may not be able to sell your shares; and

•	our cash available for distribution to stockholders may not be sufficient to pay distributions at expected or required levels, and we may need external sources in order to make such distributions, or we may not be able to make such distributions at all.

Our Structure and Reorganization Transactions

Our History

Highlands was formed as a Maryland corporation on December 16, 2015 as a direct, wholly owned subsidiary of InvenTrust.

Since 2011, InvenTrust or its wholly owned subsidiaries have owned all of the outstanding capital stock of MB REIT, a Florida corporation, other than 125 shares of Series B Preferred Stock issued to 125 individual accredited investors for the purpose of facilitating MB REIT’s qualification as a REIT for U.S. federal income tax purposes. On December 15, 2015, MB REIT redeemed all of the outstanding shares of its Series B Preferred Stock and became a wholly owned subsidiary of InvenTrust. At that time, MB REIT became a “qualified REIT subsidiary” (“QRS”) of InvenTrust and ceased to be treated as a REIT for U.S. federal income tax purposes.

Prior to the internal reorganization transactions described below, MB REIT owned the assets included in the Retail Asset Disposition (as defined below) and all of the assets in the Highlands Portfolio other than the Non-Core Contributed Assets (as defined below). Prior to the internal reorganization transactions described below, the Non-Core Contributed Assets are owned by subsidiaries of InvenTrust other than Highlands or MB REIT.

At all times prior to InvenTrust’s self-management in March 2014, our management team and other employees were employees of InvenTrust’s sponsor or its affiliates. Following the self-management transactions, our management team and our other employees became employed by InvenTrust or a subsidiary of InvenTrust, and employees hired since the self-management transactions were employed by InvenTrust. In connection with the separation, we will be the employer of our management team and other employees.

Our Corporate Reorganization

Prior to or concurrently with the completion of the separation and distribution, we have engaged or will engage in certain reorganization transactions, through a series of contributions, distributions and exchanges, which are designed to consolidate the ownership of the Highlands Portfolio into Highlands, transfer certain retail assets currently owned directly or indirectly by MB REIT to InvenTrust, facilitate our separation from InvenTrust and the distribution and enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our short taxable year ending December 31, 2016.

The significant elements of the Reorganization Transactions include:

•	MB REIT will become a wholly owned subsidiary of Highlands;

•	The direct and indirect subsidiaries of MB REIT owning the following assets will be transferred to InvenTrust:

•	Lakeport Commons, a multi-tenant retail asset in Sioux City, IA

•	Fabyan Randall Plaza, a multi-tenant retail asset in Batavia, IL

•	New Forest Crossing Phase II, a multi-tenant retail asset in Houston, TX

•	Spring Town Center Phase I & II, a multi-tenant retail asset in Spring, TX

•	Spring Town Shopping Center Phase III, a multi-tenant retail asset in Spring, TX

We refer in this Information Statement to these transfers as the “Retail Asset Disposition.”

•	The direct and indirect subsidiaries of InvenTrust owning the following assets will be transferred to Highlands or its subsidiaries:

•	Versacold USA—St. Paul, an industrial asset in St. Paul, MN

•	Versacold USA—New Ulm, an industrial asset in New Ulm, MN

•	Trimble, an R&D office asset in San Jose, CA

•	Rolling Plains Detention Facility, a correctional facility in Haskell, TX

•	Hudson Correctional Facility, a correctional facility in Hudson, CO

•	Bridgeside Point, a single-tenant office building in Pittsburgh, PA

•	Citizens—Providence, a bank branch in Providence, RI

•	Sand Lake Land, a parcel of unimproved land in Orlando, FL

•	Palazzo Land, a parcel of unimproved land in Orlando, FL

•	North Pointe Land, a parcel of unimproved land in Hanahan, SC

•	RDU Land, a parcel of unimproved land in Raleigh, NC

We refer in this Information Statement to these assets as the “Non-Core Contributed Assets” and to these transfers as the “Non-Core Asset Contributions.”

•	We will issue shares of our common stock to InvenTrust pursuant to a stock dividend effectuated prior to the distribution.

Our Post-Separation Relationship with InvenTrust

We will enter into a Separation and Distribution Agreement with InvenTrust to effect the separation and distribution. In addition, we will enter into various other agreements with InvenTrust to effect the separation and provide a framework for our relationship with InvenTrust after the separation, such as a Transition Services Agreement and an Employee Matters Agreement. These agreements will provide for the allocation between us and InvenTrust of InvenTrust’s assets, liabilities and obligations attributable to periods prior to, at and after our separation from InvenTrust and will govern certain relationships between us and InvenTrust after the separation.

For additional information regarding the Separation and Distribution Agreement, the Transition Services Agreement and the Employee Matters Agreement, please refer to “Risk Factors—Risks Related to Our Relationship with InvenTrust and the Separation” and “Certain Relationships and Related Transactions.”

Our Financing Strategy

Certain of our existing assets are currently encumbered by debt, and debt financing may be used from time to time for property improvements, tenant improvements, leasing commissions and other working capital needs. The form of our indebtedness may vary and could be long-term or short-term, secured or unsecured, or fixed-rate or floating rate. We will not enter into interest rate swaps or caps or similar hedging transactions or derivative arrangements for speculative purposes, but may do so in order to manage or mitigate our interest rate risks on variable rate debt. For additional information regarding our existing debt, please refer to “Description of Indebtedness.”

Distribution Policy

We generally intend over time to make annual distributions in an amount at least equal to the amount that will allow us to qualify as a REIT for U.S. federal income tax purposes and to avoid current entity level U.S. federal income taxes. To qualify as a REIT for U.S. federal income tax purposes, we must distribute to our stockholders an amount at least equal to:

i.	90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with Generally Accepted Accounting Principles (“GAAP”)); plus

ii.	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code of 1986 (the “Code”); less

iii.	any excess non-cash income (as determined under the Code). Please refer to “Material U.S. Federal Income Tax Consequences.”

Distributions made by us will be authorized and determined by our board of directors, in its sole discretion, out of legally available funds, and will be dependent upon a number of factors, including restrictions under applicable law and other factors described under “Distribution Policy.” We cannot assure you that our distribution policy will remain the same in the future, or that any estimated distributions will be made or sustained. Our ability to make distributions to our stockholders will depend upon the performance of our asset portfolio and our ability to successfully execute on our disposition strategy. Distributions will be made in cash to the extent cash is available for distribution. We may not be able to generate sufficient cash flows to pay distributions to our stockholders. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider funding sources other than cash flow from operations or funds from operations, which may reduce the amount of capital available for operations, may have negative tax implications, and may have a negative effect on the value of your shares under certain conditions. In addition, our board of directors could change our distribution policy in the future. See “Risk Factors—Risks Related to Ownership of Our Common Stock and our Corporate Structure—Our cash available for distribution to stockholders may not be sufficient to pay distributions at expected or required levels, and we may need external sources in order to make such distributions, or we may not be able to make such distributions at all.” For a discussion of the tax treatment of distributions to holders of our common stock, please refer to “Material U.S. Federal Income Tax Consequences.”

Our Tax Status

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year commencing immediately prior to the separation and ending on December 31, 2016. We believe that we have been organized and will operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with such short taxable year. To qualify for REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. See “Material U.S. Federal Income Tax Consequences.”

Restrictions on Ownership and Transfer of Our Stock

Our charter, subject to certain exceptions, authorizes our directors to take such actions as are necessary or appropriate to enable us to qualify as a REIT. Furthermore, our charter prohibits any person from actually or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the ownership limits if certain conditions are satisfied. However, our board of directors may not grant an exemption from the ownership limits to any person if that exemption would result in our failing to qualify as a REIT. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to or to continue to qualify as a REIT. The ownership limits may delay or impede a transaction or a change of control that might be in your best interest. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

JOBS Act

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the extended transition period.

An emerging growth company may also take advantage of reduced reporting requirements that are otherwise applicable to public reporting companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until we cease to be an emerging growth company. We will, in general, qualify as an emerging growth company until the earliest of (a) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our equity securities pursuant to an effective Registration Statement under the Securities Act of 1933; (b) the last day of our fiscal year in which we have an annual gross revenue of $1.0 billion or more; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and (d) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which would occur at such time as we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (2) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act.

As a result of our status as an emerging growth company, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Our Principal Office

Our principal executive offices are located at 2809 Butterfield Road, Suite 180, Oak Brook, IL, 60523, and our telephone number is                 . We maintain a website at www.                 .com. The information contained on our website or that can be accessed through our website neither constitutes part of this prospectus nor is incorporated herein by reference.

Questions and Answers about Us and the Separation

Why is the separation structured as a distribution?	InvenTrust believes that a distribution of our shares is an efficient way to separate our assets and that the separation will create benefits and value for us and InvenTrust and our stockholders.

Why am I receiving this document?	InvenTrust is delivering this document to you because you are a holder of common stock of InvenTrust. If you are a holder of InvenTrust common stock as of the close of business on , 2016, you are entitled to receive share(s) of Highlands common stock for share(s) of InvenTrust common stock that you held at the close of business on such date. The number of shares of InvenTrust common stock you own will not change as a result of the distribution. This document will help you understand how the separation and distribution will affect your investment in InvenTrust, and your investment in Highlands following the separation.

How will the separation work?	At the time of the separation and distribution, Highlands will own, directly or indirectly, a portfolio of commercial real estate assets. InvenTrust will distribute 100% of the outstanding shares of Highlands’ common stock to InvenTrust’s stockholders on a pro rata basis. Following the separation, we will be an independent public company, but we do not intend to list any shares of our common stock on any securities exchange or other market in connection with the distribution.

When will the distribution occur?	We expect that InvenTrust will distribute the shares of our common stock on , 2016 to holders of record of shares of InvenTrust common stock as of the close of business on , 2016, subject to certain conditions described under “Our Separation from InvenTrust—Conditions to the Distribution.” No assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.

What do stockholders of InvenTrust need to do to participate in the distribution?

Nothing, but we urge you to read this entire Information Statement carefully. Holders of shares of InvenTrust common stock as of the distribution record date will not be required to take any action to receive Highlands common stock on the distribution date. No stockholder approval of the distribution is required or sought. We are not asking you for a proxy, and you are requested not to send us a proxy. You will not be required to make any payment, or to surrender or exchange your shares of InvenTrust common stock or take any other action to receive your shares of our common stock on the distribution date. If you own shares of InvenTrust common stock as of the close of business on the distribution record date, InvenTrust, with the assistance of DST Systems, Inc., the distribution agent, will electronically issue shares of our common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your shares of our common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of Highlands common stock will I receive in the distribution?	InvenTrust will distribute to you share(s) of Highlands common stock for every share(s) of InvenTrust common stock held by you as of the distribution record date. An aggregate of shares of Highlands common stock will be distributed to stockholders of InvenTrust. For additional information on the distribution, please refer to “Our Separation from InvenTrust.”

Will I be taxed on the shares of Highlands common stock that I receive in the distribution?	Yes. The distribution will be in the form of a taxable distribution to InvenTrust stockholders. An amount equal to the fair market value of our common stock received by you will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of InvenTrust, with the excess treated as a nontaxable return of capital to the extent of your tax basis in your shares of InvenTrust common stock and any remaining excess treated as capital gain. Although the distribution will be taxable to InvenTrust and InvenTrust stockholders, InvenTrust does not anticipate recognizing taxable gain as a result of the distribution. As a result, InvenTrust anticipates that the distribution will not increase its earnings and profits for the year in which the distribution occurs, which is anticipated to be 2016. Thus, if you own your InvenTrust common stock for the entire year in which the distribution occurs, InvenTrust anticipates that the distribution will not increase the amount of dividend income you will recognize for that year compared to the amount of dividend income you would have recognized if the distribution had not occurred. InvenTrust or other applicable withholding agents may be required to withhold on all or a portion of the distribution payable to non-U.S. stockholders. For a more detailed discussion, see “Our Separation From InvenTrust—Certain Material U.S. Federal Income Tax Consequences of the Separation” and “Material U.S. Federal Income Tax Consequences.”

Can InvenTrust decide to cancel the distribution of our common stock even if all the conditions have been met?	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See “Our Separation from InvenTrust—Conditions to the distribution.” Even if all conditions to the distribution are satisfied, InvenTrust may terminate and abandon the distribution at any time prior to the effectiveness of the distribution in its sole discretion.

When will I receive liquidity related to my Highlands common stock?	We intend to evaluate each of our assets on a rigorous and ongoing basis in an effort to optimize and enhance the value of our assets. As each of our assets reaches what we believe to be the asset’s optimum value, we will consider disposing of the asset for the purpose of either distributing the net sales proceeds to our stockholders or retaining the proceeds as part of a plan to achieve an optimal exit value. The timing of any liquidity event or events will depend upon then-prevailing economic and market conditions, which could result in different holding periods among the assets. We expect we will need to retain a portion of the net proceeds obtained from dispositions in order to achieve a final liquidity event.

Does Highlands plan to pay dividends?	We generally intend over time to make annual distributions in an amount at least equal to the amount that will allow us to qualify as a REIT and to avoid current entity level U.S. federal income taxes. To qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

i.	90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

ii.	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

iii.	any excess non-cash income (as determined under the Code). Please refer to “Material U.S. Federal Income Tax Consequences.”

Distributions made by us will be authorized and determined by our board of directors, in its sole discretion, out of legally available funds, and will be dependent upon a number of factors, including restrictions under applicable law and other factors described under “Distribution Policy.” We may pay distributions from sources other than cash flow from operations or funds from operations, which may reduce the amount of capital available for operations, may have negative tax implications, and may have a negative effect on the value of your shares under certain conditions. We cannot assure you that our distribution policy will remain the same in the future, or that any estimated distributions will be made or sustained.

Will Highlands have a dividend reinvestment plan?	Highlands does not intend to have a dividend reinvestment plan in the foreseeable future. Any future determination to adopt a dividend reinvestment plan will be at the discretion of our board of directors and will depend on such factors as our board of directors deems relevant.

Will Highlands have any debt?	Certain of our existing assets are currently encumbered by debt, and debt financing may be used from time to time for property improvements, tenant improvements, leasing commissions and other working capital needs.

For additional information relating to our planned financing arrangements, see “Business and Properties—Financing Strategy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Indebtedness.”

What will the separation cost?	InvenTrust anticipates that it will incur pre-tax separation costs of approximately $ million to $ million. Pursuant to the Separation and Distribution Agreement, InvenTrust shall be responsible for paying all costs and expenses incurred in connection with the separation and distribution and all transactions related thereto, whether incurred prior to or after the distribution date.

How will the separation affect my tax basis and holding period in shares of InvenTrust common stock?	Your tax basis in shares of InvenTrust held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our shares distributed by InvenTrust in the distribution exceeds InvenTrust’s current and accumulated earnings and profits. Your holding period for such InvenTrust shares will not be affected by the distribution. See “Our Separation from InvenTrust—Certain Material U.S. Federal Income Tax Consequences of the Separation.” You should consult your tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

What will my tax basis and holding period be for shares of Highlands common stock that I receive in the distribution?	Your tax basis in shares of our common stock received will equal the fair market value of such shares on the distribution date. Your holding period for such shares will begin the day after the distribution date. See “Our Separation from InvenTrust—Certain Material U.S. Federal Income Tax Consequences of the Separation.”

You should consult your tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

What will be the relationships between InvenTrust and Highlands following the separation?	Following the distribution, we and InvenTrust will be separate companies. We will enter into a Separation and Distribution Agreement to effect the separation and distribution. In addition, we will enter into various other agreements with InvenTrust to effect the separation and provide a framework for our relationship with InvenTrust after the separation, such as a Transition Services Agreement and an Employee Matters Agreement. These agreements will provide for the allocation between us and InvenTrust of InvenTrust’s assets, liabilities and obligations attributable to periods prior to, at and after our separation from InvenTrust and will govern certain relationships between us and InvenTrust after the separation. We cannot assure you that these agreements are on terms as favorable to us as agreements with independent third parties. Following the completion of the distribution, InvenTrust will not continue to own any shares of our common stock. See “Certain Relationships and Related Transactions.”

Will I receive physical certificates representing shares of Highlands common stock following the separation?

No. Following the separation, neither InvenTrust nor we will be issuing physical certificates representing shares of our common stock. Instead, InvenTrust, with the assistance of DST Systems, Inc., the distribution agent, will electronically issue shares of our common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your shares of Highlands common stock, or your bank or brokerage firm will credit your account for the shares. A benefit of issuing stock electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning shares represented by physical share certificates.

Might I receive a fractional number of shares of Highlands common stock?	Yes. InvenTrust will distribute to you share(s) of Highlands common stock for every share(s) of InvenTrust common stock held by you as of the record date, which may result in your receiving a fractional number of shares.

Will I be able to trade shares of Highlands common stock on a public market?	No. There is not currently a public market for our common stock, and we do not intend to list any shares of our common stock on any securities exchange or other market in connection with the distribution.

Will the number of InvenTrust shares I own change as a result of the distribution?	No. The number of shares of InvenTrust common stock you own will not change as a result of the distribution.

Will the separation and distribution affect the value of my InvenTrust shares?	Yes. As a result of the distribution, InvenTrust expects the value of the shares of InvenTrust stock immediately following the distribution to be lower than the value of such shares immediately prior to the distribution because the value of the InvenTrust stock will no longer reflect the value of the Highlands Portfolio.

Will the separation and distribution affect the dividend I receive on my InvenTrust shares?	Yes. If the separation and distribution are completed, InvenTrust will review and announce a revised dividend and distribution policy. InvenTrust’s distribution payments will decrease after the separation and distribution because Highlands will own a portion of InvenTrust’s current portfolio. After giving effect to the separation and distribution, the aggregate distributions paid by InvenTrust and Highlands, on a combined basis, will be less than the current level of distributions paid by InvenTrust.

Are there risks to owning shares of Highlands common stock?	Yes. Our business is subject to various risks including risks relating to the separation. These risks are described in the “Risk Factors” section of this Information Statement beginning on page 21. We encourage you to read that section carefully.

Where can InvenTrust stockholders get more information?	Before the separation, if you have any questions relating to the separation, you should contact:

InvenTrust Investor Services

Tel: 855-377-0510

www.inventrustpropertiescorp.com

After the separation, if you have any questions relating to our common stock, you should contact:

After the separation, if you have any questions relating to InvenTrust’s common stock, you should contact:

InvenTrust Investor Services

Tel: 855-377-0510

www.inventrustpropertiescorp.com

The Separation and Distribution

Distributing company	InvenTrust Properties Corp.

Distributed company	Highlands REIT, Inc.

We are a Maryland corporation and, prior to the separation, InvenTrust owned 100% of the outstanding shares of our common stock. After the separation, we will be an independent public company, but we do not intend to list any shares of our common stock on any security exchange or other market, and intend to conduct our business so as to qualify as a REIT for U.S. federal income tax purposes.

Distribution ratio	Each holder of shares of InvenTrust common stock will receive share(s) of our common stock for every share(s) of InvenTrust common stock held as of the close of business on , 2016.

Distributed securities	InvenTrust will distribute 100% of the shares of Highlands common stock outstanding immediately before the distribution. Based on the approximately shares of InvenTrust common stock outstanding as of , 2016, assuming distribution of 100% of the outstanding shares of our common stock and applying the distribution ratio, we expect that approximately million shares of Highlands common stock will be distributed to InvenTrust stockholders.

Record date	The record date is the close of business on , 2016.

Distribution date	The distribution date is on or about , 2016.

Distribution	On the distribution date, InvenTrust, with the assistance of DST Systems, Inc., the distribution agent, will electronically issue shares of our common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment or surrender or exchange your shares of InvenTrust common stock or take any other action to receive your shares of our common stock on the distribution date. The distribution agent will mail you a book-entry account statement that reflects your shares of our common stock, or your bank or brokerage firm will credit your account for the shares. Beneficial stockholders that hold shares through brokerage firms will receive additional information from their brokerage firms shortly after the distribution date.

Conditions to the distribution	The distribution of shares of our common stock by InvenTrust is subject to the satisfaction of certain conditions, including the following:

•	the board of directors of InvenTrust shall have authorized the distribution, which authorization may be made or withheld in the InvenTrust board of directors’ sole and absolute discretion;

•	our registration statement on Form 10, of which this Information Statement is a part, shall have become effective under the Exchange Act, and no stop order relating to the registration statement shall be in effect and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

•	no preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute (as interpreted through orders or rules of any governmental authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the separation and distribution and other transaction contemplated thereby;

•	any required actions and filings necessary or appropriate under federal or state securities and blue sky laws of the U.S. will have been taken;

•	the Transition Services Agreement and the Employee Matters Agreement shall have been executed and delivered by each of the parties thereto and no party to any of such agreements shall be in material breach of any such agreement;

•	no event or development shall have occurred or failed to occur that, in the judgment of the board of directors of InvenTrust, in its sole discretion, prevents the consummation of the separation and distribution and related transactions or any portion thereof or makes the consummation of such transactions inadvisable;

•	any government approvals and other material consents necessary to consummate the distribution will have been obtained and be in full force and effect; and

•	the Separation and Distribution Agreement will not have been terminated.

Even if all conditions to the distribution are satisfied, InvenTrust may terminate and abandon the distribution at any time prior to the effectiveness of the distribution.

Distribution agent, transfer agent and registrar for Highlands Common Stock	DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105 (816) 435-1000

Tax considerations	The distribution of our common stock will not qualify for tax-deferred treatment, and an amount equal to the fair market value of the shares received by you on the distribution date will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of InvenTrust. The excess will be treated as a non-taxable return of capital to the extent of your tax basis in shares of InvenTrust common stock and any remaining excess will be treated as capital gain. Although the distribution will be taxable to InvenTrust and InvenTrust stockholders, InvenTrust does not anticipate recognizing taxable gain as a result of the distribution. As a result, InvenTrust anticipates that the distribution will not increase its earnings and profits for the year in which the distribution occurs, which is anticipated to be 2016. Thus, if you own your InvenTrust common stock for the entire year in which the distribution occurs, InvenTrust anticipates that the distribution will not increase the amount of dividend income you will recognize for that year compared to the amount of dividend income you would have recognized if the distribution had not occurred. Your tax basis in shares of InvenTrust held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our shares distributed by InvenTrust in the distribution exceeds InvenTrust’s current and accumulated earnings and profits. Your holding period for such InvenTrust shares will not be affected by the distribution. Your tax basis in shares of our common stock received will equal the fair market value of the shares received by you on the distribution date. Your holding period for such shares will begin the day following the distribution of our common stock. InvenTrust will not be able to advise stockholders of the amount of earnings and profits of InvenTrust until after the end of the 2016 calendar year. InvenTrust or other applicable withholding agents may be required to withhold on all or a portion of the distribution payable to non-U.S. stockholders. For a more detailed discussion, see “Our Separation From InvenTrust—Certain U.S. Material Federal Income Tax Consequences of the Separation” and “Material U.S. Federal Income Tax Consequences.”

Relationship between InvenTrust and Highlands following the separation and distribution	We will enter into a Separation and Distribution Agreement to effect the separation and distribution. In addition, we will enter into various other agreements with InvenTrust to effect the separation and provide a framework for our relationship with InvenTrust after the separation, such as a Transition Services Agreement and an Employee Matters Agreement. These agreements will provide for the allocation between us and InvenTrust of InvenTrust’s assets, liabilities and obligations attributable to periods prior to, at and after our separation from InvenTrust and will govern certain relationships between us and InvenTrust after the separation. See “Certain Relationships and Related Transactions.” InvenTrust will not own any shares of our common stock following the separation and distribution.

Summary Historical and Pro Forma Financial and Operating Data

You should read the following summary historical and pro forma combined consolidated financial and operating data together with “Selected Historical Financial and Operating Data,” “Unaudited Pro Forma Combined Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and the combined consolidated financial statements and related notes included elsewhere in this Information Statement.

The following table sets forth our summary historical and pro forma combined consolidated financial and operating data. Our summary historical combined consolidated financial data as of December 31, 2015, 2014 and 2013 and for the years then ended have been derived from our audited combined consolidated financial statements included elsewhere in this Information Statement.

Our financial statements reflect the operations of the Prior Combined Portfolio, which, among other things, includes allocations of costs from certain corporate and shared functions provided to us by InvenTrust. The allocation methods for corporate and shared services costs vary by function but were generally based on historical costs of assets.

Because the historical combined consolidated financial statements represent the financial and operating data of the Prior Combined Portfolio, and the Company will own the Highlands Portfolio following the separation from InvenTrust, the historical combined consolidated financial statements included in this Information Statement do not reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public reporting company during the period presented owning solely the Highlands Portfolio. Accordingly, our historical results should not be relied upon as an indicator of future performance.

The summary pro forma combined consolidated financial and operating data is derived from our unaudited pro forma combined consolidated financial statements as of December 31, 2015 as well as our unaudited pro forma combined consolidated statement of income for the year ended December 31, 2015, included elsewhere in this Information Statement. We derived our unaudited pro forma combined consolidated financial statements by applying pro forma adjustments to our historical combined consolidated financial statements included elsewhere in this Information Statement. The pro forma combined consolidated financial and operating data give effect to:

•	the business and operations of the Company after the consummation of the Retail Asset Disposition and immediately following the completion of the separation of the Company from InvenTrust, after which we will own solely the Highlands Portfolio;

•	the exclusion of the Disposed Assets;

•	the Capital Contribution;

•	the issuance of shares of our common stock to InvenTrust pursuant to a stock dividend prior to the distribution;

•	the distribution of shares of our common stock to holders of InvenTrust common stock based upon the number of InvenTrust shares outstanding on , 2016; and

•	certain other adjustments as described in “Unaudited Pro Forma Combined Consolidated Financial Statements.”

The pro forma adjustments are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the pro forma combined consolidated financial statements provide a detailed discussion of how such adjustments were derived and presented in the pro forma combined consolidated financial and operating data. See “Unaudited Pro Forma Combined Consolidated Financial Statements—Notes to Pro Forma Combined Consolidated Financial Statements.” The pro forma combined consolidated financial information should be read in conjunction with “Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization,” “Capitalization,” “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Transactions,” “Description of Indebtedness” and our combined consolidated financial statements and related notes thereto included elsewhere in this Information Statement.

	Highlands Portfolio	Prior Combined Portfolio
	Pro Forma Combined Consolidated	Combined Consolidated
	For the year ended December 31, 2015	For the year ended December 31, 2015	For the year ended December 31, 2014	For the year ended December 31, 2013
Selected Statement of Operations Data:
Revenues:
Rental income		$96,960	$104,218	$108,841
Tenant recovery income		14,447	17,190	18,611
Other property income		430	739	743

Total revenues		$111,837	$122,147	$128,195

Expenses:
Property operating expenses		10,721	15,443	15,888
Real estate taxes		10,303	12,379	13,312
Depreciation and amortization		36,212	37,235	47,113
General and administrative expense		12,241	7,161	4,534
Business management fee		—	423	6,742
Provision for asset impairment		—	15,640	258,648

Total expenses		$69,477	$88,281	$346,237

Operating income (loss)		$42,360	$33,866	$(218,042)

Interest and dividend income		1	5	1,006
Loss on sale of investment properties		(197)	(1,018)	—
Gain on extinguishment of debt		—	11,959	2,419
Other (loss) income		(11)	488	889
Interest expense		(27,757)	(32,681)	(37,583)
Equity in earnings of unconsolidated entity		—	—	628
Gain on investment in unconsolidated entity		—	—	2,930

Income (loss) before income taxes		$14,396	$12,619	$(247,753)

Income tax expense		(51)	(64)	(110)

Net income (loss) from continuing operations		$14,345	$12,555	$(247,863)

Net income from discontinued operations		—	4,632	48,469

Net income (loss)		$14,345	$17,187	$(199,394)

Less: Net income attributable to noncontrolling interests		(15)	(16)	(16)

Net income (loss) attributable to Company		$14,330	$17,171	$(199,410)

Per Share Data:
Pro forma basic earnings per share
Pro forma diluted earnings per share
Pro forma weighted average shares outstanding—basic
Pro forma weighted average shares outstanding—diluted
Other Financial Data:
Funds from operations(1)		$50,765	$65,522	$65,895
Modified net operating income(2)		$92,534	$95,413	$99,001

	Highlands Portfolio	Prior Combined Portfolio
	Pro Forma Combined Consolidated	Combined Consolidated
	As of December 31, 2015	As of December 31,
Selected Balance Sheet Data:		2015	2014	2013
Cash and cash equivalents		$26,972	$10,291	$6,076
Restricted cash & escrows		3,647	5,044	11,389
Total assets		741,092	841,894	1,216,502
Total debt		438,970	487,825	468,970
Total equity		266,853	317,108	389,694

(1)	We calculate Funds From Operations (“FFO”) in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairment, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. We believe that the presentation of FFO provides useful supplemental information to investors regarding our operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. We believe that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. Our calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing us to non-REITs.

(2)	Modified net operating income reflects the income from operations excluding adjustments, such as lease termination income, and GAAP rent adjustments in order to provide a comparable presentation of operating activity across periods. Includes adjustments for items that affect the comparability of, and were excluded from, the same store results. Such adjustments include lease termination income, GAAP rent adjustments, such as straight-line rent, and above/below market lease amortization.

RISK FACTORS

Owning our common stock involves a high degree of risk. You should consider carefully the following risk factors and all other information contained in this Information Statement. If any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, occur, our business, financial condition, cash flows, liquidity and results of operations could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or a part of the value of your ownership in our common stock. Some statements in this Information Statement, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section in this Information Statement entitled “Forward-Looking Statements.”

Risks Related to Our Business and Industry

We may be unable to renew leases, lease vacant space or re-let space as leases expire, thereby increasing or prolonging vacancies, which could adversely affect our financial condition, cash flows and results of operations.

As of December 31, 2015, the current lease term for leases representing approximately 35% and 23% of the rentable square feet and approximately 36% and 19% of the annualized base rent of the assets in the Highlands portfolio will expire in 2016 and 2017, respectively (not taking into account any renewal options), and an additional 5% of the rentable square feet of the assets in portfolios was vacant. We cannot assure you that leases will be renewed or that our assets will be re-leased on terms equal to or better than the current terms, or at all. We also may not be able to lease space which is currently not occupied on acceptable terms and conditions, if at all. In addition, some of our tenants have leases that include early termination provisions that permit the lessee to terminate all or a portion of its lease with us after a specified date or upon the occurrence of certain events with little or no liability to us. We may be required to offer substantial rent abatements, tenant improvements, early termination rights or below-market renewal options to retain these tenants or attract new ones. It is possible that, in order to lease currently vacant space, or space that may become vacant, we will be required to make rent or other concessions to tenants, accommodate requests for renovations, make tenant improvements or and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire or to attract new tenants. Portions of our assets may remain vacant for extended periods of time. If the rental rates for our assets decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases will expire, our financial condition, cash flows and results of operations could be adversely affected.

One of our tenants, AT&T, is party to three leases with us and generates a significant portion of our revenue. The original terms of such leases expire in 2016, 2017 and 2019. AT&T did not renew its lease expiring in 2016 during the contractual renewal option period, and there is a strong possibility that AT&T will not renew any or all of its leases. If AT&T elects not to renew any one or more of such leases, and if we are unable to re-let the space as leases expire, or if we are required to make significant capital expenditures for such assets, our financial condition, cash flows and results of operations would be adversely affected.

For the year ended December 31, 2015, approximately 42% of our total annualized rental income was generated by three single-tenant assets leased to affiliates of AT&T, Inc. Our Hoffman Estates, Illinois lease represents 21% of our total annualized revenue. However, no value was attributed to this asset in calculating InvenTrust’s most recent net asset value (“NAV”). Similarly, we do not expect to attribute any value to this asset when calculating our NAV. The original term of the lease for this asset expires in August 2016. AT&T did not renew this lease during the contractual renewal option period. As of December 31, 2015, the principal amount of indebtedness on this asset is approximately $125 million. This asset is currently in hyper-amortization under the loan agreement and, as a result, rental payments less certain expenses are used to pay down the principal amount of the loan. As of December 31, 2015, there was approximately $16.8 million of accrued interest due to hyper-amortization. The characteristics of the property and market conditions are likely to make this asset difficult to re-lease and, consequently, difficult to sell. If AT&T does not renew, the potential difficulty of securing a new tenant is likely to make the loan difficult to refinance. Additionally, if AT&T does not renew and if we are unable to re-let the asset, we expect that we may be unable to make mortgage payments and may default under the loan agreement.

Our St. Louis, Missouri lease represents 15% of our total annualized revenue. However, no value was attributed to this asset in calculating InvenTrust’s NAV. Similarly, we do not expect to attribute any value to this asset when calculating our NAV. The original term of the lease for this asset expires in September 2017. AT&T may not exercise its renewal option for this asset, which expires in September 2016. As of December 31, 2015, the principal amount of indebtedness on this asset is approximately $113 million. If AT&T were to elect not to renew, market conditions are likely to make this asset difficult to re-lease and, consequently, difficult to sell. Additionally, if AT&T were to elect not to renew, this asset is likely to require significant capital expenditures. If AT&T does not renew, the potential difficulty of securing a new tenant is likely to make the loan difficult to refinance. Additionally, if AT&T were to elect not to renew and if we are unable to re-let the asset, we expect that we may be unable to make mortgage payments and may default under the loan agreement. Furthermore, if AT&T fails to renew, then one year prior to the expiration of the lease or upon notice by AT&T that they have elected not to renew, whichever is earlier, all rental payments, less certain expenses, will be “swept” and held by the lender pursuant to the loan agreement. Moreover, on January 1, 2017, the asset will go into hyper-amortization under the loan agreement.

Our Cleveland lease represents 6% of our total annualized revenue and the original term expires in September 2019. As of December 31, 2015, AT&T leased approximately 55% of the property, but is paying substantially all operating expenses for the full property. AT&T may not exercise its renewal option for all or any part of the asset. As of December 31, 2015, the principal amount of indebtedness on this asset is approximately $19 million. This asset is currently in hyper-amortization under the loan agreement. As of December 31, 2015, there was approximately $1.6 million of accrued interest due to hyper-amortization. Market conditions are likely to make this asset difficult to re-lease as office space. If AT&T does not renew, the potential difficulty of securing a new tenant, is likely to make the loan difficult to refinance.

If AT&T elects not to renew any one or more of these leases, and if we are unable to re-let the space as leases expire, or if we are required to make significant capital expenditures for such assets, our financial condition, cash flows and results of operations would be adversely affected.

We depend on tenants for our revenue, and accordingly, lease terminations, vacancies, tenant defaults and bankruptcies could adversely affect the income produced by our assets.

Our business and financial condition depends on the financial stability of our tenants. Certain economic conditions may adversely affect one or more of our tenants. For example, business failures and downsizings can affect the tenants of our office and industrial assets. As a result, our tenants may delay lease commencements, decline to extend or renew their leases upon expiration, fail to make rental payments, or declare bankruptcy. Individual tenants may lease more than one asset or space at more than one asset. As a result, the financial failure of one tenant could increase vacancy at more than one asset or cause more than one lease to become non-performing. Any of these actions could result in the termination of the tenants’ leases, the expiration of existing leases without renewal or the loss of rental income attributable to the terminated or expired leases, any of which could make our assets difficult to sell and could have a material adverse effect on our financial condition, cash flows and results of operations.

In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment and re-leasing our asset. Specifically, a bankruptcy filing by, or relating to, one of our tenants or a lease guarantor would bar efforts by us to collect pre-bankruptcy debts from that tenant or lease guarantor, or its asset, unless we receive an order permitting us to do so from the bankruptcy court. In addition, we cannot evict a tenant solely because of bankruptcy. The bankruptcy of a tenant or lease guarantor could delay our efforts to collect past-due balances under the relevant leases, and could ultimately preclude collection of these sums. If a lease is rejected by a tenant in bankruptcy, we would have only a general, unsecured claim for damages. An unsecured claim would only be paid to the extent that funds are available and only in the same percentage as is paid to all other holders of general, unsecured claims. Restrictions under the bankruptcy laws further limit the amount of any other claims that we can make if a lease is rejected. As a result, it is likely that we would recover substantially less than the full value of the remaining rent during the term.

Our portfolio includes assets that are special use, single-tenant and/or build-to-suit that may be difficult to lease, finance or sell.

Our portfolio includes assets that are special use, single-tenant and/or build-to-suit, which are relatively illiquid compared to other types of real estate assets. With these assets, if the current lease is terminated or not renewed, we may be required to make significant capital expenditures to reposition the asset or make rent concessions in order to lease the asset to another tenant, finance the asset or sell the asset.

Many of our properties are located in weak markets or submarkets, which may adversely affect our ability to rent such properties, increase rental rates and/or sell such properties.

Certain of our properties are located in weak markets or submarkets. These markets may be experiencing economic slowdowns, little or no job growth, and/or high numbers of vacancies. Additionally, demand for certain types of assets, such as office assets, may have shifted from suburban areas to city centers, or vice versa. The weakness of an asset’s market or submarket may adversely affect our ability to rent such properties, increase rental rates and/or sell such properties, which could have a material adverse effect on our financial condition, cash flows or results of operations.

Economic and market conditions could negatively impact our business, results of operations and financial condition.

Our business may be affected by market and economic challenges experienced by the U.S. or global economies or the real estate industry as a whole or by the local economic conditions in the markets in which our assets are located, including any dislocations in the credit markets. These conditions may materially affect our tenants, the value and performance of our assets and our ability to sell assets, as well as our ability to make principal and interest payments on, or refinance, any outstanding debt when due. Challenging economic conditions may also impact the ability of certain of our tenants to enter into new leasing transactions or satisfy rental payments under existing leases. Specifically, these conditions may have the following consequences:

•	the financial condition of our tenants may be adversely affected, which may result in us having to increase concessions, reduce rental rates or make capital improvements in order to maintain occupancy levels or to negotiate for reduced space needs, which may result in a decrease in our occupancy levels;

•	significant job loss may occur, which may decrease demand for space and result in lower occupancy levels, which will result in decreased revenues and which could diminish the value of assets, which depend, in part, upon the cash flow generated by our assets;

•	an increase in the number of bankruptcies or insolvency proceedings of our tenants and lease guarantors, which could delay our efforts to collect rent and any past due balances under the relevant leases and ultimately could preclude collection of these sums;

•	our ability to borrow on terms and conditions that we find acceptable may be limited;

•	the amount of capital that is available to finance assets could diminish, which, in turn, could lead to a decline in asset values generally, slow asset transaction activity, and reduce the loan to value ratio upon which lenders are willing to lend; and

•	the value of certain of our assets may decrease below the amounts we paid for them, which would limit our ability to dispose of assets at attractive prices or for potential buyers to obtain debt financing secured by these assets and could reduce our ability to finance our business.

Our ongoing business strategy involves the selling of assets; however, we may be unable to sell an asset at acceptable terms and conditions, if at all.

We intend to hold our assets until such time as we determine that a sale or other disposition appears to be advantageous to achieve our investment objectives or until it appears such objectives will not be met. As we look to sell these assets, general economic conditions, market conditions, and asset-specific issues may negatively affect the value of our assets and therefore reduce our return on the investment or prevent us from selling the asset on acceptable terms or at all. Some of our leases contain provisions giving the tenant a right to purchase the asset, such as a right of first offer or right of first refusal, which may lessen our ability to freely control the sale of the asset. Debt levels currently exceed the value of certain assets and debt levels on other assets may exceed the value of those assets in the future, making it more difficult for us to rent, refinance or sell the assets. In addition, real estate investments are relatively illiquid and often cannot be sold quickly, limiting our ability to sell our assets when we decide to do so, or in response to such changing economic or asset-specific issues. Further, economic conditions may prevent potential purchasers from obtaining financing on acceptable terms, if at all, thereby delaying or preventing our ability to sell our assets.

We may not successfully implement our disposition strategy, in which case you may have to hold your investment for an indefinite period.

We are under no obligation to complete our disposition strategy within a specified time period, and market conditions and other factors beyond our control could delay our ability to liquidate our portfolio. We may not be able to control the timing of the sale of our assets, and we cannot assure you that we will be able to sell our assets so as to return any portion of our stockholders’ invested capital or fully satisfy our debt obligations. Our ability to sell our assets may also be limited by our need to avoid a 100% penalty tax that is imposed on gain recognized by a REIT from the sale of assets characterized as dealer property, which may cause us to forego or defer sales of assets that otherwise would be in our best interests.

If we are not successful in implementing our disposition strategy in a timely manner, your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment into cash easily, if at all, and could suffer losses on your investment.

Our ability to distribute all or a portion of the net proceeds from the sale of our assets to our stockholders may be limited.

When we sell any of our assets, we may not realize a gain on such sale or the amount of our taxable gain could exceed the cash proceeds we receive from such sale. We may determine to not distribute any proceeds from the sale of assets to our stockholders; for example, we may instead use such proceeds to repay debt or make repairs, maintenance, tenant improvements or other capital improvements or expenditures to our other assets. Alternatively, we may elect to create working capital reserves, especially in light of the fact that we may not be able to reduce our operating overhead expenses to the same extent or on the same time frame as the reduction of operating revenues resulting from a sale of assets, which could materially adversely affect our operating margins.

Real estate is a competitive business.

We compete with numerous developers, owners and operators of commercial real estate assets in the leasing market, many of which own assets similar to, and in the same market areas as, our assets. In addition, some of these competitors may be willing to accept lower returns on their investments than we are, and many have greater resources than we have and may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Principal factors of competition include rents charged, attractiveness of location, the quality of the asset and breadth and quality of services provided. Our success depends upon, among other factors, trends affecting national and local economies, the financial condition and operating results of current and prospective tenants and customers, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation, job creation and population trends.

We also face competition from other real estate investment programs for buyers. We perceive there to be a smaller universe of potential buyers for many of the types of assets that comprise our portfolio in comparison to assets in more core real estate sectors, which may make it challenging for us to sell our assets.

Any difficulties in obtaining capital necessary to make tenant improvements, pay leasing commissions and make capital improvements at our assets could materially and adversely affect our financial condition and results of operations.

Ownership of real estate is a capital intensive business that requires significant capital expenditures to operate, maintain and renovate assets. Access to the capital that we need to lease, maintain and renovate existing assets is critical to the success of our business. We may not be able to fund tenant improvements, pay leasing commissions or fund capital improvements at our existing assets solely from cash provided from our operating activities. As a result, our ability to fund tenant improvements, pay leasing commissions or fund capital improvements through retained earnings may be restricted. Consequently, we may have to rely upon the availability of debt, net proceeds from the dispositions of our assets or equity capital to fund tenant improvements, pay leasing commissions or fund capital improvements. The inability to do so could impair our ability to compete effectively and harm our business.

There are inherent risks with investments in real estate, including the relative illiquidity of such investments.

Investments in real estate are subject to varying degrees of risk. For example, an investment in real estate cannot generally be quickly sold, and we cannot predict whether we will be able to sell any asset we desire to on the terms set by us or acceptable to us, or the length of time needed to find a willing purchaser and to close the sale of such asset. Moreover, the Code imposes restrictions on a REIT’s ability to dispose of assets that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our assets for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of assets that otherwise would be in our best interests. Therefore, we may not be able to vary our portfolio promptly in response to changing economic, financial and investment conditions and dispose of assets at opportune times or on favorable terms, which may adversely affect our cash flows and our ability to make distributions to stockholders.

Investments in real estate are also subject to adverse changes in general economic conditions. Among the factors that could impact our assets and the value of an investment in us are:

•	risks associated with the possibility that cost increases will outpace revenue increases and that in the event of an economic slowdown, the high proportion of fixed costs will make it difficult to reduce costs to the extent required to offset declining revenues;

•	changes in tax laws and property taxes, or an increase in the assessed valuation of an asset for real estate tax purposes;

•	adverse changes in the federal, state or local laws and regulations applicable to us, including those affecting zoning, fuel and energy consumption, water and environmental restrictions, and the related costs of compliance;

•	changing market demographics;

•	an inability to finance real estate assets on favorable terms, if at all;

•	the ongoing need for owner-funded capital improvements and expenditures to maintain or upgrade assets;

•	fluctuations in real estate values or potential impairments in the value of our assets;

•	natural disasters, such as earthquakes, floods or other insured or uninsured losses; and

•	changes in interest rates and availability, cost and terms of financing.

Our assets may be subject to impairment charges that may materially affect our financial results.

Economic and other conditions may adversely impact the valuation of our assets, resulting in impairment charges that could have a material adverse effect on our results of operations and earnings. On a regular basis, we evaluate our assets for impairments based on various triggers, including changes in the projected cash flows of such assets and market conditions. If we determine that an impairment has occurred, then we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations in the accounting period in which the adjustment is made. Furthermore, changes in estimated future cash flows due to a change in our plans, policies, or views of market and economic conditions could result in the recognition of additional impairment losses for already impaired assets, which, under the applicable accounting guidance, could be substantial.

Many real estate costs and certain operating costs are fixed, even if revenue from our assets decreases.

Many real estate costs, such as real estate taxes, insurance premiums, maintenance costs and certain operating costs generally are more fixed than variable and, as a result, are not reduced even when an asset is not fully occupied, rents decrease or other circumstances cause a reduction in revenues. If we are unable to offset these fixed costs with sufficient revenues across our portfolio, it could materially and adversely affect our results of operations and profitability. This risk is particularly acute at our net lease assets.

Operating and other expenses may increase in the future, which may cause our cash flow and our operating results to decrease.

Certain operating expenses and certain general and administrative expenses are not fixed and may increase in the future. Any increases would cause our cash flow and our operating results to decrease. If we are unable to offset these decreases with sufficient revenues across our portfolio, our financial condition, cash flows and results of operations may be materially adversely affected.

Our revenue from our retail assets will be impacted by the success and economic viability of our anchor retail tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space and adversely affect our financial condition, cash flows and results of operations.

In the retail sector, a tenant occupying all or a large portion of the gross leasable area of a retail center, commonly referred to as an anchor tenant, may become insolvent, may suffer a downturn in business or may decide not to renew its lease. Any of these events would result in a reduction or cessation in rental payments to us and would adversely affect our financial condition. A lease termination by an anchor tenant also could result in lease terminations or reductions in rent by other tenants whose leases may permit cancellation or rent reduction if another tenant’s lease is terminated. Similarly, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could reduce customer traffic in the retail center and thereby reduce the income generated by that retail center. A transfer of a lease to a new anchor tenant could also allow other tenants to make reduced rental payments or to terminate their leases in accordance with lease terms. If we are unable to re-lease the vacated space to a new anchor tenant, we may incur additional expenses in order to remodel the space to be able to re-lease the space to more than one tenant.

Public resistance to privatization of correctional facilities could negatively impact our tenants at such facilities, which could have an adverse impact on our business, financial condition or results of operations.

The management and operation of correctional facilities by private entities has not achieved complete acceptance by either government agencies or the public. Some governmental agencies have limitations on their ability to delegate their traditional management responsibilities for such facilities to private companies, and additional legislative changes or prohibitions could occur that further increase these limitations. In addition, the movement toward privatization of such facilities has encountered resistance from groups, such as labor unions, that believe that correctional facilities should only be operated by governmental agencies. In addition, negative publicity about poor conditions, an escape, riot or other disturbance at a privately-managed facility may result in adverse publicity to the private corrections industry. Any of these occurrences or continued trends may make it more difficult for the tenants of our correctional facilities to renew or maintain existing contracts or to obtain new contracts. Changes in governing political parties could also result in significant changes to previously established views of privatization. Increased public resistance to the privatization of correctional facilities could have a material adverse effect on our tenants who operate in this industry, which could adversely impact the value of our correctional facility assets and our results of operations.

The land underlying a portion of one of our assets is subject to a ground lease, which could limit our use of the asset, and a breach or termination of the ground lease could materially and adversely affect us.

We lease a portion of the land underlying one of our assets, Sherman Plaza, from a third party through a ground lease covering such land. As a lessee under a ground lease, we are exposed to the possibility of losing the right to use the portion of our asset covered by the ground lease upon termination, or an earlier breach by us, of the ground lease. The ground lease may also restrict our use of the asset, which may limit our flexibility in renting the asset and may impede our ability to sell the asset.

Uninsured and underinsured losses at our assets could materially and adversely affect our revenues and profitability.

We intend to maintain comprehensive insurance on each of our current assets, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by property owners. There are no assurances that coverage will be available at reasonable rates. Various types of catastrophic losses, like windstorms, earthquakes and floods, and losses from foreign terrorist activities may not be insurable or may not be economically insurable. Even when insurable, these policies may have high deductibles and/or high premiums. Lenders may require such insurance. Our failure to obtain such insurance could constitute a default under loan agreements, and/or our lenders may force us to obtain such insurance at unfavorable rates, which could materially and adversely affect our profitability and revenues.

In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in an asset, as well as the anticipated future revenue from the asset. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the asset. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate an asset after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property, which could materially and adversely affect our profitability.

In addition, insurance risks associated with potential terrorist acts could sharply increase the premiums we pay for coverage against property and casualty claims. With the enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2007, United States insurers cannot exclude conventional, chemical, biological, nuclear and radiation terrorism losses. These insurers must make terrorism insurance available under their property and casualty insurance policies; however, this legislation does not regulate the pricing of such insurance. In many cases, mortgage lenders have begun to insist that commercial property owners purchase coverage against terrorism as a condition of providing mortgage loans. Such insurance policies may not be available at a reasonable cost, which could inhibit our ability to finance or refinance our assets. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses, which could materially and adversely affect our revenues and profitability.

We could incur significant, material costs related to government regulation and litigation with respect to environmental matters, which could materially and adversely affect our revenues and profitability.

Our assets are subject to various U.S. federal, state and local environmental laws that impose liability for contamination. Under these laws, governmental entities have the authority to require us, as the current owner of an asset, to perform or pay for the clean-up of contamination (including hazardous substances, asbestos and asbestos-containing materials, waste or petroleum products) at, on, under or emanating from the asset and to pay for natural resource damages arising from such contamination. Such laws often impose liability without regard to whether the owner or operator or other responsible party knew of, or caused such contamination, and the liability may be joint and several. Because these laws also impose liability on persons who owned an asset at the time it became contaminated, it is possible we could incur cleanup costs or other environmental liabilities even after we sell assets. Contamination at, on, under or emanating from our assets also may expose us to liability to private parties for costs of remediation and/or personal injury or property damage. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. If contamination is discovered on our assets, environmental laws also may impose restrictions on the manner in which the assets may be used or businesses may be operated, and these restrictions may require substantial expenditures. Moreover, environmental contamination can affect the value of an asset and, therefore, an owner’s ability to borrow funds using the asset as collateral or to sell the asset on favorable terms or at all. Furthermore, persons who sent waste to a waste disposal facility, such as a landfill or an incinerator, may be liable for costs associated with cleanup of that facility.

In addition, our assets are subject to various federal, state, and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and wastewater discharges, lead-based paint, mold and mildew, and waste management. Some of our assets may handle and use hazardous or regulated substances and wastes as part of their operations, which substances and wastes are subject to regulation. Our assets incur costs to comply with these environmental, health and safety laws and regulations and could be subject to fines and penalties for non-compliance with applicable requirements.

Environmental laws in the U.S. also require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, if that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. Some of our assets may contain asbestos-containing building materials.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our assets could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected asset or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability to third parties if property damage or personal injury occurs.

Liabilities and costs associated with environmental contamination at, on, under or emanating from our assets, defending against claims related to alleged or actual environmental issues, or complying with environmental, health and safety laws could be material and could materially and adversely affect us. We can make no assurances that changes in current laws or regulations or future laws or regulations will not impose additional or new material environmental liabilities or that the current environmental condition of our assets will not be affected by our operations, the condition of the assets in the vicinity of our assets, or by third parties unrelated to us. The discovery of material environmental liabilities at our assets could subject us to unanticipated significant costs, which could significantly reduce or eliminate our profitability and the cash available for distribution to our stockholders.

Compliance or failure to comply with the Americans with Disabilities Act and other safety regulations and requirements could result in substantial costs.

Under the Americans with Disabilities Act of 1990 and the Accessibility Guidelines promulgated thereunder, which we refer to collectively as the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages.

Our assets are also subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements would require significant unanticipated expenditures that would affect our cash flow and results of operations. If we incur substantial costs to comply with the ADA or other safety regulations and requirements, it could materially and adversely affect our revenues and profitability.

Adverse judgments or settlements resulting from legal proceedings in which we may be involved in the normal course of our business could reduce our profits or limit our ability to operate our business.

In the normal course of our business, we are involved in various legal proceedings. The outcome of these proceedings cannot be predicted. If any of these proceedings were to be determined adversely to us or a settlement involving a payment of a material sum of money were to occur, it could materially and adversely affect our profits or ability to operate our business. Additionally, we could become the subject of future claims by third parties, including current or former tenants, our employees, our investors or regulators. Any significant adverse judgments or settlements would reduce our profits and could limit our ability to operate our business. Further, we may incur costs related to claims for which we have appropriate third-party indemnity, but such third parties fail to fulfill their contractual obligations.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

In connection with operating as a public reporting company, we will be required to provide reliable financial statements and reports to our stockholders. To monitor the accuracy and reliability of our financial reporting, we will establish an internal audit function, some or all of which may be outsourced, that will oversee our internal controls. We can provide no assurances that our initial accounting policy framework and accounting procedures manual will be adequate to provide reasonable assurance to our stockholders regarding the reliability of our financial reporting and the preparation of our financial statements. In addition, we are developing and documenting current policies and procedures with respect to company-wide business processes and cycles in order to implement effective internal control over financial reporting. We will establish controls and procedures designed to ensure that revenues and expenses are properly recorded at our assets. While we intend to undertake substantial work to comply with Section 404 of the Sarbanes-Oxley Act, we cannot be certain that we will be successful in implementing or maintaining effective internal control over our financial reporting and may determine in the future that our existing internal controls need improvement. If we fail to implement and comply with proper overall controls, we could be materially harmed or we could fail to meet our reporting obligations. In addition, the existence of a material weakness or significant deficiency could result in errors in our financial statements that could require a restatement, cause us to fail to meet our reporting obligations, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits and cause investors to lose confidence in our reported financial information, which could lead to a substantial decline in the value of our common stock.

As an “emerging growth company,” we are permitted to rely on exemptions from certain reporting and disclosure requirements, which may make our future public filings different than that of other public reporting companies.

We are an “emerging growth company” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting and disclosure requirements that are applicable to public reporting companies that are not emerging growth companies. We will remain an emerging growth company for up to five years, or until the earliest of: (1) the last date of the fiscal year during which we had total annual gross revenues of $1 billion or more; (2) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or (3) the date on which we are deemed to be a “large accelerated filer” as defined under Rule 12b-2 under the Exchange Act. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	submit certain executive compensation matters to stockholder advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; or

•	disclose certain executive compensation related items.

If we choose to take advantage of any or all of these exemptions, the information that we provide you in our future public filings may be different than that of other public reporting companies. The exact implications of the JOBS Act for us are still subject to interpretations and guidance by the Securities and Exchange Commission (the “SEC”) and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We continue to evaluate and monitor developments with respect to these new rules and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public reporting and private companies. This means that an emerging growth company can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. We intend to take advantage of the extended transition period.

We are increasingly dependent on information technology, and potential cyber-attacks, security problems, or other disruption present risks.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include an intruder gaining unauthorized access to systems to disrupt operations, corrupt data or steal confidential information. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Our three primary risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to our relationships with our tenants and private data exposure. Our financial results and reputation may be negatively impacted by such an incident.

Risks Related to Debt Financing

If we are unable to repay or refinance our existing debt as it comes due, we may need to sell the underlying asset sooner than anticipated or the lender may foreclose, in which case our financial condition, cash flows and results of operations could be materially adversely affected.

Mortgages with a current aggregate principal amount outstanding of approximately $89 million underlying three of our assets will mature in 2016 and mortgages with a current aggregate principal amount outstanding of approximately $30 million underlying two of our assets will mature in 2017. Adverse economic conditions could cause the terms on which we borrow or refinance to be unfavorable. With respect to the debt that matures in 2016, we may not have sufficient funds on hand to repay this debt at maturity, and we may not be able to refinance the debt on acceptable terms, or at all. Additionally, although the mortgages on certain of our properties do not mature in the near term, due to the near-term expiration of tenant leases at these properties, we may be unable to make mortgage payments and may default under the applicable loan agreement. This may force us to dispose of those assets on disadvantageous terms, or the lender under such mortgages may foreclose, resulting in losses materially adversely affecting our cash flow, results of operations and financial condition.

Our special purpose property-owning subsidiaries may default under non-recourse mortgage loans.

Many of our assets are or will be held in special-purpose property-owning subsidiaries. In the future, such special purpose property-owning subsidiaries may default and/or send notices of imminent default on non- recourse mortgage loans where the relevant asset is or will be suffering from cash shortfalls on operating expenses, leasing costs and/or debt service obligations. If tenants at certain of our properties, such as AT&T— Hoffman Estates or AT&T—St. Louis, fail to renew their leases and we are unable to find new tenants, we may be unable to make mortgage payments and may default under the loan agreement. Additionally, in connection with our separation from InvenTrust, certain lenders under such non-recourse mortgage loans may allege that a default has been deemed to occur under such loans.

Any default by our special purpose property-owning subsidiaries under non-recourse mortgage loans would give the special servicers the right to accelerate the payment on the loans and the right to foreclose on the asset underlying such loans. There are several potential outcomes on the default of a non-recourse mortgage loan, including foreclosure, a deed-in-lieu of foreclosure, a cooperative short sale, or a negotiated modification to the terms of the loan. There is no assurance that we will be able to achieve a favorable outcome on a cooperative or timely basis on any defaulted mortgage loan.

MB REIT is subject to obligations under certain “non-recourse carve out” indemnity agreements and guarantees that may be deemed to be triggered in the future.

Nine of our assets, all of which were owned directly or indirectly by MB REIT prior to the consummation of the Reorganization Transactions, are encumbered by traditional non-recourse debt obligations. In connection with these loans, MB REIT entered into indemnity agreements and “non-recourse carve out” guarantees, which provide for these otherwise non-recourse loans to become partially or fully recourse against MB REIT if certain triggering events occur. Although these events differ from loan to loan, some of the common events include:

•	The special purpose property-owning subsidiary’s or MB REIT’s filing of a voluntary petition for bankruptcy or commencing similar insolvency proceedings;

•	Subject to certain conditions, the special purpose property-owning subsidiary’s failure to obtain the lender’s written consent prior to any subordinate financing or other voluntary lien encumbering the associated asset; and

•	Subject to certain conditions, the special purpose property-owning subsidiary’s failure to obtain the lender’s written consent prior to a transfer or conveyance of the associated asset.

In addition, other items that are customarily recourse to a non-recourse carve out guarantor include, but are not limited to, the payment of real property taxes, the breach of representations related to environmental issues or hazardous substances, physical waste of the property, liens which are senior to the mortgage loan and outstanding security deposits.

In the event that any of these triggering events occur and such loans become partially or fully recourse against MB REIT, our business, financial condition, results of operations, and the value of our common stock would be materially adversely affected, and we may be forced to sell other assets and/or our insolvency could result. Additionally, in connection with our separation from InvenTrust, certain lenders under such non-recourse mortgage loans may allege that a default has been deemed to occur under such loans and may seek to recover from Highlands and/or its subsidiaries the full extent of their losses with respect to such loans. Any such allegations may create a distraction for our management, result in significant liability, or subject us to litigation that could be costly or otherwise materially adversely affect us.

Our failure to comply with all covenants in our existing or future debt agreements could materially and adversely affect us.

The mortgages on our existing assets, and any future mortgages likely will, contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable asset or to discontinue insurance coverage. In addition, such loans contain negative covenants that, among other things, preclude certain changes of control, inhibit our ability to incur additional indebtedness or, under certain circumstances, restrict cash flow necessary to make distributions to our stockholders. Any credit facility or secured loans that we may enter into likely will contain customary financial covenants, restrictions, requirements and other limitations with which we must comply. Our continued ability to borrow under any credit facility that we may obtain will be subject to compliance with our financial and other covenants, including covenants relating to debt service coverage ratios, leverage ratios, and liquidity and net worth requirements, and our ability to meet these covenants will be adversely affected if our financial condition and cash flows are materially adversely affected or if general economic conditions deteriorate. In addition, our failure to comply with these covenants, as well as our inability to make required payments, could cause a default under the applicable agreement, which could result in the acceleration of the debt and require us to repay such debt with capital obtained from other sources, which may not be available to us or may be available only on unattractive terms. Furthermore, if we default on secured debt, lenders can take possession of the asset or assets securing such debt. In addition, agreements may contain specific cross-default provisions with respect to specified other indebtedness, giving the lenders the right to declare a default on its debt and to enforce remedies, including acceleration of the maturity of such debt upon the occurrence of a default under such other indebtedness. If we default on any of our agreements, it could have a material adverse effect on our financial condition, cash flows or results of operations.

In addition, in connection with our agreements we have entered, and in the future may enter, into lockbox and cash management agreements pursuant to which substantially all of the income generated by our assets will be deposited directly into lockbox accounts and then swept into cash management accounts for the benefit of our lenders and from which cash will be distributed to us only after funding of certain items, which may include payment of principal and interest on our debt, insurance and tax reserves or escrows and other expenses. Currently, AT&T—Hoffman Estates, AT&T—Cleveland, Dulles Executive Plaza and the Shops at Sherman Plaza are subject to such an arrangement. As a result, we may be forced to borrow additional funds in order to make distributions to our stockholders necessary to allow us to qualify as a REIT.

Volatility in the financial markets and challenging economic conditions could adversely affect our ability to secure debt financing on attractive terms and our ability to service any future indebtedness that we may incur.

The domestic and international commercial real estate debt markets could become very volatile as a result of, among other things, the tightening of underwriting standards by lenders and credit rating agencies. This could result in less availability of credit and increasing costs for what is available. If the overall cost of borrowing increases, either by increases in the index rates or by increases in lender spreads, the increased costs may result in lower overall economic returns and potentially reducing future cash flow available for distribution. If these disruptions in the debt markets were to persist, our ability to borrow funds to finance activities related to real estate assets could be negatively impacted. In addition, we may find it difficult, costly or impossible to refinance indebtedness that is maturing.

Further, economic conditions could negatively impact commercial real estate fundamentals and result in declining values in our real estate portfolio and in the collateral securing any loan investments we may make, which could have various negative impacts. Specifically, the value of collateral securing any loan we hold could decrease below the outstanding principal amounts of such loans.

Borrowings may reduce the funds available for distribution and increase the risk of loss since defaults may cause us to lose the assets securing the loans.

In some instances, InvenTrust acquired assets by assuming existing financing or borrowing new monies. We may borrow money for other purposes to, among other things, satisfy the requirement that we distribute at least 90% of our “REIT annual taxable income,” subject to certain adjustments, or as is otherwise necessary or advisable to assure that we qualify as a REIT for federal income tax purposes. Over the long term, however, payments required on any amounts we borrow reduce the funds available for, among other things, capital expenditures for existing assets or distributions to our stockholders because cash otherwise available for these purposes is used to pay principal and interest on this debt.

If there is a shortfall between the cash flow from an asset and the cash flow needed to service mortgage debt on an asset, then the amount of cash flow from operations available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by an asset may result in lenders initiating foreclosure actions. In such a case, we could lose the asset securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure is treated as a sale of the asset or assets for a purchase price equal to the outstanding balance of the debt secured by the asset or assets. If the outstanding balance of the debt exceeds our tax basis in the asset or assets, we would recognize taxable gain on the foreclosure action and we would not receive any cash proceeds. We also may fully or partially guarantee any funds that subsidiaries borrow to operate assets. In these cases, we will likely be responsible to the lender for repaying the loans if the subsidiary is unable to do so. If any mortgage contains cross-collateralization or cross-default provisions, more than one asset may be affected by a default.

If we are unable to borrow at favorable rates, we may not be able to refinance existing loans at maturity.

If we are unable to borrow money at favorable rates, or at all, we may be unable to refinance existing loans at maturity. Further, we may enter into loan agreements or other credit arrangements that require us to pay interest on amounts we borrow at variable or “adjustable” rates. Increases in interest rates will increase our interest costs. If interest rates are higher when we refinance our loans, our expenses will increase, thereby reducing our cash flow. Further, during periods of rising interest rates, we may be forced to sell one or more of our assets earlier than anticipated in order to repay existing loans, which may not permit us to maximize the return on the particular assets being sold.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We have obtained, and may continue to enter into mortgage indebtedness that does not require us to pay principal for all or a portion of the life of the debt instrument. During the period when no principal payments are required, the amount of each scheduled payment is less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan is not reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal required during this period. After the interest-only period, we may be required either to make scheduled payments of principal and interest or to make a lump-sum or “balloon” payment at or prior to maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan if we do not have funds available or are unable to refinance the obligation.

Covenants applicable to current or future debt could restrict our ability to make distributions to our stockholders and, as a result, we may be unable to make distributions necessary to qualify as a REIT, which could materially and adversely affect us and the value of our common stock.

We intend to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under the Code. If, as a result of covenants applicable to our current or future debt, we are restricted from making distributions to our stockholders, we may be unable to make distributions necessary for us to avoid U.S. federal corporate income and excise taxes and maintain our qualification as a REIT, which could materially and adversely affect us.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.

We have borrowed money, which bears interest at variable rates, and therefore are exposed to increases in costs in a rising interest rate environment. Increases in interest rates would increase our interest expense on any variable rate debt, as well as any debt that must be refinanced at higher interest rates at the time of maturity. Our future earnings and cash flows could be adversely affected due to the increased requirement to service our debt and could reduce the amount we are able to distribute to our stockholders.

Our organizational documents have no limitation on the amount of indebtedness we may incur. As a result, we may become highly leveraged in the future, which could materially and adversely affect us.

Our organizational documents contain no limitations on the amount of debt that we may incur, and our board of directors may change our financing policy at any time without stockholder notice or approval. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

•	our cash flows from operations may be insufficient to make required payments of principal and interest;

•	our debt and resulting maturities may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for distribution to our stockholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

•	the terms of any refinancing may not be in the same amount or on terms as favorable as the terms of the existing debt being refinanced, or we may not be able to refinance our debt at all;

•	we may be obligated to repay the debt pursuant to guarantee obligations; and

•	the use of leverage could adversely affect our ability to raise capital from other sources or to make distributions to our stockholders and could adversely affect the value of our common stock.

If we violate covenants in future agreements relating to indebtedness that we may incur, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. In addition, indebtedness agreements may require that we meet certain covenant tests in order to make distributions to our stockholders.

Risks Related to Our Relationship with InvenTrust and the Separation

Our historical financial results as a subsidiary of InvenTrust may not be representative of our results as a separate, stand-alone public reporting company.

The historical financial information we have included in this Information Statement has been derived from InvenTrust’s consolidated financial statements and does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone reporting public company during the periods presented. InvenTrust did not historically account for Highlands, and we were not operated as a separate, stand-alone company for the historical periods presented. The historical costs and expenses reflected in our combined financial statements include an allocation for certain corporate and shared functions historically provided to us by InvenTrust. These allocation methods varied by function, but were generally based on historical costs of assets. The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future. Our pro forma adjustments reflect changes that may occur in our funding and operations as a result of the separation. However, there can be no assurances that these adjustments will reflect our costs as a stand-alone public reporting company. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Financial and Operating Data,” “Unaudited Pro Forma Combined Consolidated Financial Statements” and the notes to those statements included elsewhere in this Information Statement.

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from InvenTrust, and we may no longer enjoy certain benefits from InvenTrust.

By separating from InvenTrust, we will be more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of InvenTrust. Following our separation from InvenTrust, we will be a significantly smaller company than InvenTrust, and we will not have access to the financial and other resources of InvenTrust or to resources comparable to those of InvenTrust. As a separate, stand-alone company, we will likely be unable to obtain debt or goods, technology and services at prices and on terms as favorable as those available to us prior to the separation, which could materially and adversely affect our business, financial condition, cash flows and results of operations. Additionally, we may not be able to achieve the strategic benefits that we anticipate will result from our separation from InvenTrust or such benefits may be delayed or may not occur at all.

Our ability to operate our business effectively may suffer if we do not, quickly and cost-effectively, establish our own financial, administrative and other support functions in order to operate as a stand-alone company or our own internal controls and procedures, and we cannot assure you that the transitional services InvenTrust has agreed to provide us will be sufficient for our needs.

Historically, we have relied on financial, administrative and other resources of InvenTrust to operate our business. In conjunction with our separation from InvenTrust, we will need to create our own financial, administrative and other support systems or contract with third parties to replace InvenTrust’s systems. We expect the cost of creating this infrastructure to be approximately $             million, including approximately $             million in capital expenditures. We have entered into an agreement with InvenTrust under which InvenTrust will provide certain transitional services to us. See “Certain Relationships and Related Transactions” for a description of these services. These services may not be sufficient to meet our needs, and, after our agreement with InvenTrust expires, we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have. Any failure or significant downtime in our own financial or administrative systems or in InvenTrust’s financial or administrative systems during the transitional period could impact our results and/or prevent us from paying our employees, or performing other administrative services on a timely basis and could materially and adversely affect us.

Additionally, upon completion of the separation, we will be required to develop and implement our own control systems and procedures to assist us in qualifying and maintaining our qualification as a public reporting REIT and satisfying our periodic and current reporting requirements under applicable SEC regulations. As a result, substantial work on our part will be required to implement and execute appropriate reporting and compliance processes and assess their design, remediate any deficiencies identified and test the operation of such processes.

We may have potential business conflicts of interest with InvenTrust with respect to our past and ongoing relationships.

Conflicts of interest may arise between InvenTrust and us in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from InvenTrust;

•	intellectual property matters; and

•	employee recruiting and retention.

We may not be able to resolve any potential conflicts, and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated third party.

Our agreements with InvenTrust may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

The agreements related to our separation from InvenTrust, which consist of the Separation and Distribution Agreement, the Transition Services Agreement and the Employee Matters Agreement, were negotiated in the context of our separation from InvenTrust while we were still part of InvenTrust and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements we negotiated in the context of our separation related to, among other things, allocations of assets, liabilities, rights, indemnifications and other obligations among InvenTrust and us. See “Certain Relationships and Related Transactions.”

The distribution of shares of our common stock will not qualify for tax-deferred treatment and may be taxable to you as a dividend.

The distribution of shares of our common stock will not qualify for tax-deferred treatment, and an amount equal to the fair market value of the shares received by you on the distribution date will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of InvenTrust. Although the distribution will be taxable to InvenTrust and InvenTrust stockholders, InvenTrust does not anticipate recognizing taxable gain as a result of the distribution. As a result, InvenTrust anticipates that the distribution will not increase its earnings and profits for the year in which the distribution occurs, which is anticipated to be 2016. Thus, if you own your InvenTrust common stock for the entire year in which the distribution occurs, InvenTrust anticipates that the distribution will not increase the amount of dividend income you will recognize for that year compared to the amount of dividend income you would have recognized if the distribution had not occurred. The amount in excess of earnings and profits will be treated as a non-taxable return of capital to the extent of your tax basis in shares of InvenTrust common stock and any remaining excess will be treated as capital gain. Your tax basis in shares of InvenTrust common stock held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our shares distributed by InvenTrust in the distribution exceeds InvenTrust’s current and accumulated earnings and profits. Your holding period for such

InvenTrust shares will not be affected by the distribution. Your holding period for your shares of our common stock will begin the day following the distribution of our common stock, and your basis in our common stock will equal the fair market value of the shares received by you on the distribution date. InvenTrust will not be able to advise stockholders of the amount of earnings and profits of InvenTrust until after the end of the 2016 calendar year. InvenTrust or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. stockholders, and any such withholding could be satisfied by InvenTrust or such agent by withholding and selling a portion of our shares otherwise distributable to non-U.S. stockholders or by withholding on other distributions made to non-U.S. stockholders. For a more detailed discussion, see “Our Separation from InvenTrust—Certain Material U.S. Federal Income Tax Consequences of the Separation” and “Material U.S. Federal Income Tax Consequences.”

Although InvenTrust will be ascribing a value to our shares in the distribution for tax purposes, and will report that value to stockholders and the Internal Revenue Service, or the IRS, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to our shares. Such a higher valuation may cause a larger reduction in the tax basis of your InvenTrust shares or may cause you to recognize additional dividend or capital gain income. You should consult your own tax advisor as to the particular tax consequences of the distribution to you.

InvenTrust’s board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the separation and distribution and the related transactions at any time prior to the distribution date. In addition, the separation and distribution and related transactions are subject to the satisfaction or waiver by InvenTrust’s board of directors in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met.

The InvenTrust board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the separation and distribution and the related transactions at any time prior to the distribution date. This means that InvenTrust may cancel or delay the planned separation and distribution if at any time the board of directors of InvenTrust determines that it is not in the best interests of InvenTrust and its stockholders. If InvenTrust’s board of directors makes a decision to cancel the separation and distribution, stockholders of InvenTrust will not receive any distribution of our common stock and InvenTrust will be under no obligation whatsoever to its stockholders to distribute such common shares. In addition, the separation and distribution and related transactions are subject to the satisfaction or waiver by InvenTrust’s board of directors in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT beginning with our short taxable year commencing immediately prior to the separation and ending on December 31, 2016. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with our separation from InvenTrust, we expect to receive an opinion from Hunton & Williams LLP that, beginning with our short taxable year commencing immediately prior to the separation and ending on December 31, 2016, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our short taxable year ending December 31, 2016 and subsequent taxable years. You should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us, InvenTrust, Xenia and certain private REITs in which InvenTrust owns an interest (the “Private REITs”) as to factual matters, including representations regarding the nature of our, InvenTrust’s, Xenia’s and the Private REITs’ assets and the conduct of our, InvenTrust’s, Xenia’s and the Private REITs’ business, is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

•	we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. See “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences relating to us and our common stock.

If either InvenTrust or MB REIT failed to qualify as a REIT, we would be prevented from electing to qualify as a REIT.

We believe that prior to the separation, we will be a “qualified REIT subsidiary” of InvenTrust. Under applicable Treasury regulations, if either (i) InvenTrust failed, or fails, to qualify as a REIT in its 2012 through 2016 taxable years or (ii) MB REIT failed to qualify as a REIT for its 2012 taxable year through its taxable year that ended on December 15, 2015 (when MB REIT became a “qualified REIT subsidiary” of InvenTrust), unless such failure was subject to relief under U.S. federal income tax laws, we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which InvenTrust or MB REIT failed to qualify.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, any taxable REIT subsidiary (“TRS”) that we may form will be subject to regular corporate federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.

Failure to make required distributions would subject us to federal corporate income tax.

We intend to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under the Code.

REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds or sell assets during unfavorable market conditions.

To satisfy the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets sooner than anticipated, even if the then-prevailing market conditions are not favorable for these borrowings or sales. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. In addition, we may recognize significant cancellation of indebtedness income or gain from the workout of our debt or the disposition of our assets in foreclosure or deed-in-lieu transactions, which will result in the receipt of taxable income in excess of the cash received, if any, from those transactions. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our qualification as a REIT.

The prohibited transactions tax may limit our ability to dispose of our assets, and we could incur a material tax liability if the IRS successfully asserts that the 100% prohibited transaction tax applies to some of or all our past or future dispositions.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of asset, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We may be subject to the prohibited transactions tax equal to 100% of net gain upon a disposition of an asset. As part of our plan to liquidate our portfolio, we intend to make dispositions of our assets in the future. Although a safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction is available, some or all of our future dispositions may not qualify for that safe harbor. We intend to avoid disposing of property that may be characterized as held primarily for sale to customers in the ordinary course of business. To avoid the prohibited transaction tax, we may choose not to engage in certain sales of our assets or may conduct such sales through a TRS, which would be subject to federal, state and local income taxation. Moreover, no assurance can be provided that the IRS will not assert that some or all of our future dispositions are subject to the 100% prohibited transactions tax. If the IRS successfully imposes the 100% prohibited transactions tax on some or all of our dispositions, the resulting tax liability could be material.

The stock ownership limit imposed by the Code for REITs and our charter may restrict our business combination opportunities and you may be restricted from acquiring or transferring certain amounts of our common stock.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limit in our charter may restrict our business combination opportunities and restrict your ability to acquire or transfer certain amounts of our common stock.

In order to qualify as a REIT for each taxable year after 2016, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year for each taxable year after 2016. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock. However, these ownership limits might delay or prevent a transaction or a change in our control or other business combination opportunities.

Our charter authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors (prospectively or retroactively), our charter prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in our failing to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders that are taxed at individual rates is 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates on qualified dividend income. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends treated as qualified dividend income, which could adversely affect the value of the shares of REITs, including our common stock.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. Under current law, any income that we generate from derivatives or other transactions intended to hedge our interest rate risk with respect to borrowings made, or to be made, to acquire or carry real estate assets generally will not constitute gross income for purposes of the 75% and 95% income requirements applicable to REITs. In addition, any income from certain other qualified hedging transactions would generally not constitute gross income for purposes of both the 75% and 95% income tests. However, we may be required to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to attempt to, or continue to qualify as a REIT. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

We may be subject to adverse legislative or regulatory tax changes that could reduce the value of our common stock.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation, or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Risks Related to Ownership of Our Common Stock and Our Corporate Structure

Since our shares will not be traded on any securities exchange after our separation from InvenTrust, there is no established public market for our shares and you may not be able to sell your shares.

We do not intend to list our shares of common stock on any securities exchange or other market, and so there will be no established public trading market for our shares subsequent to our separation from InvenTrust, nor is there any assurance that one may develop. Our charter also prohibits the ownership of more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class or series of our capital stock by any person unless exempted prospectively or retrospectively by our board. This may inhibit investors from purchasing a large portion of our shares. Our charter also does not require our directors to seek stockholder approval to liquidate our assets by a specified date, nor does our charter require our directors to list our shares for trading on a securities exchange or other market by a specified date or provide any other type of liquidity to our stockholders. Additionally, we do not intend to adopt a stock redemption plan subsequent to our separation from InvenTrust. Therefore, it will be difficult for you to sell your shares promptly or at all, including in the event of an emergency, and if you are able to sell your shares, you may have to sell them at a substantial discount from the estimated value per share.

Our cash available for distribution to stockholders may not be sufficient to pay distributions at expected or required levels, and we may need external sources in order to make such distributions, or we may not be able to make such distributions at all.

We generally intend over time to make annual distributions in an amount at least equal to the amount that will allow us to qualify as a REIT and to avoid current entity level U.S. federal income taxes, however, we may not have sufficient cash from operations to make a distribution required to qualify for or maintain our qualification as a REIT. All distributions will be made at the discretion of our board of directors and will depend on our historical and projected results of operations, liquidity and financial condition, REIT qualification, debt service requirements, capital expenditures and operating expenses, prohibitions and other restrictions under financing arrangements and applicable law and other factors as our board of directors may deem relevant from time to time. No assurance can be given that our projections will prove accurate or that any level of distributions will be made or sustained or achieve a market yield.

We may pay distributions from sources other than cash flow from operations or funds from operations, including funding such distributions from external financing sources, which may be available only at commercially unattractive terms, if at all. To the extent that the aggregate amount of cash distributed in any given year exceeds the amount of our current and accumulated earnings and profits for the same period, the excess amount will be deemed a return of capital for federal income tax purposes, rather than a return on capital. Furthermore, in the event that we are unable to fund future distributions from our cash flows from operating activities, the value of your shares, the sale of our assets or any other liquidity event may be materially adversely affected.

At any time that we are not generating cash flow from operations sufficient to cover the current distribution rate, we may determine to pay lower distributions, or to fund all or a portion of our future distributions from other sources. If we utilize borrowings for the purpose of funding all or a portion of our distributions, we will incur additional interest expense. We have not established any limit on the extent to which we may use alternate sources of cash for distributions, except that, in accordance with the law of the State of Maryland and our organizational documents, generally, we may not make distributions that would: (i) cause us to be unable to pay our debts as they become due in the usual course of business, (ii) cause our total assets to be less than the sum of our total liabilities, or (iii) jeopardize our ability to maintain our qualification as a REIT for so long as the board of directors determines that it is in our best interests to continue to qualify as a REIT. Distributions that exceed cash flow from operations may not be sustainable at current levels, or at all.

Future issuances of debt securities, which would rank senior to our common stock upon our liquidation, and future issuances of equity securities, which would dilute the holdings of our existing common stockholders and may be senior to our common stock for the purposes of making distributions, periodically or upon liquidation, may negatively affect the value of our common stock.

In the future, we may issue debt or equity securities or incur other borrowings. Upon our liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before common stockholders. If we incur debt in the future, our future interest costs could increase, and adversely affect our liquidity and results of operations. We are not required to offer any additional equity securities to existing common stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, will dilute the holdings of our existing common stockholders and such issuances, or the perception of such issuances, may reduce the value of our common stock. Our preferred stock, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders. Because our decision to issue debt or equity securities or incur other borrowings in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, common stockholders bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings will negatively affect the value of our common stock.

Your percentage ownership in us may be diluted in the future.

Your percentage ownership in us may be diluted in the future because of new equity issuances, capital market transactions or otherwise, including, without limitation, equity awards that may be granted to our directors, officers and employees.

Increases in market interest rates may reduce demand for our common stock and result in a decline in the value of our common stock.

The value of our common stock may be influenced by the distribution yield on our common stock (i.e., the amount of our annual distributions as a percentage of the fair market value of our common stock) relative to market interest rates. An increase in market interest rates, which are currently low compared to historical levels, may lead prospective purchasers of our common stock to expect a higher distribution yield, which we may not be able, or may choose not, to provide. Higher interest rates would also likely increase our borrowing costs and decrease our operating results and cash available for distribution. Thus, higher market interest rates could cause the value of our common stock to decline.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Under Maryland law generally, a director is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, directors are presumed to have acted in accordance with this standard of conduct. In addition, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service to us in that capacity. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law (“MGCL”), may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in our control under circumstances that otherwise could provide the holders of our common stock with the opportunity to benefit from a sale of our common stock, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting stock at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose fair price and/or supermajority stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as voting shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding control shares) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by Maryland law, we have elected, by resolution of our board of directors, to opt out of the business combination provisions of the MGCL, provided that such business combination has been approved by our board of directors (including a majority of directors who are not affiliated with the interested stockholder), and, pursuant to a provision in our bylaws, to exempt any acquisition of our stock from the control share provisions of the MGCL. However, our board of directors may by resolution elect to repeal the exemption from the business combination provisions of the MGCL and may by amendment to our bylaws opt into the control share provisions of the MGCL at any time in the future.

If we have a class of equity securities registered under the Exchange Act and at least three independent directors, certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to adopt certain mechanisms, some of which (for example, a classified board) we do not have. These provisions may have the effect of limiting or precluding a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in our control under circumstances that otherwise could provide the holders of our common stock with the opportunity to benefit from a sale of our common stock. Our charter contains a provision whereby we will elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of Maryland Law and Our Charter and Bylaws.”

If our board of directors were to elect to be subject to the provision of Subtitle 8 providing for a classified board or the business combination provisions of the MGCL or if the provisions of our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have anti-takeover effects.

All of our assets will be owned by subsidiaries. We depend on dividends and distributions from these subsidiaries. The creditors of these subsidiaries are entitled to amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or other distributions to us.

All of our assets and assets are held through wholly owned subsidiaries. We depend on cash distributions from our subsidiaries for substantially all of our cash flow. The creditors of each of our subsidiaries are entitled to payment of that subsidiary’s obligations to them when due and payable before that subsidiary may make distributions or dividends to us. Thus, our ability to pay dividends, if any, to our stockholders depends on our subsidiaries’ ability to first satisfy their obligations to their creditors and our ability to satisfy our obligations, if any, to our creditors.

In addition, our participation in any distribution of the assets of any of our subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary, is only after the claims of the creditors, including trade creditors and preferred stockholders, if any, of the applicable direct or indirect subsidiaries are satisfied.

Our charter places limits on the amount of common stock that any person may own.

In order for us to qualify as a REIT under the Code, no more than 50% of the outstanding shares of our common stock may be beneficially owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year (other than the first taxable year for which an election to be a REIT has been made). Unless exempted by our board of directors, prospectively or retroactively, our charter prohibits any person or group from owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. These provisions may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction such as a merger, tender offer or sale of all or substantially all of our assets that might involve a premium price for holders of our common stock.

If anyone transfers shares in a way that would violate the ownership limit, or prevent us from qualifying as a REIT under the U.S. federal income tax laws, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either purchased by us or sold to a person whose ownership of the shares will not violate the ownership limit. If this transfer to a trust fails to prevent such a violation or our continued qualification as a REIT, then the initial intended transfer shall be null and void from the outset. The intended transferee of those shares will be deemed never to have owned the shares. Anyone who acquires shares in violation of the ownership limit or the other restrictions on transfer in our charter bears the risk of suffering a financial loss when the shares are sold if the value of our shares falls between the date of purchase and the date of redemption or sale.

Our charter permits our board of directors to issue preferred stock on terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.

Our board may classify or reclassify any unissued shares of common or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms or conditions of redemption of the stock and may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue without stockholder approval. Thus, our board of directors could authorize us to issue shares of preferred stock with terms and conditions that could subordinate the rights of the holders of our common stock or shares of preferred stock or common stock that could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction such as a merger, tender offer or sale of all or substantially all of our assets, that might provide a premium price for holders of our common stock.

Our conflict of interest policy may not be successful in eliminating the influence of future conflicts of interest that may arise between us and our directors, officers and employees.

Effective upon completion of the separation, we intend to adopt a policy that any transaction, agreement or relationship in which any of our directors, officers or employees has a material direct or indirect pecuniary interest must be approved by a majority of our disinterested directors. Other than this policy, however, we may not adopt additional formal procedures for the review and approval of conflict of interest transactions generally. As such, our policies and procedures may not be successful in eliminating the influence of conflicts of interest. See “Business and Properties—Conflict of Interest Policy.”

Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investment.

Our investment policies may change over time. The methods of implementing our investment policies may also vary, as new investment techniques are developed. Our investment policies, the methods for implementing them, and our other objectives, policies and procedures may be altered by a majority of the directors without the approval of our stockholders. As a result, the nature of your investment could change without your consent. A change in our investment strategy may, among other things, increase our exposure to interest rate risk, default risk and commercial real property market fluctuations, all of which could materially and adversely affect our ability to achieve our investment objectives.

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts included in this Information Statement, including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, our results of operations, financial position and our business outlook, business trends and other information referred to under “Summary,” “Risk Factors,” “Distribution Policy,” “Unaudited Pro Forma Combined Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and “Description of Indebtedness” are forward-looking statements. When used in this Information Statement, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases, or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

Forward-looking statements are not historical facts, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, estimates and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this Information Statement. Such risks, uncertainties and other important factors include, among others, the risks, uncertainties and factors set forth above under “Risk Factors” and the risks and uncertainties related to the following:

•	our ability to renew leases, lease vacant space, or re-let space as leases expire;

•	our ability to repay or refinance our debt as it comes due;

•	business, financial and operating risks inherent to real estate investments;

•	contraction in the global economy or low levels of economic growth;

•	our ability to sell our assets at a price and on a timeline consistent with our investment objectives, or at all;

•	our ability to service our debt;

•	changes in interest rates and operating costs;

•	compliance with regulatory regimes and local laws;

•	uninsured or underinsured losses, including those relating to natural disasters or terrorism;

•	our status as an emerging growth company;

•	the amount of debt that we currently have or may incur in the future;

•	provisions in our debt agreements that may restrict the operation of our business;

•	our separation from InvenTrust and our ability to operate as a stand-alone public reporting company;

•	our organizational and governance structure;

•	our status as a REIT;

•	the cost of compliance with and liabilities under environmental, health and safety laws;

•	adverse litigation judgments or settlements;

•	changes in real estate and zoning laws and increase in real property tax rates;

•	changes in federal, state or local tax law, including legislative, administrative, regulatory or other actions affecting REITs;

•	changes in governmental regulations or interpretations thereof; and

•	estimates relating to our ability to make distributions to our stockholders in the future.

OUR SEPARATION FROM INVENTRUST

General

The board of directors of InvenTrust determined upon careful review and consideration that the separation of our assets from the rest of InvenTrust and the establishment of us as a separate public reporting company was in the best interest of InvenTrust and its stockholders.

In furtherance of this plan, InvenTrust will distribute 100% of the outstanding shares of our common stock held by InvenTrust to holders of InvenTrust common stock, subject to certain conditions. The distribution of our common stock is expected to take place on                      , 2016. On the distribution date, each holder of InvenTrust common stock will receive              share(s) for every              share(s) of InvenTrust common stock held at the close of business on the distribution record date, as described below. You will not be required to make any payment, surrender or exchange your shares of InvenTrust common stock or take any other action to receive your shares of our common stock to which you are entitled on the distribution date.

The distribution of our common stock as described in this Information Statement is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the distribution will be completed. For a more detailed description of these conditions, see the section entitled “—Conditions to the Distribution.”

The Number of Shares You Will Receive

For every              share(s) of InvenTrust common stock that you owned at the close of business on or about                 , 2016, the distribution record date, you will receive              share(s) of our common stock on the distribution date.

Transferability of Shares You Receive

The shares of Highlands common stock distributed to InvenTrust stockholders will be freely transferable (subject to the restrictions in our charter on the ownership and transfer of stock intended to assist us in maintaining REIT status), except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act. Persons who may be deemed to be our affiliates after the separation generally include individuals or entities that control, are controlled by or are under common control with us and may include directors and certain officers or principal stockholders of us. Our affiliates will be permitted to sell their shares of Highlands common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.

When and How You Will Receive the Distributed Shares

InvenTrust will distribute the shares of our common stock on                      , 2016, the distribution date. DST Systems, Inc. will serve as distribution agent, transfer agent and registrar for our common stock and as distribution agent in connection with the distribution.

If you own InvenTrust common stock as of the close of business on the distribution record date, the shares of Highlands common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in the distribution.

Commencing on or shortly after the distribution date, if you hold your shares in book-entry form and you are the registered holder of such shares, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name, or your bank or brokerage firm will credit your account for the shares.

Treatment of Fractional Shares

InvenTrust will distribute to you              share(s) of Highlands common stock for every              share(s) of InvenTrust common stock held by you as of the record date, which may result in your receiving a fractional number shares.

Results of the Separation

After the separation, we will be a separate public company, but we do not intend to list any shares of our common stock on any securities exchange or other market. Immediately following the distribution, we expect to have approximately     stockholders of record, based on the number of registered stockholders of InvenTrust common stock on                  , 2016, and                 shares of our common stock outstanding. The actual number of shares to be distributed will be determined on the distribution record date and will reflect any changes in the number of shares of InvenTrust common stock between                  , 2016 and the distribution record date.

We will enter into a Separation and Distribution Agreement to effect the separation and distribution. In addition, we will enter into various other agreements with InvenTrust to effect the separation and provide a framework for our relationship with InvenTrust after the separation, such as a Transition Services Agreement and an Employee Matters Agreement. These agreements will provide for the allocation between us and InvenTrust of InvenTrust’s assets, liabilities and obligations attributable to periods prior to, at and after our separation from InvenTrust and will govern certain relationships between us and InvenTrust after the separation. For a more detailed description of these agreements, see the section entitled “Certain Relationships and Related Transactions.”

The distribution will not affect the number of outstanding shares of InvenTrust common stock or any rights of InvenTrust stockholders.

Certain Material U.S. Federal Income Tax Consequences of the Separation

The following is a summary of the material U.S. federal income tax consequences of the separation, and in particular the distribution by InvenTrust of shares of our common stock to stockholders of InvenTrust. For purposes of this section under the heading “Certain Material U.S. Federal Income Tax Consequences of the Separation”: (1) any references to the “separation” shall mean only the distribution of our common stock by InvenTrust to stockholders of InvenTrust; (2) references to “Highlands,” “we,” “our” and “us” mean only Highlands and not its subsidiaries or other lower-tier entities, except as otherwise indicated; and (3) references to InvenTrust refer to InvenTrust Properties Corp. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not intend to seek an advance ruling from the IRS regarding any matter discussed herein. The summary is also based upon the assumption that InvenTrust, Highlands and their respective subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents and the agreements and other documents applicable to the separation. This summary is for general information only and is not tax advice. The Code provisions governing the U.S. federal income tax treatment of REITs (such as InvenTrust and Highlands) and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof. This summary does not address all possible tax considerations that may be material to a stockholder and does not constitute legal or tax advice. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	foreign sovereigns and their controlled entities;

•	partnerships and trusts;

•	persons who will hold InvenTrust common stock on behalf of other persons as nominees;

•	persons who received InvenTrust common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who will hold InvenTrust common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and

•	except to the extent discussed below, tax-exempt organizations and foreign investors.

This summary assumes that stockholders will hold their InvenTrust common stock as a capital asset for U.S. federal income tax purposes, which generally means as property held for investment.

For purposes of this discussion under the heading “Certain U.S. Federal Income Tax Consequences of the Separation,” a “U.S. stockholder” is a beneficial owner of InvenTrust common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A “non-U.S. stockholder” is a beneficial owner of InvenTrust common stock that is neither a U.S. stockholder nor a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds InvenTrust common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the separation.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE SEPARATION TO STOCKHOLDERS OF INVENTRUST DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF THE SEPARATION TO ANY PARTICULAR STOCKHOLDER OF INVENTRUST WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE SEPARATION IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES.

Tax Classification of the Separation in General

For U.S. federal income tax purposes, the separation will not be eligible for treatment as a tax-deferred distribution by InvenTrust with respect to its stock. Accordingly, the separation will be treated as if InvenTrust had distributed to each InvenTrust stockholder an amount equal to the fair market value of the Highlands common stock received by such stockholder, determined as of the date of the separation. We refer to such amount as the “separation distribution amount.” The tax consequences of the separation to InvenTrust’s stockholders are thus generally the same as the tax consequences of InvenTrust’s cash distributions. The discussion below describes the U.S. federal income tax consequences to a U.S. stockholder, a non-U.S. stockholder, and a tax-exempt stockholder of InvenTrust common stock upon the receipt of Highlands common stock in the separation.

The separation will also be a taxable transaction for InvenTrust in which InvenTrust will recognize gain, but not loss, based on the difference between it tax basis in the Highlands common stock and its fair market value as of the separation. InvenTrust anticipates that its tax basis in the Highlands common stock will equal or exceed the fair market value of that stock as of the separation. Accordingly, InvenTrust does not anticipate recognizing taxable gain as a result of the separation. As a result, InvenTrust anticipates that the separation will not increase its earnings and profits for the year in which the separation occurs, which is anticipated to be 2016. Thus, if a stock holder owns its InvenTrust common stock for the entire year in which the separation occurs, InvenTrust anticipates that the separation will not increase the amount of dividend income the stockholder will recognize for that year compared to the amount of dividend income the stockholder would have recognized if the special distribution had not occurred.

Although InvenTrust will ascribe a value to the Highlands common stock distributed in the separation, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to the distributed Highlands common stock. Such a higher valuation may affect the distribution amount and thus the tax consequences of the separation to InvenTrust’s stockholders.

Tax Basis and Holding Period of Highlands Common Stock Received by Holders of InvenTrust Common Stock

An InvenTrust stockholder’s tax basis in shares of Highlands common stock received in the separation generally will equal the fair market value of such shares on the date of the separation, and the holding period for such shares will begin the day after the date of the separation.

Tax Treatment of the Separation to U.S. Stockholders

The following discussion describes the U.S. federal income tax consequences to a U.S. stockholder upon the receipt of shares of Highlands common stock in the separation.

Ordinary Dividend Distributions

The portion of the separation distribution amount received by a U.S. stockholder that is payable out of InvenTrust’s current or accumulated earnings and profits and that is not designated by InvenTrust as a capital gain dividend will generally be taken into account by such U.S. stockholder as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends paid by InvenTrust are not eligible for taxation at the preferential income tax rates for qualified dividend income received by U.S. stockholders taxed at individual rates from taxable C corporations. Such U.S. stockholders, however, are taxed at the preferential rates on dividends designated by and received from a REIT, such as InvenTrust, to the extent that the dividends are attributable to dividends received by the REIT from TRSs or other taxable C corporations.

As noted above, InvenTrust does not anticipate recognizing taxable gain as a result of the separation. As a result, InvenTrust anticipates that the separation will not increase its earnings and profits for the year in which the separation occurs. Thus, if a U.S. stockholder owns its InvenTrust common stock for the entire year in which the separation occurs, InvenTrust anticipates that the separation will not increase the amount of dividend income the U.S. stockholder will recognize for that year compared to the amount of dividend income the U.S. stockholder would have recognized if the separation had not occurred.

Capital Gain Dividend Distributions

A distribution that InvenTrust designates as a capital gain dividend will generally be taxed to U.S. stockholders as long-term capital gain, to the extent that such distribution does not exceed InvenTrust’s actual net capital gain for the taxable year, without regard to the period for which the holder that receives such distribution has held its InvenTrust common stock. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of U.S. stockholders that are taxed at individual rates, and ordinary income rates in the case of stockholders that are corporations.

Non-Dividend Distributions

A distribution to U.S. stockholders in excess of InvenTrust’s current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a U.S. stockholder to the extent that the amount of such distribution does not exceed the adjusted basis of the holder’s InvenTrust common stock in respect of which the distribution was made. Rather, the distribution will reduce the U.S. stockholder’s adjusted tax basis in its InvenTrust common stock. To the extent that such distribution exceeds a U.S. stockholder’s adjusted tax basis in its InvenTrust common stock, the holder generally must include such distribution in income as long-term capital gain, or short-term capital gain if the holder’s InvenTrust common stock has been held for one year or less.

Tax Treatment of the Separation to Non-U.S. Stockholders

The following discussion describes the U.S. federal income tax consequences to a non-U.S. stockholder upon the receipt of shares of Highlands common stock in the separation.

Ordinary Dividend Distributions

The portion of the separation distribution amount received by a non-U.S. stockholder that is (1) payable out of InvenTrust’s earnings and profits, (2) not attributable to InvenTrust’s capital gains, and (3) not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be treated as a dividend that is subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

Except as described below, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of InvenTrust common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in InvenTrust common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Capital Gain Distributions

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions that are attributable to gain from InvenTrust’s sales or exchanges of United States real property interests (“USRPIs”), will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business, and non-U.S. stockholders will be subject to U.S. federal income tax on the distributions at the rates applicable to U.S. individuals or corporations. InvenTrust will be required to withhold a 35% tax on such distributions.

Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder. It is anticipated that a portion of the separation distribution amount will be capital gain from the disposition of USRPIs.

Distributions received by a non-U.S. stockholder that are attributable to dispositions of InvenTrust’s assets other than USRPIs are not subject to U.S. federal income tax, unless (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains.

Non-Dividend Distributions

Unless InvenTrust’s common stock constitutes a USRPI, the separation distribution amount, to the extent not made out of InvenTrust’s earnings and profits, and not attributable to gain from the disposition of USRPIs (including gain realized in the separation distribution), will not be subject to U.S. federal income tax. If InvenTrust cannot determine at the time of the separation whether the separation distribution amount will exceed its current and accumulated earnings and profits, the separation distribution will be subject to withholding at the rate applicable to ordinary dividends, as described above.

If InvenTrust’s stock constitutes a USRPI, a determination made as described below, distributions that it makes in excess of the sum of (1) the non-U.S. stockholder’s proportionate share of InvenTrust’s earnings and profits, plus (2) the non-U.S. stockholder’s basis in its InvenTrust common stock, will be taxed under FIRPTA in the same manner as if the InvenTrust stock had been sold. In such situations, InvenTrust would be required to withhold 15% of such excess, the non-U.S. stockholder would be required to file a U.S. federal income tax return, and the non-U.S. stockholder would be subject to the same treatment and same tax rates as a U.S. stockholder with respect to such excess, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals.

InvenTrust’s common stock will not be treated as a USRPI if less than 50% of InvenTrust’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. More than 50% of the value of InvenTrust’s assets consisted of USRPI during the relevant period.

InvenTrust’s common stock nonetheless will not constitute a USRPI if InvenTrust is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. It is anticipated that InvenTrust will be a domestically controlled qualified investment entity at the time of the separation distribution, and that a distribution with respect to InvenTrust’s stock in excess of InvenTrust’s earnings and profits will not be subject to withholding taxation under FIRPTA. No complete assurance can be given that InvenTrust will qualify as a domestically controlled qualified investment entity at the time of the separation distribution.

Exemptions from FIRPTA also apply to (1) certain foreign pension trusts and (2) certain non-U.S. stockholders that qualify for benefits under a comprehensive U.S. income tax treaty and are publicly traded entities or certain partnerships and other fiscally transparent entities. Non-U.S. stockholders should consult their tax advisors to determine whether they are entitled to an exemption under FIRPTA as a “qualified foreign pension,” a “qualified shareholder,” or “qualified collective investment vehicle.”

Gain in respect of a non-dividend distribution that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in InvenTrust common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain; or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Withholding of Amounts Distributable to Non-U.S. Stockholders in the Separation

If InvenTrust is required to withhold any amounts otherwise distributable to a non-U.S. stockholder in the separation, InvenTrust or other applicable withholding agents could collect the amount required to be withheld by (1) reducing to cash for remittance to the IRS by a sufficient portion of shares of Highlands common stock that such non-U.S. stockholder would otherwise receive, and such holder may bear brokerage or other costs for this withholding procedure or (2) withholding from other distributions made to the non-U.S. stockholder. A non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the non-U.S. stockholder’s U.S. tax liability for the year in which the separation occurred.

Time for Determination of the Tax Impact of the Separation

The tax consequences of the separation will be affected by a number of facts that are yet to be determined, including InvenTrust’s final earnings and profits for 2016 (including as a result of the income and gain, if any, InvenTrust recognizes in connection with the separation), the fair market value of shares of Highlands common stock on the date of the separation and the extent to which InvenTrust recognizes gain on the sales of USRPIs or other capital assets. However, as noted above, if a stockholder owns its InvenTrust common stock for the entire year in which the separation occurs, InvenTrust anticipates that the separation will not increase the amount of dividend income the stockholder will recognize for that year compared to the amount of dividend income the stockholder would have recognized if the special distribution had not occurred. See “—Tax Classification of the Separation in General.” Thus, a definitive calculation of the U.S. federal income tax consequences of the separation will not be possible until after the end of the 2016 calendar year. InvenTrust will provide its stockholders with tax information on an IRS Form 1099-DIV, informing them of the character of distributions made during the taxable year, including the separation.

Market for Common Stock

There is currently no public market for our common stock, and we do not intend to list any shares of our common stock on any securities exchange or other market in connection with the distribution.

Conditions to the Distribution

The distribution of our common stock by InvenTrust is subject to the satisfaction of the following conditions:

•	the board of directors of InvenTrust shall have authorized the distribution, which authorization may be made or withheld in the InvenTrust board’s sole and absolute discretion;

•	our registration statement on Form 10, of which this Information Statement is a part, shall have become effective under the Exchange Act, and no stop order relating to the registration statement shall be in effect and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

•	no preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute (as interpreted through orders or rules of any governmental authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the separation and distribution and other transaction contemplated thereby;

•	any required actions and filings necessary or appropriate under federal or state securities and blue sky laws of the U.S. will have been taken;

•	the Transition Services Agreement and the Employee Matters Agreement shall have been executed and delivered by each of the parties thereto and no party to any of such agreements shall be in material breach of any such agreement;

•	no event or development shall have occurred or failed to occur that, in the judgment of the board of directors of InvenTrust, in its sole discretion, prevents the consummation of the separation and distribution and related transactions or any portion thereof or makes the consummation of such transactions inadvisable;

•	any government approvals and other material consents necessary to consummate the distribution will have been obtained and be in full force and effect; and

•	the Separation and Distribution Agreement will not have been terminated.

Even if all conditions to the distribution are satisfied, InvenTrust may terminate and abandon the distribution at any time prior to the effectiveness of the distribution.

Reasons for the Separation

Upon careful review and consideration, InvenTrust’s board of directors determined that our separation from InvenTrust is in the best interests of InvenTrust. The board’s determination was based on a number of factors, including those set forth below.

•	Enabling our dedicated management to focus solely on maximizing the total value of our portfolio in connection with our evaluation of various strategic opportunities. The separation of the Highlands Portfolio from InvenTrust will enable our dedicated management team to focus on preserving, protecting and maximizing the total value of our portfolio until such time as we determine that a sale or other disposition of all or a portion of our portfolio achieves our investment objectives or until it appears such objectives will not be met.

•	Allow InvenTrust’s management to focus on its retail platform. Following the announced agreement to sell InvenTrust’s student housing platform, as part of its overall strategic plan and long-term goal of maximizing shareholder value, InvenTrust intends to dispose of its “non-core” assets in order to create a pure-play retail platform.

The anticipated benefits of the separation are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event that the separation does not result in such benefits, the costs associated with the separation could have a material adverse effect on each company individually and in the aggregate. For more information about the risks associated with the separation, see “Risk Factors—Risks Related to Our Relationship with InvenTrust and the Separation.”

Reasons for Furnishing this Information Statement

This Information Statement is being furnished solely to provide information to InvenTrust stockholders who are entitled to receive shares of our common stock in the distribution. The Information Statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of InvenTrust. We believe that the information in this Information Statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither InvenTrust nor we undertake any obligation to update such information.

DISTRIBUTION POLICY

We generally intend over time to make annual distributions in an amount at least equal to the amount that will allow us to qualify as a REIT and to avoid current entity level U.S. federal income taxes. To qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

i.	90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

ii.	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

iii.	any excess non-cash income (as determined under the Code). Please refer to “Material U.S. Federal Income Tax Consequences.”

Distributions made by us will be authorized and determined by our board of directors, in its sole discretion, out of legally available funds, and will be dependent upon a number of factors, including our actual and projected results of operations, financial condition, cash flows and liquidity, our qualification as a REIT and other tax considerations, capital expenditures and other obligations, debt covenants, contractual prohibitions or other limitations under applicable law and other such matters as our board of directors may deem relevant from time to time. We cannot assure you that our distribution policy will remain the same in the future, or that any estimated distributions will be made or sustained.

Our ability to make distributions to our stockholders will depend upon the performance of our portfolio and our ability to successfully execute on our disposition strategy. Distributions will be made in cash to the extent cash is available for distribution. We may not be able to generate sufficient cash flows to pay distributions to our stockholders. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider funding sources other than cash flow from operations or funds from operations, which may reduce the amount of capital available for operations, may have negative tax implications, and may have a negative effect on the value of your shares under certain conditions. In addition, our board of directors could change our distribution policy in the future. See “Risk Factors.”

Distributions to our stockholders will be generally taxable to them as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. See “Material U.S. Federal Income Tax Consequences.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2015 on a pro forma basis, adjusted to reflect:

•	the business and operations of the Company after the consummation of the Retail Asset Disposition and immediately following the completion of the separation of the Company from InvenTrust, when we will own solely the Highlands Portfolio;

•	the exclusion of the Disposed Assets;

•	the Capital Contribution;

•	the issuance of shares of our common stock to InvenTrust pursuant to a stock dividend effectuated prior to the distribution; and

•	the distribution of shares of our common stock to holders of InvenTrust common stock based upon the number of InvenTrust shares outstanding on , 2016.

The information below is not necessarily indicative of what our cash and cash equivalents and capitalization would have been had the separation, distribution, capital contribution and related transactions been completed as of December 31, 2015. In addition, it is not indicative of our future cash and cash equivalents and capitalization. This table is derived from and is qualified entirely by reference to, our historical and pro forma financial statements and the accompanying notes included elsewhere in this Information Statement, and should be read in conjunction with the sections entitled “Selected Historical Financial and Operating Data,” “Unaudited Pro Forma Combined Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined consolidated historical and pro forma financial statements and related notes included elsewhere in this Information Statement.

As of December 31, 2015
(amounts in thousands, except shares and per share data)
Cash and cash equivalents
Restricted cash and escrows
Total	$

Total Debt:
Stockholders’ equity:
Common stock, par value $0.01 per share; shares authorized; shares issued and outstanding
Preferred stock, par value $0.01 per share; shares authorized; shares issued and outstanding
Additional paid-in capital
Retained earnings
Total stockholders’ equity
Total capitalization	$

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following historical combined consolidated financial data as of December 31, 2015, 2014 and 2013 and for the years then ended have been derived from our audited combined consolidated financial statements, included elsewhere in this Information Statement.

Our financial statements reflect the operations of the Prior Combined Portfolio, which, among other things, includes allocations of costs from certain corporate and shared functions provided to us by InvenTrust. The allocation methods for corporate and shared services costs vary by function but were generally based on historical costs of assets.

Because the historical combined consolidated financial statements represent the financial and operating data of the Prior Combined Portfolio, and the Company will own the Highlands Portfolio following the separation from InvenTrust, the historical combined consolidated financial statements included in this Information Statement do not reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public reporting company during the period presented owning solely the Highlands Portfolio. Accordingly, our historical results should not be relied upon as an indicator of future performance.

The selected pro forma combined consolidated financial and operating data for the Highlands Portfolio is derived from our unaudited pro forma combined consolidated financial statements as of December 31, 2015 as well as our unaudited pro forma combined consolidated statement of income for the year ended December 31, 2015, included elsewhere in this Information Statement. We derived our unaudited pro forma combined consolidated financial statements by applying pro forma adjustments to our historical combined consolidated financial statements included elsewhere in this Information Statement. The pro forma combined consolidated financial and operating data give effect to:

•	the business and operations of the Company after the consummation of the Retail Asset Disposition and immediately following the completion of the separation of the Company from InvenTrust, after which we will own solely the Highlands Portfolio;

•	the exclusion of the Disposed Assets;

•	the Capital Contribution;

•	the issuance of shares of our common stock to InvenTrust pursuant to a stock dividend prior to the distribution;

•	the distribution of shares of our common stock to holders of InvenTrust common stock based upon the number of InvenTrust shares outstanding on , 2016; and

•	certain other adjustments as described in “Unaudited Pro Forma Combined Consolidated Financial Statements.”

The pro forma adjustments are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the pro forma combined consolidated financial statements provide a detailed discussion of how such adjustments were derived and presented in the pro forma combined consolidated financial and operating data. See “Unaudited Pro Forma Combined Consolidated Financial Statements—Notes to Pro Forma Combined Consolidated Financial Statements.” The pro forma combined consolidated financial information should be read in conjunction with “Summary—Structure and Reorganization Transactions—Our Corporate Reorganization,” “Capitalization,” “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Transactions,” “Description of Indebtedness” and our combined consolidated financial statements and related notes thereto included elsewhere in this Information Statement.

The pro forma combined consolidated financial and operating data has been prepared for illustrative purposes only and is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates or for the periods indicated, nor is such pro forma combined consolidated financial and operating data necessarily indicative of the results to be expected for any future period. A number of factors may affect our results. See “Risk Factors” and “Forward-Looking Statements.”

The information below should be read in connection with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and the combined consolidated financial statements and related notes included elsewhere in this Information Statement.

	Highlands Portfolio	Prior Combined Portfolio
	Pro Forma Combined Consolidated	Combined Consolidated
	For the year ended December 31, 2015	For the year ended December 31, 2015	For the year ended December 31, 2014	For the year ended December 31, 2013
Selected Statement of Operations Data:
Revenues:
Rental income		$96,960	$104,218	$108,841
Tenant recovery income		14,447	17,190	18,611
Other property income		430	739	743

Total revenues		$111,837	$122,147	$128,195

Expenses:
Property operating expenses		10,721	15,443	15,888
Real estate taxes		10,303	12,379	13,312
Depreciation and amortization		36,212	37,235	47,113
General and administrative expense		12,241	7,161	4,534
Business management fee		—	423	6,742
Provision for asset impairment		—	15,640	258,648

Total expenses		$69,477	$88,281	$346,237

Operating income (loss)		$42,360	$33,866	$(218,042)

Interest and dividend income		1	5	1,006
Loss on sale of investment properties		(197)	(1,018)	—
Gain on extinguishment of debt		—	11,959	2,419
Other (loss) income		(11)	488	889
Interest expense		(27,757)	(32,681)	(37,583)
Equity in earnings of unconsolidated entity		—	—	628
Gain on investment in unconsolidated entity		—	—	2,930

Income (loss) before income taxes		$14,396	$12,619	$(247,753)

Income tax expense		(51)	(64)	(110)

Net income (loss) from continuing operations		$14,345	$12,555	$(247,863)

Net income from discontinued operations		—	4,632	48,469

Net income (loss)		$14,345	$17,187	$(199,394)

Less: Net income attributable to noncontrolling interests		(15)	(16)	(16)

Net income (loss) attributable to Company		$14,330	$17,171	$(199,410)

Per Share Data:
Pro forma basic earnings per share
Pro forma diluted earnings per share
Pro forma weighted average shares outstanding—basic
Pro forma weighted average shares outstanding—diluted
Other Financial Data:
Funds from operations(1)		$50,765	$65,522	$65,895
Modified net operating income(2)		$92,534	$95,413	$99,001

	Highlands Portfolio	Prior Combined Portfolio
	Pro Forma Combined Consolidated	Combined Consolidated
	As of December 31, 2015	As of December 31,
Selected Balance Sheet Data:		2015	2014	2013
Cash and cash equivalents		$26,972	$10,291	$6,076
Restricted cash & escrows		3,647	5,044	11,389
Total assets		741,092	841,894	1,216,502
Total debt		438,970	487,825	468,970
Total equity		266,853	317,108	389,694

(1)	We calculate FFO in accordance with standards established by NAREIT, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairment, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. We believe that the presentation of FFO provides useful supplemental information to investors regarding our operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. We believe that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. Our calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing us to non-REITs.

(2)	Modified net operating income reflects the income from operations excluding adjustments, such as lease termination income, and GAAP rent adjustments in order to provide a comparable presentation of operating activity across periods. Includes adjustments for items that affect the comparability of, and were excluded from, the same store results. Such adjustments include lease termination income, GAAP rent adjustments, such as straight-line rent, and above/below market lease amortization.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined consolidated balance sheet as of December 31, 2015 and unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2015 have been prepared to reflect the following transactions as if they had occurred on December 31, 2015 for the unaudited pro forma combined consolidated balance sheet and January 1, 2015 for the unaudited pro forma combined consolidated statement of operations:

•	the business and operations of the Company after the consummation of the Retail Asset Disposition and immediately following the completion of the separation of the Company from InvenTrust, after which we will own solely the Highlands Portfolio;

•	the exclusion of the Disposed Assets;

•	the Capital Contribution;

•	the issuance of shares of our common stock to InvenTrust pursuant to a stock dividend prior to the distribution; and

•	the distribution of shares of our common stock to holders of InvenTrust common stock based upon the number of InvenTrust shares outstanding on , 2016.

The unaudited pro forma adjustments are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma combined consolidated financial statements provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma combined consolidated financial and operating data. The unaudited pro forma combined consolidated financial information should be read in conjunction with “Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization,” “Capitalization,” “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Transactions,” “Description of Indebtedness” and our combined consolidated financial statements and related notes thereto.

The unaudited pro forma combined consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates or for the periods indicated, nor is such unaudited combined consolidated pro forma financial information necessarily indicative of the results to be expected for any future period. A number of factors may affect our results. See “Risk Factors” and “Forward-Looking Statements.”

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of December 31, 2015

(in thousands)

	Historical	Retail Asset Disposition (1)	Capital Contribution (3)	Other Adjustments	Pro Forma
Assets
Land	$153,646	$(14,981)
Building & other improvements	711,262	(73,310)
Construction in progress	—	—

Total	864,908	(88,291)
Less accumulated depreciation	(185,100)	20,063

Net investment properties	679,808	(68,228)
Cash & cash equivalents	26,972	—
Restricted cash & escrows	3,647	—
Accounts & rents receivable	12,554	(552)
Intangible assets, net	12,547	(457)
Deferred cost and other assets	5,564	(460)

Total Assets	$741,092	$(69,697)

Liabilities and Stockholders’ Equity
Mortgages and notes payable, net	$438,970	$—
Accounts payable and accrued expenses	28,298	(2,223)
Intangible liabilities, net	5,074	(406)
Other liabilities	1,897	(420)

Total Liabilities	$474,239	$(3,049)

Stockholders’ Equity
Capital	1,534,018	(96,172)
Accumulated distributions in excess of net income (loss)	(1,267,165)	29,524

Total Company stockholders’ equity	$266,853	$(66,648)

Non-controlling interests	$—	$—

Total equity	$266,853	$(66,648)

Total Liabilities and Equity	$741,092	$(69,697)

See notes to unaudited pro forma combined consolidated financial statements.

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the twelve months ended December 31, 2015

(in thousands)

	Historical	Retail Asset Disposition (1)	Disposition Adjustments (2)	Capital Contribution (3)	Other Adjustments	Pro Forma
Revenues
Rental income	$96,960	$(7,930)	$(240)
Tenant recovery income	14,447	(2,990)	(161)
Other property income	430	(32)	(37)

Total revenues	$111,837	$(10,952)	$(438)
Expenses
Property operating expenses	$10,721	$(1,489)	$(599)
Real estate taxes	10,303	(2,189)	(237)
Depreciation and amortization	36,212	(3,693)	(83)
General and administrative expense(4)	12,241	—	—

Total expenses	$69,477	$(7,371)	$(919)

Operating income (loss)	$42,360	$(3,581)	$481

Interest and dividend income	1	—	—
Loss (gain) on sale of investment properties	(197)	—	197
Other loss	(11)	—	(10)
Interest expense	(27,757)	94	—

Income (loss) before income taxes	$14,396	$(3,487)	$668

Income tax expense	(51)	—	—

Net income (loss) from continuing operations	$14,345	$(3,487)	$668

See notes to unaudited pro forma combined consolidated financial statements.

Notes to Pro Forma Combined Consolidated Financial Statements

1. Retail Asset Disposition

The Retail Asset Disposition, which will occur as part of the Reorganization Transactions, reflects five properties that will be distributed to InvenTrust. The Company is a wholly owned subsidiary of InvenTrust, and as such, the entities are considered under common control. The transfer of these five properties will be accounted for as a non-cash distribution from the Company to InvenTrust at historical cost and the Company will not realize any gain or loss on disposal.

2. Disposition Adjustments

The Disposition Adjustments reflect the historical results of one asset sold in the twelve months ended December 31, 2015 that did not qualify as discontinued operations. In line with our adoption of the new accounting standard governing discontinued operations, ASU No. 2014-08, effective January 1, 2014, only dispositions representing a strategic shift that has (or will have) a major effect on our results and operations would qualify as discontinued operations. With respect to this transaction, the adjustment gives effect to such transaction as if it had been consummated on January 1, 2015.

3. Capital Contribution and Financing Transactions

Prior to the completion of our separation from InvenTrust, we will receive a capital contribution of $        .

4. General and Administrative Expenses and Business Management Fee

For the year ended December 31, 2015, pro forma general and administrative expenses totaled $12.2 million. This includes allocated general and administrative expenses from InvenTrust of $11.7 million and general and administrative expenses directly attributable to the Company of $0.5 million. The allocated general and administrative expenses are based upon the Company’s percentage share of the average invested assets of InvenTrust. The allocated general and administrative expenses relate to certain corporate and shared functions. Upon our separation from InvenTrust, the Company will no longer be allocated a portion of InvenTrust’s corporate overhead.

Effective with our separation from InvenTrust, we will assume responsibility for all corporate functions as a stand-alone entity. We expect to incur additional general and administrative expense as a result of becoming a stand-alone public reporting company, including but not limited to incremental salaries, board of directors’ fees and expenses, director and officer insurance, Sarbanes-Oxley Act compliance costs, third-party costs for outsourced services, including certain accounting functions, including property accounting, investor relations, human resources, risk management, information technology, corporate taxes, incremental audit and tax fees, and legal costs. No pro forma adjustments have been made to our financial statements to reflect the additional costs and expenses described in this paragraph.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Risk Factors,” “Selected Historical Financial and Operating Data,” “Unaudited Pro Forma Combined Consolidated Financial Statements,” “Business and Properties” and historical combined consolidated financial statements, and related notes included elsewhere in this Information Statement. The following discussion and analysis contains forward-looking statements based upon our current expectations, estimates and assumptions that involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to, factors discussed in “Risk Factors” and “Forward-Looking Statements.”

Overview

Upon completion of the Reorganization Transactions and our separation from InvenTrust, we will be a self-advised and self-administered REIT with a portfolio of single- and multi-tenant office assets, industrial assets, retail assets, correctional facilities, unimproved land and a bank branch acquired by InvenTrust prior to our separation. As of December 31, 2015, the Highlands Portfolio consisted of seven office assets, two industrial assets, six retail assets, two correctional facilities, four parcels of unimproved land and one bank branch.

Our investment objectives are to preserve, protect and maximize the total value of our portfolio in connection with our evaluation of various strategic opportunities while seeking to provide stockholders with a return of their investment by liquidating and distributing net sales proceeds. We may seek to sustain and enhance the values of our assets through additional leasing or capital expenditures, where necessary, while identifying and implementing disposition strategies for the assets in our portfolio. We intend to hold our assets until such time as we determine that a sale or other disposition achieves our investment objectives or until it appears such objectives will not be met.

Prior to the Retail Asset Disposition and the completion of our separation from InvenTrust, but after giving effect to the Non-Core Asset Contributions, the Prior Combined Portfolio consisted of 22 assets and 4 parcels of unimproved land as of December 31, 2015. At December 31, 2015, one asset previously counted as a separate property was combined with the adjacent shopping center, resulting in a reduction to our retail asset count. The Company believes this provides a more accurate reflection of retail properties owned.

We currently have three business segments, consisting of (i) net lease, (ii) retail and (iii) multi-tenant office. Our unimproved land is presented in “other” within our segment disclosure. We may have additional or fewer segments in the future to the extent we enter into additional real property sectors, dispose of property sectors, or change the character of our assets. For the complete presentation of our reportable segments, see Note 11 to our Combined Consolidated Financial Statements for the year ended December 31, 2015, 2014 and 2013.

For more information regarding the Reorganization Transactions, see “Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization.” This discussion and analysis reflects the results of operations for the Prior Combined Portfolio. Where indicated, we have supplemented our discussion and analysis of our results of operations to reflect solely the Highlands Portfolio that the Company will own following the completion of the separation of the Company from InvenTrust.

Basis of Presentation

We refer in this Information Statement to the assets owned by MB REIT (Florida), Inc. (“MB REIT”) and assets owned by certain subsidiaries of InvenTrust from time to time since January 1, 2012, as well the Non-Core Contributed Assets (as defined under “Summary—Our Structure and Reorganization Transactions—Our Corporate Reorganization”), as the “Prior Combined Portfolio.” We refer in this Information Statement to all of the assets owned by Highlands following the Reorganization Transactions as the “Highlands Portfolio.” At the

time of our separation from InvenTrust, we expect the Highlands Portfolio to consist of seven office assets, two industrial assets, six retail assets, two correctional facilities, four parcels of unimproved land and one bank branch.

Our financial statements reflect the operations of the Prior Combined Portfolio, which, among other things, includes allocations of costs from certain corporate and shared functions provided to us by InvenTrust. The allocation methods for corporate and shared services costs vary by function but were generally based on historical costs of assets. InvenTrust allocated to us a portion of corporate overhead costs incurred by InvenTrust based upon our percentage share of the average invested assets of InvenTrust, which is reflected in general and administrative expense. As InvenTrust is managing various asset portfolios, the extent of services and benefits a portfolio receives is based on the size of its assets. We believe that using average invested assets to allocate costs is a reasonable reflection of the services and other benefits received by us and complies with applicable accounting guidance. InvenTrust also allocated to us a portion of InvenTrust’s unsecured credit facility and the related interest expense. The unsecured credit facility is subject to a borrowing base consisting of a pool of unencumbered assets. To the extent our assets were included within the pool of unencumbered assets, we were allocated a portion of the unsecured credit facility. However, actual costs may have differed from allocated costs if we had operated as a stand-alone entity during such period and those differences may have been material.

Our financial statements include transactions in which ordinary course cash transactions have been processed by InvenTrust due to InvenTrust’s centralized cash management process on our behalf, such as the repayment of debt, rental receipts and payables in the ordinary course of business, resulting in intercompany transactions between InvenTrust and us. These ordinary course intercompany transactions are considered to be effectively settled at the time of our separation from InvenTrust. Accordingly, these transactions are reflected as distributions to and contributions from InvenTrust in the combined consolidated financial statements.

Because the historical financial statements represent the financial and operating data of the Prior Combined Portfolio and the Company will own solely the Highlands Portfolio following the separation from InvenTrust, the historical financial statements included in this information statement do not reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public reporting company during the periods presented owning solely the Highlands Portfolio. Accordingly, our historical results should not be relied upon as an indicator of future performance.

Self-Management of InvenTrust

Prior to March 2014, our management team was employed by InvenTrust’s external manager, Inland American Business Manager and Advisor, Inc. (the “Business Manager”), or one of its affiliates. On March 12, 2014, InvenTrust entered into a series of agreements and amendments to existing agreements with affiliates of The Inland Group, Inc. pursuant to which InvenTrust began the process of becoming entirely self-managed (collectively, the “Self-Management Transactions”). After the Self-Management Transactions, our management team and our other employees ceased to be employed by the Business Manager or one of its affiliates and became employees of InvenTrust. In connection with the Self-Management Transactions, InvenTrust agreed with the Business Manager to terminate the management agreement with the Business Manager, hire all of the Business Manager’s employees, and acquire the assets or rights necessary to conduct the functions previously performed for InvenTrust by the Business Manager. Prior to the Self-Management Transactions, we were allocated a portion of the business management fee based upon our percentage share of the average invested assets of InvenTrust. The Self-Management Transactions resulted in a final business management fee incurred in January 2014. As a result, the Company was not allocated a business management fee after January 2014.

Separation from InvenTrust

On                     , 2016, InvenTrust declared the pro rata distribution of 100% of the outstanding shares of common stock of Highlands to InvenTrust stockholders. The pro rata distribution by InvenTrust of 100% of the outstanding shares of Highlands common stock will occur on                     , 2016 by way of a taxable pro rata

special distribution to InvenTrust stockholders of record on the record date of the distribution. Each InvenTrust stockholder will be entitled to receive              share(s) of Highlands common stock for              share(s) of InvenTrust common stock held by such stockholder at the close of business on                     , 2016, the record date of the distribution.

Following the separation, we and InvenTrust will operate separately, each as an independent company. We and InvenTrust will enter into a Separation and Distribution Agreement that will effectuate the separation and distribution. In addition, we will enter into various other agreements with InvenTrust to effect the separation and provide a framework for our relationship with InvenTrust after the separation, such as a Transition Services Agreement and an Employee Matters Agreement. These agreements will provide for the allocation between us and InvenTrust of InvenTrust’s assets, liabilities and obligations attributable to periods prior to, at and after our separation from InvenTrust and will govern certain relationships between us and InvenTrust after the separation. For more information regarding these agreements, see “Certain Relationships and Related Transactions—Agreements with InvenTrust.”

Market Outlook

Our financial and operating performance is dependent upon the demand for office assets, industrial assets, retail assets, correctional facilities and unimproved land in our markets. Many of the assets in our portfolio are currently net-leased. Nationally, commercial real estate fundamentals such as vacancy, rent and absorption levels have improved over recent years. However, our portfolio consists of a wide variety of product types that are geographically disbursed, and many of our assets have not benefited from this improvement due to location, market or submarket weakness, product type and physical characteristics.

Office

Our portfolio includes seven office assets, five of which are single-tenant and two of which are multi-tenant. Despite a nationally-improving office outlook, there are factors negatively impacting demand, including factors such as the allocation by companies of less square feet per employee, “address-less” work-spaces, where no employee has an assigned office or desk, and telecommuting.

Three of our single-tenant assets are currently leased to AT&T, a telecommunications company. The original term of the lease for our office property located in Hoffman Estates, Illinois will expire in August 2016. AT&T did not renew the lease for this property during the contractual renewal option period. If AT&T does not renew, we anticipate that it will be difficult to lease this property for several reasons, including weak demand for large corporate campuses, its location in a weak submarket, and a growing trend for companies to locate employees in downtown Chicago instead of the suburbs. Additionally, the design and physical characteristics of this property will make it difficult to multi-tenant. The original term of the lease for our AT&T property located in St. Louis expires in 2017 and the original term of the lease for our AT&T property located in Cleveland expires in 2019. Demand for office space in both downtown St. Louis and Cleveland is weak, and certain physical characteristics of each property may make them difficult to lease.

Our office assets located in suburban Denver and in Pittsburgh are currently single-tenant with leases that expire in 2016 and it is likely that these assets will be converted to multi-tenant assets. We currently anticipate adequate demand though rental rates may be lower than rates under the current leases.

Our multi-tenant office property located in Herndon, Virginia near Dulles airport is 83% leased to Lockheed Martin Corporation. Demand in this market is heavily dependent on government spending levels. We currently anticipate adequate demand in the San Jose, California market, where our Trimble asset is located. There are two tenants at the Trimble asset, each with a lease that expires in the near term.

Industrial

Both of our industrial assets, Versacold St. Paul and Versacold New Ulm, are leased to an affiliate of Americold Realty Trust, a cold storage operator and logistics company. Both assets are under long-term leases expiring in 2027.

Retail

Generally, over the past several years, the demand for retail space has improved. However, there are significant challenges to brick-and-mortar retail, including competition from other shopping venues and other forms of retailing, such as e-commerce and catalogues. However, many of our “big box” retailers have adopted an omnichannel shopping/distribution model to effectively integrate online and physical store shopping and to provide a seamless shopping experience for their customers. Our portfolio of retail assets are located in six distinct markets, and are typically anchored or shadow-anchored by grocers or “big box” tenants. Our retail assets are generally located in secondary markets where our ability to raise rents, lease space and sell assets may be more limited than in high-growth, first-tier markets.

Correctional Facilities

Our correctional facility located in Hudson, Colorado is approximately 40 miles northeast of Denver, and our correctional facility located in Haskell, Texas is approximately 200 miles northwest of Dallas. Each of these facilities is leased to an experienced prison operator. The Hudson lease expires in January 2020 and the facility currently does not house any inmates. The Haskell lease expires in 2016. Given the niche market for these assets and the fact that management and operation of correctional facilities by private entities has not achieved complete acceptance by either governmental agencies or the public, demand for these assets by other tenants and buyers may be limited.

Vacant Land

We currently own four parcels of vacant land, two in Florida, one in North Carolina and one in South Carolina. We continue to evaluate options with respect to these assets.

Inflation

Most of our leases provide that real estate taxes and operating expenses are paid directly by the tenants or are recoverable in whole or in part from the tenants. We believe that inflationary increases in costs may be at least partially offset by contractual rent increases and the pass through or direct payment by the tenants of all or a portion of the real estate taxes and operating expenses.

Acquisition Activity

During the year ended December 31, 2013, InvenTrust entered into a definitive agreement with a joint venture partner which resulted in InvenTrust obtaining control of the venture, consisting of ten assets. InvenTrust consolidated the ten assets previously in the joint venture on December 31, 2013, recording the assets and liabilities of the joint venture at fair value. One asset, a multi-tenant office property, Trimble, is owned by Highlands.

Disposition Activity

During the years ended December 31, 2015, 2014 and 2013, we disposed of 42 net lease, two retail, one multi-tenant office and one other asset:

Property	Date	Gross Disposition Price (in thousands)	Square Feet
Citizens—Manchester	7/9/2015	$8,200	148,000 Square Feet

Property	Date	Gross Disposition Price (in thousands)	Square Feet
Hunting Bayou	2/19/2014	$10,300	133,269 Square feet
Net lease portfolio—23 assets	2/21/2014	219,400	3,685,390 Square feet
Net lease portfolio—4 assets	3/28/2014	58,500	1,118,096 Square feet
Monadnock Marketplace	4/9/2014	31,200	367,454 Square feet
3801 S. Collins	7/31/2014	10,500	239,905 Square feet
Citizens—Plattsburgh	11/7/2014	200	7,950 Square feet

		$330,100

Property	Date	Gross Disposition Price (in thousands)	Square Feet
Citizens Bank—Chicago Heights	1/24/2013	$2,000	6,276 Square feet
Citizens Bank—Lewes	2/22/2013	1,100	3,478 Square feet
Citizens Bank—Westchester	2/22/2013	1,400	3,410 Square feet
Citizens Bank—3 assets	3/19/2013	1,200	5,055 Square feet
IDS Center	4/25/2013	253,500	1,462,374 Square feet
Citizens—Springfield	5/10/2013	1,000	3,000 Square feet
Citizens—Haddon Heights	7/23/2013	1,400	4,810 Square feet
Southgate Apartments	8/1/2013	19,500	256 Units
Net lease portfolio—3 assets	9/24/2013	29,100	262,700 Square feet
Citizens—Mellon Bank Building	12/31/2013	3,300	14,567 Square feet

		$313,500

Our Revenues and Expenses

Revenues

Our revenues are primarily derived from rental income and expense recoveries we receive from our tenants under leases with us. Rental income primarily consists of monthly rent and other property income pursuant to tenant leases. Tenant recovery income primarily consists of reimbursements for real estate taxes, common area maintenance costs, management fees and insurance costs.

Expenses

Our operating expenses consist primarily of the following:

•	Property operating expenses—Property operating expenses primarily consist of repair and maintenance, management fees, utilities and insurance (in each case, some of which are recoverable from the tenant). In 2015, as a result of InvenTrust’s self-management transactions, the management fee paid to Inland American Holdco Management LLC was eliminated and was replaced by direct property costs related to payroll and overhead.

•	Real estate taxes—These expenses consist of real estate taxes (some of which are recoverable from the tenant).

•	Depreciation and amortization expense—These are non-cash expenses that primarily consist of depreciation of fixed assets such as buildings and capital equipment at our assets, as well as certain corporate assets. Amortization expense primarily consists of amortization of acquired above and below market leases and in-place leases, which are amortized over the life of the related lease or term.

•	General and administrative expenses—General and administrative expenses consist primarily of compensation expense for our corporate staff and personnel supporting our business, transfer agent and investor relations expenses, office administrative and related expenses and transaction expenses. InvenTrust allocated to Highlands a portion of corporate overhead costs incurred by InvenTrust which is based upon Highlands’ percentage share of the average invested assets of InvenTrust and reflected in general and administrative expense. Upon our separation from InvenTrust, we will no longer be allocated a portion of InvenTrust’s corporate overhead. We will be party to a Transition Services Agreement with InvenTrust, pursuant to which we will be charged agreed-upon amounts for the corporate services we receive. We anticipate that we will have non-recurring and recurring expenses associated with establishing and maintaining our own information technology, financial reporting and other public reporting company infrastructure.

•	Business management fee—During the years ended December 31, 2014 and 2013, InvenTrust paid an annual business management fee to the Business Manager based on the average invested assets. We were allocated a portion of the business management fee based upon our percentage share of the average invested assets of InvenTrust for the years ended December 31, 2014 and 2013. On March 12, 2014, InvenTrust entered into the Self-Management Transactions. After the Self-Management Transactions, our management team and our other employees ceased to be employed by the Business Manager or one of its affiliates and became employees of InvenTrust. In connection with the Self-Management Transactions, InvenTrust agreed with the Business Manager to terminate the management agreement with the Business Manager, hire all of the Business Manager’s employees and acquire the assets or rights necessary to conduct the functions previously performed for InvenTrust by the Business Manager. The Self-Management Transactions resulted in a final business management fee incurred in January 2014. As a result, we were not allocated a business management fee after January 2014.

•	Provision for asset impairment—We hold amortizing intangible assets, intangible liabilities and long-lived asset investments. We assess the carrying values of our long-lived assets and equity method investment and evaluate these assets for impairment as discussed in “Critical Accounting Policies and Estimates.” These evaluations have, in the past, resulted in impairment losses for certain of these assets based on the specific facts and circumstances surrounding those assets and our estimates of the fair value of those assets. Based on economic conditions or other factors applicable to a specific asset, we may be required to take additional impairment losses to reflect further declines in our asset and/or investment values.

Factors that May Affect Results of Operations

Rental Income

The amount of net rental income generated by the assets in our portfolio depends principally on our ability to renew expiring leases or re-lease space upon the scheduled or unscheduled termination of leases, lease currently available space and maintain or increase rental rates at our assets. Local, regional or national economic conditions; changing tenant requirements; an oversupply of or a reduction in demand for the type of assets in our portfolio; changes in market rental rates; our ability to provide adequate services and maintenance at our assets; and fluctuations in interest rates could adversely affect our rental income in future periods. Future economic or regional downturns affecting our submarkets or downturns in our tenants’ industries that impair our ability to renew or re-lease space and the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase occupancy. Additionally, tenants may not renew such leases and we may be unable to re-lease such assets on comparably favorable terms or at all. This is a particular concern at our net lease assets.

Scheduled Lease Expirations

Our ability to re-lease expiring space at rental rates equal to or in excess of current rental rates will impact our results of operations. In addition to approximately 376,129 square feet of gross leasable area of vacant space in our portfolio as of December 31, 2015, during the years ending December 31, 2016, 2017 and 2018, leases representing approximately 34.8%, 22.8% and 3.2%, respectively, of the gross leasable area of our portfolio are scheduled to expire. These leases are expected to represent approximately 34.3%, 17.9% and 4.9%, respectively, of our annualized base rent for such periods.

Operating Expenses

Our property operating expenses generally consist of property taxes, regular repair and maintenance, management fees, utilities and insurance. Many of these expenses are recoverable from the tenant or directly paid by the tenant, particularly at our net lease assets. Other operating expenses consist of general and administrative expenses. As a public reporting company, our annual general and administrative expenses may increase compared to the amount historically allocated to us by InvenTrust.

Key Indicators of Operating Performance

Funds From Operations (“FFO”)

We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairment, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. We believe that the presentation of FFO provides useful supplemental information to investors regarding our operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. We believe that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. Our calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing us to non-REITs.

Modified Same Store Net Operating Income

Management of the Company uses modified net operating income (“Modified NOI”) as a key indicator of operating performance metric for internal monitoring and planning purposes, including the preparation of its annual operating budget and monthly operating reviews, as well as to facilitate analysis of future business decisions. Modified NOI reflects the income from operations excluding adjustments for lease termination income and GAAP rent adjustments. Management believes these adjustments provide a comparable presentation of operating activities across periods. Thus, the Company believes that presentation of this non-GAAP financial measure is helpful to investors’ understanding of the Company’s operating and investment decisions. In addition, the Company believes that Modified NOI allows management, investors and analysts to evaluate the Company’s operating results and performance trends on a year-to-year basis because it is an indicator of the return on property investment, before corporate-level allocations and other expenses.

Critical Accounting Policies and Estimates

General

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying combined consolidated financial statements and related notes. This section discusses those critical accounting policies and estimates. These judgments often result from the need to make estimates about the effect of matters that are inherently uncertain. GAAP requires information in financial statements about accounting principles, methods used and disclosures pertaining to significant estimates. This discussion addresses our judgment pertaining to known trends, events or uncertainties which were taken into consideration upon the application of those policies.

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the extended transition period.

Impairment

We assess the carrying values of the respective long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable, such as a reduction in the expected holding period of the asset. If it is determined that the carrying value is not recoverable because the undiscounted cash flows do not exceed carrying value, we are required to record an impairment loss to the extent that the carrying value exceeds fair value. The valuation and possible subsequent impairment of investment assets is a significant estimate that can and does change based on our continuous process of analyzing each asset and reviewing assumptions about uncertain inherent factors, as well as the economic condition of the asset at a particular point in time.

Cost Capitalization and Depreciation Policies

Our policy is to review all expenses paid and capitalize any items which are deemed to be an upgrade or a tenant improvement. These costs are capitalized and included in the investment properties classification as an addition to buildings and improvements.

Buildings and improvements are depreciated on a straight-line basis based upon estimated useful lives of 30 years for buildings and improvements, and 5-15 years for site improvements and furniture, fixtures and equipment. Tenant improvements are depreciated on a straight-line basis over the life of the related lease as a component of depreciation and amortization expense. The portion of the purchase price allocated to acquired above market leases and acquired below market leases is amortized on a straight-line basis over the life of the related lease as an adjustment to net rental income. Acquired in-place lease costs, customer relationship value and other leasing costs are amortized on a straight-line basis over the life of the related lease as a component of amortization expense.

Cost capitalization and the estimate of useful lives requires our judgment and includes significant estimates that can and do change based on our process which periodically analyzes each asset and on our assumptions about uncertain inherent factors.

Dispositions

The Company accounts for dispositions in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360-20, Real Estate Sales. The Company recognizes gain in full when real estate is sold, provided (a) the profit is determinable, that is, the collectability of the sales price is reasonably assured or the amount that will not be collectible can be estimated, and (b) the earnings process is virtually complete, that is, the seller is not obliged to perform significant activities after the sale to earn the profit.

In April 2014, the FASB issued ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which includes amendments that change the requirements for reporting discontinued operations and require additional disclosures about discontinued operations. Under the new guidance, only disposals representing a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, ASU 2014-08 expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. ASU No. 2014-08 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. We have elected to early adopt ASU No. 2014-08, effective January 1, 2014. Beginning with the year ended December 31, 2014, all asset disposals have been included as a component of income from continuing operations unless they qualify as discontinued operations. The operations reflected in discontinued operations are related to the net lease assets that were classified as held for sale at December 31, 2013 and any asset dispositions reported as discontinued operations prior to our adoption of ASU No. 2014-08.

Revenue Recognition

We commence revenue recognition on our leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If we conclude we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives which reduces revenue recognized over the term of the lease. In these circumstances, we begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. We consider a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retains legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease; and

•	who constructs or directs the construction of the improvements.

The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination, we consider all of the above factors. No one factor, however, necessarily establishes its determination.

We recognize rental income on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of accounts and rents receivable in the accompanying combined consolidated balance sheets. Due to the impact of the straight-line basis, rental income generally is greater than the cash collected in the early years and decreases in the later years of a lease. We periodically review the collectability of outstanding receivables. Allowances are taken for those balances that we deem to be uncollectible, including any amounts relating to straight-line rent receivables.

Reimbursements from tenants for recoverable real estate tax and operating expenses are accrued as revenue in the period the applicable expenses are incurred. We make certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. We do not expect the actual results to significantly differ from the estimated reimbursement.

We will recognize lease termination income if there is a signed termination letter agreement, all of the conditions of the agreement have been met, collectability is reasonably assured and the tenant is no longer occupying the asset. Upon early lease termination, we will provide for losses related to unrecovered intangibles and other assets.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective, although it will not affect the accounting for rental related revenues. The new standard is effective for the Company on January 1, 2018. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU No. 2014-09 will have on our combined consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

In February 2016, the FASB issued ASU 2016-02, Leases, amending the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective for annual reporting periods beginning after December 15, 2018, and early adoption of is permitted as of the standard’s issuance date. The new standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. We are assessing whether the new standard will have a material effect on our financial position or results of operations.

Income Taxes

The Company intends to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with the Company’s short taxable year commencing immediately prior to the Company’s separation from InvenTrust and ending on December 31, 2016. So long as it qualifies as a REIT, the Company generally will not be subject to federal income tax on taxable income that is distributed currently to stockholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it distribute at least 90% of its REIT taxable income (subject to certain adjustments) to its stockholders each year. If the Company fails to qualify as a REIT in any taxable year, without the benefit of certain relief provisions, the Company will be subject to federal and state income tax on its taxable income at regular corporate tax rates and would not be able to re-elect REIT status during the four years following the year of the failure. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

The Company is currently a qualified REIT subsidiary (“QRS”) of InvenTrust, which has elected to be taxed as a REIT and has operated in a manner intended to qualify as a REIT under the Code. As a QRS, the Company is currently disregarded as a separate entity from InvenTrust for federal income tax purposes. All assets, liabilities and items of income, deduction and credit of the Company are currently treated for federal income tax purposes as those of InvenTrust.

The Company’s subsidiary, MB REIT, operated in a manner intended to qualify to be taxed as a REIT under the Code. On December 15, 2015, MB REIT redeemed all of the outstanding shares of its Series B Preferred Stock and became a wholly owned subsidiary of InvenTrust. At that time, MB REIT became a QRS of InvenTrust and ceased to be treated as a separate REIT for U.S. federal income tax purposes. As a QRS, MB REIT is currently disregarded as a separate entity from InvenTrust for federal income tax purposes. All assets, liabilities and items of income, deduction and credit of MB REIT are treated for federal income tax purposes as those of InvenTrust.

Comparison of the years ended December 31, 2015, 2014 and 2013

Key performance indicators are as follows:

	As of December 31,
	2015	2014	2013
Economic occupancy(a)	95%	93%	91%
Rent per square foot(b)	$14.19	$13.90	$13.94

(a)	Economic occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of its lease agreement, regardless of the actual use or occupation by the tenant of the area being leased. Actual use may be less than economic square footage.
(b)	Rent per square foot is computed as annualized rent divided by the total occupied square footage at the end of the period. Annualized rent is computed as revenue for the last month of the period multiplied by twelve months. Annualized rent includes the effect of rent abatements, lease inducements and straight-line rent GAAP adjustments.

Combined Consolidated Results of Operations

	(in thousands)
	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Net income (loss) from continuing operations	$14,345	$12,555	$(247,863)
Net income (loss) attributable to Company	14,330	17,171	(199,410)

Our net income from continuing operations increased to $14.3 million for the year ended December 31, 2015 from net income from continuing operations of $12.6 million for the year ended December 31, 2014. Our net income attributable to the Company decreased to $14.3 million for the year ended December 31, 2015 from net income attributable to the Company of $17.2 million for the year ended December 31, 2014. The increase in net income from continuing operations is primarily as a result of InvenTrust’s self-management transactions, which eliminated the property management fee paid to Inland American Holdco Management LLC and was replaced by direct property costs related to payroll and overhead. This was partially offset by three assets transferred to InvenTrust during the first quarter of 2015 and gains from extinguishment of debt of $12.0 million, primarily related to one asset, for the year ended December 31, 2014. The decrease in net income attributable to the Company was a result of net income from discontinued operations of $4.6 million for the year ended December 31, 2014.

Our net income from continuing operations increased to $12.6 million for the year ended December 31, 2014 from a net loss from continuing operations of $247.9 million for the year ended December 31, 2013. Our net income attributable to the Company increased to $17.2 million for the year ended December 31, 2014 from a net loss attributable to the Company of $199.4 million for the year ended December 31, 2013. These increases were primarily due to a decrease in impairment charges to $15.6 million, related to two assets, for the year ended December 31, 2014 from $258.6 million, related to nine assets, for the year ended December 31, 2013. These impairment charges were offset by gains from extinguishment of debt of $12.0 million, primarily related to one asset sold during 2014 and included in continuing operations, and $2.4 million, primarily related to one asset, for the years ended December 31, 2014 and 2013, respectively. Additionally, the net loss attributable to the Company for the year ended December 31, 2013 was offset by income from discontinued operations of $48.5 million due to the net lease asset portfolio sale. The income from of discontinued operations for the year ended December 31, 2014 was $4.6 million.

Operating Income and Expenses

	(in thousands)
	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013	2015 Increase (decrease) from 2014	2014 Increase (decrease) from 2013
Income:
Rental income	$96,960	$104,218	$108,841	$(7,258)	$(4,623)
Tenant recovery income	14,447	17,190	18,611	(2,743)	(1,421)
Other property income	430	739	743	(309)	(4)
Operating Expenses:
Property operating expenses	10,721	15,443	15,888	(4,722)	(445)
Real estate taxes	10,303	12,379	13,312	(2,076)	(933)
Depreciation and amortization	36,212	37,235	47,113	(1,023)	(9,878)
Provision for asset impairment	—	15,640	258,648	(15,640)	(243,008)
General and administrative expenses	12,241	7,161	4,534	5,080	2,627
Business management fee	—	423	6,742	(423)	(6,319)

Property Income and Operating Expenses

Rental income consists of basic monthly rent, straight-line rent adjustments, amortization of acquired above and below market leases, other property income, and percentage rental income recorded pursuant to tenant leases. Tenant recovery income consists of reimbursements for real estate taxes, common area maintenance costs, management fees, and insurance costs. Other property income consists of lease termination fees and other miscellaneous property income. Property operating expenses include regular repair and maintenance, management fees, utilities, and insurance (some of which are recoverable from the tenant).

There was a decrease in property income for the year ended December 31, 2015 compared to 2014. Total property income decreased by $10.3 million, or 8.4%, for the year ended December 31, 2015 compared to the same period in 2014 as a result of three assets transferred to InvenTrust during the first quarter of 2015.

Property operating expenses decreased $4.7 million, or 30.6%, for the year ended December 31, 2015 compared to 2014. As a result of InvenTrust’s self-management transactions, which eliminated the property management fee paid to Inland American Holdco Management LLC and was replaced by direct property costs related to payroll and overhead, there was a decrease of approximately $3.7 million in property operating expenses. In addition, the decrease is a result of three assets transferred to InvenTrust during the first quarter of 2015.

There was a decrease in property income for the year ended December 31, 2014 compared to 2013. Total property income decreased by $6.0 million, or 4.7%, for the year ended December 31, 2014 compared to the same period in 2013 as a result of four assets sold during 2014 that were not classified as discontinued operations.

Property operating expenses decreased $0.4 million, or 2.8%, for the year ended December 31, 2014 compared to 2013.

Real Estate Taxes

Real estate taxes decreased by $2.1 million for the year ended December 31, 2015 compared to the same period in 2014 as a result of three assets transferred to InvenTrust during the first quarter of 2015.

Real estate taxes decreased by $0.9 million for the year ended December 31, 2014 compared to the same period in 2013 as a result of four assets sold in 2014 that were not classified as discontinued operations.

Depreciation and Amortization

Depreciation and amortization decreased by $1.0 million for the year ended December 31, 2015 compared to the same period in 2014 as a result of three assets transferred to InvenTrust during the first quarter of 2015.

Depreciation and amortization decreased by $9.9 million for the year ended December 31, 2014 compared to the same period in 2013 as a result of a decrease in the asset basis related to provision for asset impairment charges recorded on AT&T—Hoffman Estates and AT&T—St. Louis for the year ended December 31, 2013 as well as four assets sold in 2014 that were not classified as discontinued operations.

Provision for Asset Impairment

For the year ended December 31, 2015, we recorded no asset impairment charges.

For the year ended December 31, 2014, we identified certain assets which may have a reduction in the expected holding period and reviewed the probability that we would dispose of these assets. As a result of our analysis, we identified one asset during the year ended December 31, 2014, which was subsequently sold, that we determined was impaired and wrote down to fair value. Additionally, AT&T—St. Louis, which was previously classified as held for sale as of December 31, 2013, was re-classified as held and used and was re-measured at the lesser of the carrying value or fair value as of May 8, 2014, resulting in an impairment charge to this asset of $9.7 million. Overall, we recorded a provision for asset impairment of $15.6 million to reduce the carrying value of these two assets to their fair values for the year ended December 31, 2014.

For the year ended December 31, 2013, we identified certain assets which may have a reduction in the expected holding period and reviewed the probability that we would dispose of these assets. As part of our analysis, we identified one asset, AT&T—Hoffman Estates, in which we were exploring a potential disposition. After we began exploring a potential sale of the asset, we became aware of circumstances in which the tenant was considering vacating the space. Although the lease does not expire until September 2016, we analyzed various leasing and sale scenarios for AT&T—Hoffman Estates. Based on the probabilities assigned to such scenarios, it was determined the asset was impaired and therefore written down to its estimated fair value. As a result, we recorded an impairment charge of $147.5 million with respect to this asset for the year ended December 31, 2013.

Additionally, on August 8, 2013, InvenTrust entered into a purchase agreement to sell a portfolio of net lease assets. Thirty-one of the assets were part of the Highlands Portfolio. We evaluated the 31 assets as a disposal group and determined that the disposal group was in a net loss position. Based on the analysis, we attributed the impairment to one asset, AT&T—St. Louis, in which we recorded an impairment charge of $61.9 million for the year ended December 31, 2013.

In addition, during the year ended December 31, 2013, the Company recorded an additional $49.2 million impairment charge related to four net lease and three retail assets. Of these assets, six were reviewed for impairment based on the probability we would dispose of the assets and one was reviewed for impairment based on debt-related triggers. Of these assets, five were subsequently sold.

Overall, we recorded a provision for asset impairment of $258.6 million to reduce the carrying value of certain investment assets to their estimated fair values for the year ended December 31, 2013.

General and Administrative Expenses

General and administrative expenses increased to $12.2 million for the year ended December 31, 2015 from $7.2 million for the year ended December 31, 2014. The increase was the result of an increase in the allocation of costs by InvenTrust for certain corporate services and other expenses. For both periods, we were allocated a portion of such expenses based upon our percentage share of the average invested assets of InvenTrust. Due to InvenTrust’s spin-off of its subsidiary Xenia Hotels & Resorts, Inc. in February 2015, InvenTrust’s total average invested assets decreased for the year ended December 31, 2015 and, therefore, our relative percentage share increased. The allocation includes costs related to corporate overhead expenses, such as payroll costs for certain of InvenTrust’s employees (accounting, finance, tax, treasury and legal) and outside professional services.

General and administrative expenses increased to $7.2 million for the year ended December 31, 2014 from $4.5 million for the year ended December 31, 2013. The increase was the result of an increase in expenses connected to payroll, legal, and other professional fees primarily related to the transition to self-management.

Business Management Fee

We incurred a business management fee of $0.4 million and $6.7 million for the years ended December 31, 2014 and 2013, respectively, which was equal to 12.7% and 16.9% of average invested assets, respectively.

During the year ended December 31, 2013, InvenTrust paid an annual business management fee to the Business Manager based on the average invested assets. We were allocated a portion of the business management fee based upon our percentage share of the average invested assets of InvenTrust for the year ended December 31, 2013. On March 12, 2014, InvenTrust entered into the Self-Management Transactions. After the Self-Management Transactions, our management team and our other employees ceased to be employed by the Business Manager or one of its affiliates and became our employees. In connection with the Self-Management Transactions, InvenTrust agreed with the Business Manager to terminate the management agreement with the Business Manager, hire all of the Business Manager’s employees and acquire the assets or rights necessary to conduct the functions previously performed for InvenTrust by the Business Manager. The Self-Management Transactions resulted in a final business management fee incurred in January 2014. As a result, we were not allocated a business management fee after January 2014.

Non-Operating Income and Expenses

	(in thousands)
	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013	2015 Increase (decrease) from 2014	2014 Increase (decrease) from 2013
Non-operating income and expenses:
Interest and dividend income	$1	$5	$1,006	$(4)	$(1,001)
Loss on sale of investment properties	(197)	(1,018)	—	821	(1,018)
Gain on extinguishment of debt	—	11,959	2,419	(11,959)	9,540
Other (loss) income	(11)	488	889	(499)	(401)
Interest expense	(27,757)	(32,681)	(37,583)	(4,924)	(4,902)
Income from discontinued operations, net	—	4,632	48,469	(4,632)	(43,837)

Loss on Sale of Investment Properties

In line with our early adoption of the new accounting standard governing discontinued operations, ASU No. 2014-08, effective January 1, 2014, only dispositions representing a strategic shift that has (or will have) a major effect on our results and operations would qualify as discontinued operations. For the years ended December 31, 2014 and 2013, the operations reflected in discontinued operations include the net lease assets that were classified as held for sale at December 31, 2013. All other asset dispositions are now included as a component of income from continuing operations, except for those assets classified as discontinued operations prior to our adoption of the new accounting standard governing discontinued operations.

During the year ended December 31, 2015, the loss on sale of properties was $0.2 million, which was attributed to one asset sold during 2015 that did not qualify as discontinued operations.

During the year ended December 31, 2014, the loss on sale of properties was $1.0 million, which was attributed to four assets sold during 2014 that did not qualify as discontinued operations.

There was no gain or loss on sale of investment properties for the year end December 31, 2013.

Gain on Extinguishment of Debt

There was no gain on extinguishment of debt for the year ended December 31, 2015.

The gain on extinguishment of debt of $12.0 million for the year ended December 31, 2014 was primarily due to the gain on extinguishment of debt of $12.1 million for one asset sold during 2014, partially offset by the write-off of loan fees.

The gain on extinguishment of debt of $2.4 million for the year ended December 31, 2013 was primarily due to a discounted mortgage pay off for one asset.

Interest Expense

Interest expense from continuing operations decreased to $27.8 million for the year ended December 31, 2015 from $32.7 million for the year ended December 31, 2014. Additional interest expense of $0.0 million and $1.9 million was reflected in discontinued operations for the years ended December 31, 2015 and 2014, respectively. In total, interest expense decreased to $27.8 million for the year ended December 31, 2015 from $34.6 million for the year ended December 31, 2014. This was primarily due to the decrease in the principal amount of our total debt (including mortgages, and the allocation of lines of credit from InvenTrust) to $439.0 million as of December 31, 2015 from $487.8 million as of December 31, 2014.

Interest expense from continuing operations decreased to $32.7 million for the year ended December 31, 2014 from $37.6 million for the year ended December 31, 2013. Additional interest expense of $1.9 million and $14.1 million was reflected in discontinued operations for the years ended December 31, 2014 and 2013, respectively. In total, interest expense decreased to $34.6 million for the year ended December 31, 2014 from $51.7 million for the year ended December 31, 2013. This was primarily due to the decrease in the principal amount of our total debt (including mortgages, and the allocation of lines of credit from InvenTrust) to $487.8 million as of December 31, 2014 from $776.6 million, which includes debt related to assets classified as held for sale, as of December 31, 2013.

Our weighted average interest rate on total outstanding debt was 6.09%, 6.10% and 6.29% per annum for the years ended December 31, 2015, 2014 and 2013, respectively.

Discontinued Operations

In line with our early adoption of the new accounting standard governing discontinued operations, for the year ended December 31, 2014, only dispositions representing a strategic shift that has (or will have) a major effect on our results and operations would qualify as discontinued operations. The operations of the net lease assets classified as held for sale on the combined consolidated balance sheet as of December 31, 2013 and other assets sold prior to our adoption of ASU No. 2014-08 are included in discontinued operations for the years ended December 31, 2014 and 2013.

For the year ended December 31, 2015, there was no discontinued operation activity.

For the year ended December 31, 2014, as we completed the net lease portfolio sale, we recorded net income of $4.6 million from discontinued operations, which primarily included a gain on sale of properties of $5.6 million and a loss on extinguishment of debt of $2.1 million. Discontinued operations generated operating income of $3.1 million for the year ended December 31, 2014.

For the year ended December 31, 2013, we recorded net income of $48.5 million from discontinued operations, which primarily included a gain on sale of properties of $57.2 million and a loss on extinguishment of debt of $2.1 million. Discontinued operations generated operating income of $7.3 million for the year ended December 31, 2013, which includes a provision for asset impairment of $3.9 million.

Leasing Activity

Our primary source of funding for our property-level operating activities and debt payments is rent collected pursuant to our tenant leases. The following table represents lease expirations for the Prior Combined Portfolio as of December 31, 2015:

Lease Expiration Year	Number of Expiring Leases	GLA of Expiring Leases (Sq. Ft.)	Annualized Rent of Expiring Leases	Percent of Total GLA	Percent of Total Annualized Rent	Expiring Rent/Square Foot
2016	27	2,351,310	$33,346	34.8%	34.3%	$14.18
2017	15	1,539,864	17,408	22.8%	17.9%	11.30
2018	24	219,484	4,735	3.2%	4.9%	21.57
2019	31	478,722	7,558	7.1%	7.8%	15.79
2020	50	679,133	15,416	10.0%	15.8%	22.70
2021	22	436,922	8,154	6.5%	8.4%	18.66
2022	8	173,198	2,520	2.6%	2.6%	14.55
2023	9	54,900	1,220	0.8%	1.3%	22.23
2024	4	72,643	646	1.1%	0.7%	8.90
2025	11	62,030	887	0.9%	0.9%	14.29
Month to Month	15	602,486	4,249	8.9%	4.4%	7.05
Thereafter	7	95,015	1,166	1.4%	1.2%	12.27

	223	6,765,707	$97,305	100%	100%	$14.38

The lease for AT&T – Hoffman Estates represents a significant portion of the annualized rent scheduled to expire in 2016, as it accounts for almost 25% of the Prior Combined Portfolio’s total annualized rent. For additional information regarding this lease, see “Business and Properties—Properties—AT&T-Hoffman Estates.” The next three largest leases expiring in 2016 account for approximately 6% of our annualized rent in the aggregate and each relate to assets with a single tenant. For two of these assets, we believe that the current tenants may choose to renew for a portion of the space currently leased and that those assets will therefore become multi-tenant. We expect adequate demand for these assets from current sub-tenants or new tenants, though rental rates may be approximately 10% to 20% lower, when expenses are accounted for, due to the assets changing from single-tenant sale-leasebacks to multi-tenant assets. The third lease, which is a correctional facility located in Haskell, Texas, expires in May 2016. To date, we have not reached an agreement with the existing tenant to renew the lease and we do not currently anticipate that they will renew or extend the term of the lease. Additionally, we have not reached an agreement with other potential lessees of this facility. Due to the specialized nature of this asset and limited demand for such an asset, as well as the lack of market comparables, we are unable to estimate market rents and terms for such asset. Further, we may be unable to re-lease the facility on terms equal to or better than the current terms, or at all.

The following table represents new and renewed leases that commenced in the year ended December 31, 2015.

	# of Leases	Gross Leasable Area	Rent per square foot	Weighted Average Lease Term	Tenant Improvement Allowances	Commission
New	6	70,776	$20.88	9.42	$38.34	$10.12
Renewal	36	329,000	12.04	5.90	0.89	—

Total	45	399,776	$13.61	6.52	$7.52	$1.79

During the year ended December 31, 2015, 9 new leases and 36 renewals commenced with gross leasable area totaling 399,776 square feet. The weighted average term for new leases was 9.42 years, with tenant improvement allowances and commissions at $38.34 and $10.12, respectively. The weighted average lease term for renewal leases was 5.90 years, with tenant improvement allowances of $0.89 per square foot.

Tenant improvement allowances were primarily given for our new leases, two of which represent 11.5% of the total tenant improvement allowance. Of these two leases, one is a multi-tenant office lease and one is a retail lease.

As of December 31, 2014, we had gross leasable area totaling 328,333 square feet set to expire in 2015, of which 311,457 square feet, or 24 leases, were renewed. The remaining 16,876 square feet, or 6 leases, were not renewed during the year ended December 31, 2015.

Same-store

At December 31, 2015, 2014 and 2013, the Prior Combined Portfolio consisted of 22 wholly owned assets and four parcels of unimproved land, 27 wholly owned assets and four parcels of unimproved land and 58 wholly owned assets and four parcels of unimproved land, respectively, and the Highlands Portfolio, a subset of the Prior Combined Portfolio, consisted of 18 wholly owned assets and four parcels of unimproved land, 18 wholly owned assets and four parcels of unimproved land and 17 wholly owned assets and four parcels of unimproved land, respectively. The assets owned during these periods, which exclude discontinued operations, have been included in our results of operations during the respective periods since their dates of acquisition. Based on when an asset was acquired, operating results for certain assets are not comparable for the years ended December 31, 2015, 2014 and 2013. Same store assets are all assets within the Highlands Portfolio and Prior Combined Portfolio that we have owned and operated for the entirety of the periods being compared. This same store analysis allows management to monitor the operations of our existing assets for comparable periods to determine the effects of our acquisitions and dispositions on net income.

The following are key performance indicators for comparable assets within Highlands Portfolio and the Prior Combined Portfolio at December 31, 2015 and 2014:

	Highlands Portfolio		Variance	Prior Combined Portfolio		Variance
	As of December 31,		from 2014 to	As of December 31,		from 2014 to
	2015	2014	2015	2015	2014	2015
Economic occupancy(a)	95%	95%	—%	95%	94%	1.1%
Rent per square foot(b)	$14.00	$13.86	1.0%	$14.19	$14.13	0.4%

(a)	Economic occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of its lease agreement, regardless of the actual use or occupation by the tenant of the area being leased. Actual use may be less than economic square footage.
(b)	Rent per square foot is computed as annualized rent divided by the total occupied square footage at the end of the period. Annualized rent is computed as revenue for the last month of the period multiplied by twelve months. Annualized rent includes the effect of rent abatements, lease inducements and straight-line rent GAAP adjustments.

The following are key performance indicators for comparable assets within Highlands Portfolio and the Prior Combined Portfolio at December 31, 2014 and 2013:

	Highlands Portfolio		Variance	Prior Combined Portfolio		Variance
	As of December 31,		from 2013 to	As of December 31,		from 2013 to
	2014	2013	2014	2014	2013	2014
Economic occupancy(a)	94%	95%	(1.1)%	94%	95%	(1.1)%
Rent per square foot(b)	$13.97	$14.00	(0.2)%	$14.13	$14.14	(0.1)%

(a)	Economic occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of its lease agreement, regardless of the actual use or occupation by the tenant of the area being leased. Actual use may be less than economic square footage.
(b)	Rent per square foot is computed as annualized rent divided by the total occupied square footage at the end of the period. Annualized rent is computed as revenue for the last month of the period multiplied by twelve months. Annualized rent includes the effect of rent abatements, lease inducements and straight-line rent GAAP adjustments.

Modified Net Operating Income

The following table represents our same store modified net operating income for the twelve months ended December 31, 2015 and 2014 for the Highlands Portfolio and the Prior Combined Portfolio (in thousands).

	Pro Forma
	Highlands Portfolio				Prior Combined Portfolio
	Twelve Months Ended				Twelve Months Ended
	December 31, 2015	December 31, 2014	Favorable (Unfav.) Variance	Favorable (Unfav.) Variance	December 31, 2015	December 31, 2014	Favorable (Unfav.) Variance	Favorable (Unfav.) Variance
No. of same store assets	18	18			22	22
Operating revenues
Rental income	$90,547	$89,279	$1,268	1.4%	$97,974	$96,239	$1,735	1.8%
Tenant recovery income	11,297	11,183	114	1.0%	14,044	13,938	106	0.8%
Other property income	208	207	1	0.5%	224	242	(18)	(7.4)%

Total income	102,052	100,669	1,383	1.4%	112,242	110,419	1,823	1.7%

Operating expenses
Property operating expenses	8,627	11,101	2,474	22.3%	10,040	12,821	2,781	21.7%
Real estate taxes	7,448	7,589	141	1.9%	9,461	9,771	310	3.2%

Total operating expenses	16,075	18,690	2,615	14.0%	19,501	22,592	3,091	13.7%

Modified same store NOI(1)	85,977	81,979	3,998	4.9%	92,741	87,827	4,914	5.6%

Modified non same store NOI(1)	(403)	(259)	(144)	(55.6)%	(207)	7,586	(7,793)	(102.7)%

Modified net operating income(1)	$85,574	$81,720	$3,854	4.7%	$92,534	$95,413	$(2,879)	(3.0)%

Adjustments(2)
GAAP Adjustment to rental income	(1,756)	(1,174)	(582)	49.6%	(1,856)	(1,522)	(334)	21.9%
Termination fee income	119	379	(260)	(68.6)%	135	434	(299)	(68.9)%

Total adjustments	(1,637)	(795)	(842)	105.9%	(1,721)	(1,088)	(633)	58.2%

Net operating income	$83,937	$80,925	$3,012	3.7%	$90,813	$94,325	$(3,512)	(3.7)%

(1)	Modified net operating income reflects the income from operations excluding adjustments, such as lease termination income, and GAAP rent adjustments in order to provide a comparable presentation of operating activity across periods.
(2)	Includes adjustments for items that affect the comparability of, and were excluded from, the same store results. Such adjustments include lease termination income and GAAP rent adjustments (such as straight-line rent and above/below market lease amortization).

Modified net operating income on a same store basis for the Highlands Portfolio grew by 4.9% for the year ended December 31, 2015 compared to the year ended December 31, 2014. The increase was the result of stable same store occupancy and a slight increase in comparable lease rates year to year. In addition, as a result of InvenTrust’s self-management transactions, which eliminated the property management fee paid to Inland American Holdco Management LLC and was replaced by direct property costs related to payroll and overhead, there was a decrease of approximately $3.3 million in property operating expenses. Offsetting this decrease in property operating expense is an increase in direct recovery expenses. On a total segment basis, there was an increase in modified net operating income of $3.9 million, or 4.7%.

Modified net operating income on a same store basis for the Prior Combined Portfolio grew by 5.6% for the year ended December 31, 2015 compared to the year ended December 31, 2014. As a result of InvenTrust’s self-

management transactions, which eliminated the property management fee paid to Inland American Holdco Management LLC and was replaced by direct property costs related to payroll and overhead, there was a decrease of approximately $3.6 million in property operating expenses. Offsetting this decrease in property operating expense is an increase in direct recovery expenses. On a total segment basis, there was a decrease in modified net operating income of $2.9 million, or 3.0%. This was the result of three assets transferred to InvenTrust in the first quarter of 2015 and the disposition of one asset in 2015 and four assets in 2014 that did not qualify as discontinued operations.

The following table represents our same store modified net operating income for the twelve months ended December 31, 2014 and 2013 for the Highlands Portfolio and the Prior Combined Portfolio (in thousands).

	Pro Forma
	Highlands Portfolio				Prior Combined Portfolio
	Twelve Months Ended				Twelve Months Ended
	December 31, 2014	December 31, 2013	Favorable (Unfav.) Variance	Favorable (Unfav.) Variance	December 31, 2014	December 31, 2013	Favorable (Unfav.) Variance	Favorable (Unfav.) Variance
No. of same store assets	17	17			21	21
Operating revenues
Rental income	$87,520	$86,726	$794	0.9%	$94,481	$93,769	$712	0.8%
Tenant recovery income	10,755	10,524	231	2.2%	13,510	13,426	84	0.6%
Other property income	207	226	(19)	(8.4)%	242	279	(37)	(13.3)%

Total income	98,482	97,476	1,006	1.0%	108,233	107,474	759	0.7%

Operating expenses
Property operating expenses	10,929	10,974	45	0.4%	12,651	12,902	251	1.9%
Real estate taxes	7,248	7,142	(106)	(1.5)%	9,429	9,301	(128)	(1.4)%

Total operating expenses	18,177	18,116	(61)	(0.3)%	22,080	22,203	123	0.6%

Modified same store NOI(1)	80,305	79,360	945	1.2%	86,153	85,271	882	1.0%

Modified non same store NOI(1)	1,415	(483)	1,898	393.0%	9,260	13,730	(4,470)	(32.6)%

Modified net operating income(1)	$81,720	$78,877	$2,843	3.6%	$95,413	$99,001	$(3,588)	(3.6)%

Adjustments(2)
GAAP Adjustment to rental income	(1,174)	(149)	(1,025)	687.9%	(1,522)	(365)	(1,157)	317.0%
Termination fee income	379	341	38	11.1%	434	359	75	20.9%

Total adjustments	(795)	192	(987)	(514.1)%	(1,088)	(6)	(1,082)	18,033.3%

Net operating income	$80,925	$79,069	$1,856	2.3%	$94,325	$98,995	$(4,670)	(4.7)%

(1)	Modified net operating income reflects the income from operations excluding adjustments, such as lease termination income, and GAAP rent adjustments in order to provide a comparable presentation of operating activity across periods.
(2)	Includes adjustments for items that affect the comparability of, and were excluded from, the same store results. Such adjustments include lease termination income and GAAP rent adjustments (such as straight-line rent and above/below market lease amortization).

Modified net operating income on a same store basis for the Highlands Portfolio grew by 1.2% for the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase was the result of stable same store economic occupancy and comparable lease rates year to year. On a total segment basis, there was an increase in modified net operating income of $2.8 million, or 3.6%, partially due to the consolidation of one entity previously classified as a joint venture.

Modified net operating income on a same store basis for the Prior Combined Portfolio grew by 1.0% for the year ended December 31, 2014 compared to the year ended December 31, 2013. This was the result of stable economic occupancy and comparable lease rates year to year. On a total segment basis, there was decrease in modified net operating income of $3.6 million, or 3.6%. This was result of the disposition of four assets in 2014 and one asset sold in 2015 that did not qualify as discontinued operations.

Non-GAAP Financial Measures

We consider the non-GAAP financial measures of FFO and Modified NOI useful to investors as key supplemental measures of our operating performance. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.

Funds From Operations

We calculate FFO in accordance with standards established by NAREIT, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairment, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. We believe that the presentation of FFO provides useful supplemental information to investors regarding our operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. We believe that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. Our calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing us to non-REITs.

The following is a reconciliation of our GAAP net income (loss) from continuing operations to FFO for the years ended December 31, 2015, 2014 and 2013 (in thousands):

	Pro Forma	Combined Consolidated
	Highlands Portfolio
	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2013
Net income (loss) from continuing operations	$	$14,345	$12,555	$(247,863)
Net income from discontinued operations		—	4,632	48,469
Less: Net income attributable to non-controlling interests		(15)	(16)	(16)

Net income (loss) attributable to Company	$	$14,330	$17,171	$(199,410)
Depreciation and amortization related to investment properties		36,238	37,287	62,268
Depreciation and amortization related to investment in an unconsolidated entity		—	—	705
Impairment of investment properties		—	15,640	258,648
Impairment of investment properties reflected in discontinued operations		—	—	3,853
Loss (gain) on sale of investment property, net		197	(4,576)	(57,239)
Gain on investment in unconsolidated entity		—	—	(2,930)

NAREIT FFO	$	$50,765	$65,522	$65,895

As of December 31, 2015, (i) the loan agreements affiliated with AT&T—Hoffman Estates and AT&T—Cleveland are in “hyper-amortization,” and so all net operating income from these assets, less management operating expenses, is used to pay down the principal amount of the loan, and (ii) all net operating income, less management operating expenses, for Dulles Executive Plaza and Shops at Sherman Plaza is being “swept” and held by the lender pursuant to the applicable loan agreement, in each case, as a result of defaults under the respective loan agreements. For the year ended December 31, 2015, the company relinquished $22.5 million, $2.0 million and $1.6 million to the lenders under the loan agreements for AT&T Hoffman Estates, Dulles Executive Plaza and AT&T Cleveland, respectively. For the year ended December 31, 2015, Shops at Sherman Plaza had a net loss of $0.6 million.

The table below reflects additional information related to certain items that significantly impact the comparability of our FFO and net income (loss) or significant non-cash items from the periods presented (in thousands):

	Pro Forma	Combined Consolidated
	Highlands Portfolio
	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2013
Gain on extinguishment of debt		$—	$(9,835)	$(364)
Amortization of mark to market debt discounts and financing costs		$220	$380	$790
Amortization of share-based compensation expense		—	—	—

Modified Net Operating Income

Management of the Company uses Modified NOI as a key indicator of operating performance metric for internal monitoring and planning purposes, including the preparation of its annual operating budget and monthly operating reviews, as well as to facilitate analysis of future business decisions. Modified NOI reflects the income from operations excluding adjustments for lease termination income and GAAP rent adjustments. Management believes these adjustments provide a comparable presentation of operating activities across periods. Thus, the Company believes that presentation of this non-GAAP financial measure is helpful to investors’ understanding of the Company’s operating and investment decisions. In addition, the Company believes that Modified NOI allows management, investors and analysts to evaluate the Company’s operating results and performance trends on a year-to-year basis because it is an indicator of the return on property investment, before corporate-level allocations and other expenses.

The following table reflects a reconciliation of modified net operating income to the net income (loss) attributable to the Company on the combined consolidated statements of operations (in thousands):

	Pro Forma	Prior Combined Portfolio
	Highlands Portfolio
	For the years ended	For the years ended
	December 31,	December 31,
	2015	2015	2014	2013
Modified net operating income	$	$92,534	$95,413	$99,001
Adjustments(1)		(1,721)	(1,088)	(6)

Net operating income		90,813	94,325	98,995

Non-allocated expenses(2)		(48,453)	(44,819)	(58,389)
Other income and expenses(3)		(28,015)	(21,311)	(33,379)
Equity in earnings of unconsolidated entity(4)		—	—	3,558
Provision for asset impairment		—	(15,640)	(258,648)

Net income (loss) from continuing operations		14,345	12,555	(247,863)

Net income from discontinued operations		—	4,632	48,469
Less: net income attributable to noncontrolling interests		(15)	(16)	(16)

Net income (loss) attributable to Company	$	$14,330	$17,171	$(199,410)

(1)	Includes adjustments for items that affect the comparability of, and were excluded from, the same store results. Such adjustments include lease termination income and GAAP rent adjustments (such as straight-line rent and above/below market lease amortization).
(2)	Non-allocated expenses consist of general and administrative expenses, business management fee, and depreciation and amortization.
(3)	Other income and expenses consist of interest and dividend income, loss on sale of investment properties, gain on extinguishment of debt, interest expense, other income (loss) and income tax expense.
(4)	Equity in earnings of unconsolidated entity includes the gain on investment in unconsolidated entity.

Use and Limitations of Non-GAAP Financial Measures

FFO and Modified NOI do not represent cash generated from operating activities under GAAP and should not be considered as alternatives to net income or loss, operating profit, cash flows from operations or any other operating performance measure prescribed by GAAP. Although we present and use FFO and Modified NOI because we believe they are useful to investors in evaluating and facilitating comparisons of our operating performance between periods and between REITs that report similar measures, the use of these non-GAAP measures has certain limitations as analytical tools. These non-GAAP financial measures are not measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to fund capital expenditures, contractual commitments, working capital, service debt or make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that we have incurred and will incur. These non-GAAP financial measures may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions and other commitments and uncertainties. These non-GAAP financial measures as presented may not be comparable to non-GAAP financial measures as calculated by other real estate companies.

We compensate for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliation to the most comparable GAAP financial measures, and our combined consolidated statements of operations and cash flows, include interest expense, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

Liquidity and Capital Resources

As of December 31, 2015, we had $27.0 million of cash and cash equivalents, and $3.6 million of restricted escrows.

Our principal demands for funds have been and will continue to be:

•	to pay the operating expenses of our assets;

•	to pay our general and administrative expenses;

•	to make distributions to our stockholders;

•	to service or pay-down our debt; and

•	to fund capital expenditures and leasing related costs.

Generally, our cash needs have been and will be funded from:

•	cash flows from our investment assets;

•	proceeds from sales of assets;

•	proceeds from debt; and

•	the Capital Contribution.

As of December 31, 2015, our AT&T—Hoffman Estates and AT&T—Cleveland assets are currently in hyper-amortization under our loan agreements and, as a result, rental payments less certain expenses are used to pay down the principal amount of the loan and are not available cash. In addition, all rental payments, less certain expenses, for Dulles Executive Plaza and Sherman Plaza are currently being “swept” and held by the lender pursuant to the loan agreement and, as a result, are not available cash.

Our assets have lease maturities within the next three years that may reduce our cash flows from operations. There is no assurance that we will be able to re-lease these assets at comparable rates or on comparable terms, or at all.

Borrowings

The table below presents, on a combined consolidated basis, the principal amount, weighted average interest rates and maturity date (by year) on our mortgage debt, as of December 31, 2015 (dollar amounts are stated in thousands).

Fixed rate mortgage debt maturing during the year ended December 31,	As of December 31, 2015	Weighted average interest rate, fixed
2016	$88,980	5.88%
2017	30,275	5.57%
2018	—	—%
2019	—	—%
2020	—	—%
Thereafter	286,739	6.21%

Total	$405,994	6.09%

Of the total outstanding debt, none is recourse to us.

As of December 31, 2015, we had $89.0 million and $30.3 million in mortgage debt maturing in 2016 and 2017, respectively.

We currently anticipate that we will pay off our debt upon the disposition of assets or we will refinance existing debt. However, there can be no assurance that we will be able to sell assets before their debt matures or that we can obtain such refinancing on satisfactory terms, or at all. Volatility in the capital markets could expose us to the risk of not being able to borrow on terms and conditions acceptable to us for refinancings.

As of December 31, 2015, our AT&T—Hoffman Estates and AT&T—Cleveland assets are currently in hyper-amortization under our loan agreements and, as a result, rental payments less certain expenses are used to pay down the principal amount of the loan and are not available cash. In addition, all rental payments, less certain expenses, for Dulles Executive Plaza and Sherman Plaza are currently being “swept” and held by the lender pursuant to the loan agreement and, as a result, are not available cash.

Mortgage loans outstanding as of December 31, 2015 and December 31, 2014 were $406.0 million and $447.1 million and had a weighted average interest rate of 6.09% and 6.10% per annum, respectively. For the years ended December 31, 2015 and 2014, we has no additional borrowings secured by mortgages on our assets. On May 1, 2014, the Company entered into a note payable in the amount of $32.9 million with Minto Builders, Inc. As of December 31, 2015 and December 31, 2014, the balance of this note payable was $15.1 million.

On November 5, 2015, InvenTrust entered into a term loan credit agreement for a $300,000 unsecured credit facility. The term loan credit facility consists of two tranches: a five-year tranche maturing on January 15, 2021, and a seven-year tranche maturing on November 5, 2022. Based upon the InvenTrust’s total leverage ratio at December 31, 2015, the five-year tranche bears an interest rate of LIBOR plus 1.30% and the seven-year tranche bears an interest rate of LIBOR plus 1.60%. The term loan credit facility is subject to a borrowing base consisting of a pool of unencumbered assets. To the extent the Company’s assets were included within the pool of unencumbered assets, the Company was allocated a portion of the unsecured credit facility. As of December 31, 2015, the Company’s allocated portion of the revolving line of credit was $17.9 million and the interest rate was 1.59%. As of the distribution date, we will no longer have an allocated portion of the revolving line of credit.

On February 3, 2015, InvenTrust entered into an amended and restated credit agreement for a $300 million unsecured revolving line of credit, which matures on February 2, 2019. The unsecured revolving line of credit bears interest at a rate equal to LIBOR plus 1.40% and requires the maintenance of certain financial covenants.

The unsecured revolving line of credit is subject to a borrowing base consisting of a pool of unencumbered assets. To the extent the Company’s assets were included within the pool of unencumbered assets, the Company was allocated its proportionate share of the revolving line of credit. As of December 31, 2015, the Company’s allocated portion of the revolving line of credit was $0.007 million and the interest rate was 1.40%. As of the distribution date, we will no longer have an allocated portion of the revolving line of credit.

In May 2013, InvenTrust entered into an unsecured credit facility in the aggregate amount of $500 million. The credit facility consisted of a $300 million unsecured revolving line of credit and a $200 million term loan. Upon closing the credit agreement, InvenTrust borrowed the full amount of the term loan which remained outstanding as of December 31, 2014 and was repaid during the year ended December 31, 2015. As of December 31, 2014, InvenTrust had $300 million available under the unsecured revolving line of credit. As of December 31, 2014, the interest rates of the unsecured revolving line of credit and term loan were 1.60% and 1.67%, respectively. The unsecured credit facility is supported by a pool of unencumbered assets. To the extent the Company’s assets were included within the pool of unencumbered assets, the Company was allocated a portion of the unsecured credit facility. As of December 31, 2014, the Company’s allocated portion of the term loan was $25.7 million. This credit agreement was refinanced on February 3, 2015, as described above.

Capital Expenditures and Reserve Funds

Our total capital expenditures in 2015, 2014 and 2013 were $4.1 million, $4.5 million and $4.8 million, respectively for the Prior Combined Portfolio, of which $3.5 million, $3.3 million and $2.4 million, respectively, was expended on improvements to the Highlands Portfolio.

Summary of Cash Flows

Comparison of the years ended December 31, 2015, 2014 and 2013

	Year ended December 31,
	2015	2014	2013
Cash provided by operating activities	$53,654	$53,879	$68,514
Cash provided by investing activities	1,971	113,935	316,848
Cash used in financing activities	(38,944)	(163,599)	(387,374)

Increase (decrease) in cash and cash equivalents	16,681	4,215	(2,012)
Cash and cash equivalents, at beginning of year	10,291	6,076	8,088

Cash and cash equivalents, at end of year	$26,972	$10,291	$6,076

Cash provided by operating activities was $53.7 million, $53.9 million and $68.5 million for the years ended December 31, 2015, 2014 and 2013, respectively, and was generated primarily from operating income from property operations. Cash provided by operating activities was relatively unchanged from the years ended December 31, 2014 to December 31, 2015. The decrease in cash provided by operating activities from the years ended December 31, 2013 to December 31, 2014 was primarily due to the sale of 31 assets in 2014.

Cash provided by investing activities was $2.0 million, $113.9 million and $316.8 million for the years ended December 31, 2015, 2014 and 2013, respectively. The decrease in cash provided by investing activities from the years ended December 31, 2014 to December 31, 2015 was primarily due to the proceeds from the sale of one asset in 2015 compared to 31 assets in 2014. The decrease in cash provided by investing activities from the years ended December 31, 2013 to December 31, 2014 was primarily due to the proceeds from the sale of 31 assets in 2014 and 14 assets in 2013. For the year ended December 31, 2014, proceeds from the sale of investment properties were offset by mortgages assumed by buyers of $194.9 million. The sales of these assets resulted in gains of $5.6 million and $57.2 million for the years ended December 31, 2014 and December 31, 2013, respectively. In addition, during the year ended December 31, 2013, the company received a $20.0 million payoff related to a note receivable with InvenTrust.

Cash used in financing activities was $38.9 million, $163.6 million and $387.4 million for the years ended December 31, 2015, 2014 and 2013, respectively. The decrease in cash used in financing activities from December 31, 2014 to December 31, 2015 was primarily due to a decrease in dividends paid of $128.7 million and mortgage payoffs of $80.7 million. Offsetting the decrease, the net contribution from InvenTrust decreased $50.6 million to a net distribution of $13.0 million. The decrease in cash used in financing activities from December 31, 2013 to December 31, 2014 was primarily due to the decrease in payoffs of mortgage debt of $202.0 million. In addition, the net contribution from InvenTrust decreased $31.7 million.

We consider all demand deposits, money market accounts and investments in certificates of deposit and repurchase agreements with a maturity of three months or less, at the date of purchase, to be cash equivalents. We maintain our cash and cash equivalents at financial institutions. The combined account balances at one or more institutions periodically exceed the Federal Depository Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

Distributions

We generally intend over time to make annual distributions in an amount at least equal to the amount that will allow us to maintain our REIT status and to avoid current entity level U.S. federal income taxes. To qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

i.	90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

ii.	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

iii.	any excess non-cash income (as determined under the Code). Please refer to “Material U.S. Federal Income Tax Consequences.”

Distributions made by us will be authorized and determined by our board of directors, in its sole discretion, out of legally available funds, and will be dependent upon a number of factors, including restrictions under applicable law and other factors described under “Distribution Policy.” We may pay distributions from sources other than cash flow from operations or funds from operations, which may reduce the amount of capital available for operations, may have negative tax implications, and may have a negative effect on the value of your shares under certain conditions. We cannot assure you that our distribution policy will remain the same in the future, or that any estimated distributions will be made or sustained.

On December 15, 2015, MB REIT, which will become a subsidiary of Highlands REIT, Inc. as part of the Reorganization Transactions, became a “qualified REIT subsidiary” of InvenTrust and ceased to be treated as a REIT for U.S. federal income tax purposes. Prior to that time, MB REIT made distributions to its stockholders in order to qualify as a REIT. As of December 31, 2014 and 2013, MB REIT had issued and outstanding 943,000 shares of common stock having a par value of $1.00 per share, 207,000 shares of 3.5% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, and 125 shares of 12.5% Series B Cumulative Non-Voting Preferred Stock, $0.01 par value per share. For the years ended December 31, 2015, 2014 and 2013, the dividends paid by MB REIT were $4.6 million, $133.3 million and $149.2 million, respectively.

Contractual Obligations

The table below presents, on a combined consolidated basis, obligations and commitments to make future payments under long term mortgage obligations (including interest of $173.7 million) and lease agreements as of December 31, 2015 (dollar amounts are stated in thousands).

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Mortgage Obligations	$579,656	$110,983	$173,094	$36,624	$258,955
Ground Lease Payments	$567	$21	$63	$42	$441

There is no recourse debt as of December 31, 2015.

Off-Balance Sheet Arrangements

As of December 31, 2015 and 2014, we have no off-balance sheet arrangements.

Subsequent Events

On February 19, 2016, four retail assets were distributed to InvenTrust, including one asset that was previously counted as two adjacent properties prior to December 31, 2015. As the Company is a wholly owned subsidiary of InvenTrust, the entities are considered under common control. The transfer of these four retail assets will be accounted for as a non-cash distribution from the Company to InvenTrust at historical cost and the Company will not realize any gain or loss on disposal.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risk associated with changes in interest rates in terms of the price of new fixed-rate debt upon maturity of existing debt and for acquisitions.

Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs.

Existing fixed rate loans that are scheduled to mature in the next year or two are evaluated for possible early refinancing and or extension due to consideration given to current interest rates. Refer to our Borrowings table for mortgage debt principal amounts and weighted average interest rates by year and expected maturity to evaluate the expected cash flows. As of December 31, 2015, we did not have any variable rate loans outstanding.

BUSINESS AND PROPERTIES

Overview

We are a self-advised and self-administered REIT with a portfolio of single- and multi-tenant office assets, industrial assets, retail assets, correctional facilities, unimproved land and a bank branch, which represent InvenTrust’s remaining “non-core” assets. InvenTrust historically focused on acquiring, owning and operating a diversified portfolio of commercial real estate, including retail, multi-family, student housing, industrial, correctional, lodging and office assets located in the United States. InvenTrust’s “non-core” assets were originally part of this diversified investment strategy. Beginning in 2012, InvenTrust began to implement its strategy of focusing its diverse portfolio of real estate into three platforms – retail, lodging and student housing – with the goal of enhancing long-term stockholder value and positioning InvenTrust to explore various strategic transactions. As part of this strategy, InvenTrust executed a series of transactions, including the sale of its conventional apartment assets in 2013, the sale of certain of its net lease assets consummated through multiple closings throughout 2013 and 2014, and the disposition of other “non-core” assets in individual and portfolio transactions. Also in furtherance of this strategy, beginning in 2014, InvenTrust executed a series of strategic transactions, including a modified Dutch tender offer for its common stock and the disposition of its lodging platform through the sale of its suburban select service lodging portfolio and the spin-off of Xenia Hotels & Resorts, Inc. In January 2016, InvenTrust announced an agreement to sell its student housing portfolio. Following the sale of its student housing portfolio, InvenTrust’s go-forward strategy is to focus its business on retail assets in strategic markets. In order to maximize the value of InvenTrust’s retail platform and the “non-strategic” retail assets, and as part of its previously announced plan to dispose of its “non-core” assets, InvenTrust is now planning to spin-off its remaining “non-core” assets by distributing 100% of the outstanding shares of common stock of Highlands on a pro rata basis to existing stockholders of InvenTrust.

As of December 31, 2015, the Highlands Portfolio consisted of seven office assets, two industrial assets, six retail assets, two correctional facilities, four parcels of unimproved land and one bank branch.

We currently have three business segments, consisting of (i) net lease, (ii) retail and (iii) multi-tenant office. Our unimproved land is presented in “other”. We may have additional or fewer segments in the future to the extent we enter into additional real property sectors, dispose of property sectors, or change the character of assets. For the complete presentation of our reportable segments, see Note 11 to our Combined Consolidated Financial Statements for the year ended December 31, 2015, 2014 and 2013.

Business Strategy

Our investment objectives are to preserve, protect and maximize the total value of our portfolio in connection with our evaluation of various strategic opportunities, while seeking to provide stockholders with a return of their investment by liquidating and distributing net sales proceeds over time. We may seek to sustain and enhance the values of our assets through additional leasing or capital expenditures, where necessary, while identifying and implementing disposition strategies for the assets in our portfolio. We intend to hold our assets until such time as we determine that a sale or other disposition achieves our investment objectives or until it appears such objectives will not be met.

Properties

The following is a list of the assets in the Highlands Portfolio as of December 31, 2015. All assets are 100% owned.

Property Name	Location	Segment	Classification	Total Gross Leasable Area (GLA)	Percentage of Economic Occupancy(1)	Annualized Base Rent(2) (in thousands)	Annualized Base Rent per Leased Square Foot(3)	Significant Tenant(s)
AT&T—Hoffman Estates	Hoffman Estates, IL	Net Lease	Single-Tenant Office	1,690,214	100.0%	$23,829	$14.10	AT&T
AT&T—St. Louis	St. Louis, MO	Net Lease	Single-Tenant Office	1,461,274	100.0%	16,240	$11.11	AT&T
AT&T—Cleveland	Cleveland, OH	Net Lease	Single-Tenant Office	458,936	55.1%	4,258	$16.83	AT&T
Dulles Executive Plaza	Herndon, VA	Multi-Tenant Office	Multi-Tenant Office	379,596	89.6%	7,861	$23.12	Lockheed Martin
Denver Highlands Holding, LLC	Highlands Ranch, CO	Net Lease	Single-Tenant Office	85,860	100.0%	1,193	$13.90	Software AG
Versacold USA—St. Paul	St. Paul, MN	Net Lease	Industrial	219,664	100.0%	1,210	$5.51	Versacold
Versacold USA—New Ulm	New Ulm, MN	Net Lease	Industrial	269,985	100.0%	893	$3.31	Versacold
Trimble	San Jose, CA	Multi-Tenant Office	Multi-Tenant Office R&D	176,905	100.0%	1,790	$10.12	Qualcomm; Underwriters Lab
Rolling Plains Detention Facility	Haskell, TX	Net Lease	Correctional Facility	156,316	100.0%	2,235	$14.30	Emerald
Hudson Correctional Facility	Hudson, CO	Net Lease	Correctional Facility	301,029	100.0%	9,850	$32.72	The GEO Group
Bridgeside Point	Pittsburgh, PA	Net Lease	Single-Tenant Office	153,110	100.0%	2,570	$16.79	Fisher Scientific
Citizens—Providence	Providence, RI	Net Lease	Bank Branch	51,136	50.2%	389	$15.13	Citizens Bank
Sand Lake Land	Orlando, FL	Other	Unimproved Land	n/a	n/a	n/a	n/a	n/a
Palazzo Land	Orlando, FL	Other	Unimproved Land	n/a	n/a	n/a	n/a	n/a
North Pointe Land	Hanahan, SC	Other	Unimproved Land	n/a	n/a	n/a	n/a	n/a
RDU Land	Raleigh, NC	Other	Unimproved Land	n/a	n/a	n/a	n/a	n/a
Shops at Sherman Plaza(4)	Evanston, IL	Retail	Multi-Tenant Retail	150,709	89.0%	3,136	$23.39	LA Fitness; Barnes & Noble
Triangle Center	Longview, WA	Retail	Multi-Tenant Retail	260,627	94.7%	3,364	$13.63	Triangle Bowl; Ross Dress for Less
Market at Hilliard	Hilliard, OH	Retail	Multi-Tenant Retail	115,222	97.5%	1,732	$15.41	Michael’s; Bed Bath & Beyond; Office Max; Old Navy
State Street Market	Rockford, IL	Retail	Multi-Tenant Retail	193,657	100.0%	1,781	$9.19	Burlington Coat Factory; Dick’s Sporting Goods; Petsmart
Buckhorn Plaza	Bloomsburg, PA	Retail	Multi-Tenant Retail	86,835	98.6%	1,061	$12.39	Marshalls; Dollar Tree
Lincoln Mall	Lincoln, RI	Retail	Multi-Tenant Retail	445,267	96.4%	5,272	$12.29	Cinema World; Lincoln Tech; Stop & Shop Supermarket

Total:				6,656,342	95.2%	$88,664	$14.00

(1)	Economic Occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of its lease agreement, regardless of the actual use or occupation by that tenant of the area being leased.
(2)	Annualized base rent is computed as revenue for the last month of the period multiplied by twelve months. Annualized rent includes the effect of rent abatements, lease inducements and straight-line rent GAAP adjustments.
(3)	Annualized base rent per leased square foot is computed as annualized rent divided by the total occupied square footage at the end of the period.
(4)	A portion of the land underlying this asset is subject to a ground lease. The term of the lease expires in October 2042, and the monthly payment as of December 31, 2015 is $1,749.49.

All of our assets, other than the undeveloped land, have one or more tenants responsible for more than 10% of the asset’s gross leasable area.

The following table sets forth our percentage of economic occupancy and average annual base rent per square foot for our portfolio as of December 31 for the last five years:

As of	Total GLA	Percentage of Economic Occupancy	Average Annual Base Rent per Square Foot
December 31, 2015	6,656,342	95.2%	$14.00
December 31, 2014	6,656,167	94.5%	13.86
December 31, 2013	6,650,778	95.4%	13.88
December 31, 2012	6,458,382	95.0%	14.05
December 31, 2011	6,458,410	94.8%	14.11

Five of our assets, AT&T—Hoffman, AT&T—St. Louis, Dulles Executive Plaza, Hudson Correctional Facility and Lincoln Mall accounted for 10% or more of our total revenue or for 10% or more of our total assets for the year ended December 31, 2015.

AT&T—Hoffman Estates

As of December 31, 2015, 2014, 2013, 2012 and 2011, the total GLA for AT&T—Hoffman Estates was 1,690,214, the percentage of economic occupancy was 100% and the average annual base rent per square foot was $14.10. No value was attributed to this asset in calculating InvenTrust’s most recent NAV. Similarly, we do not expect to attribute any value to this asset when calculating our NAV.

As of December 31, 2015, AT&T—Hoffman Estates has one tenant, AT&T, a telecommunications company, whose economic occupancy is 100% of the total gross leasable square feet. Its annualized base rent is $23.8 million, or $14.10 per square foot. The original term of the lease for this asset expires in August 2016. AT&T did not renew this lease during the contractual renewal period. An easement to an area with communications equipment for the benefit of AT&T will continue past the expiration of the lease. If AT&T does not renew, the characteristics of the asset and market conditions are likely to make this asset difficult to re-lease and, consequently, difficult to sell. To the extent we are able to re-lease this asset, the capital improvements, tenant improvements and leasing costs would likely be significant.

As of December 31, 2015, the principal amount of indebtedness on AT&T—Hoffman Estates is approximately $125 million. This asset is currently in hyper-amortization under the loan agreement and, as a result, rental payments less certain expenses are used to pay down the principal amount of the loan. If AT&T does not renew, the potential difficulty of securing a new tenant is likely to make the loan difficult to refinance. Additionally, if AT&T does not renew and if we are unable to re-let the asset, we expect that we may be unable to make mortgage payments and may default under the loan agreement.

The current realty tax rate for AT&T—Hoffman Estates is 8.721%. Real estate taxes for the year ended December 31, 2014 were $8.4 million. AT&T is responsible for paying all taxes on this asset for so long as it remains a tenant. Because the taxes on this asset are paid in arrears, we do not expect to pay taxes on this asset until approximately September 2017. The following table sets forth for AT&T—Hoffman Estates each of the following, for the year ended December 31, 2015: (i) tax basis (determined for U.S. federal income tax purposes), (ii) depreciation rate, (iii) method and (iv) life claimed with respect to such asset or component thereof for purposes of depreciation.

Property	Federal Tax Basis (in thousands)	Depreciation Rate	Method	Life Claimed
Buildings & Improvements	$288,862	2.5%	Alternative Depreciation System	40 years
Land	35,800	None	None	None
Site Improvements 1	15,247	5.0%	Half year	21 years
Site Improvements 2	573	5.0%	Alternative Depreciation System	20 years

AT&T—St. Louis

As of December 31, 2015, 2014, 2013, 2012 and 2011, the total GLA for AT&T—St. Louis was 1,461,274, the percentage of economic occupancy was 100% and the average annual base rent per square foot was $11.11. No value was attributed to this asset in calculating InvenTrust’s most recent NAV. Similarly, we do not expect to attribute any value to this asset when calculating our NAV.

As of December 31, 2015, AT&T—St. Louis has one tenant, AT&T, a telecommunications company, whose economic occupancy is 100% of the total gross leasable square feet. Its annualized base rent is $16.2 million, or $11.11 per square foot. The lease has four five-year renewal options. If AT&T does not exercise its renewal option during the contractual renewal period, the original term of the lease will expire in 2017. If AT&T does not renew its lease, the market conditions are likely to make this asset difficult to re-lease and, consequently, difficult to sell. If AT&T does not elect to renew, to the extent we are able to re-lease this asset, the capital improvements, tenant improvements and leasing costs would likely be significant.

As of December 31, 2015, the principal amount of indebtedness on this asset is approximately $113 million. If AT&T does not renew, the potential difficulty of securing a new tenant is likely to make the loan difficult to refinance. Additionally, if AT&T were to elect not to renew and if we are unable to re-let the asset, we expect that we may be unable to make mortgage payments and may default under the loan agreement. Furthermore, if AT&T fails to renew, then one year prior to the expiration of the lease or upon notice by AT&T that they have elected not to renew, whichever is earlier, all rental payments, less certain expenses, will be “swept” and held by the lender pursuant to the loan agreement. Moreover, on January 1, 2017, the asset will go into hyper-amortization under the loan agreement.

The current realty tax rate for AT&T—St. Louis is $7.5898 per $100 of assessed value. Real estate taxes for the year ended December 31, 2015 were $3.3 million. The following table sets forth for AT&T – St. Louis each of the following, for the year ended December 31, 2015: (i) tax basis (determined for U.S. federal income tax purposes), (ii) depreciation rate, (iii) method and (iv) life claimed with respect to such asset or component thereof for purposes of depreciation.

Property	Federal Tax Basis (in thousands)	Depreciation Rate	Method	Life Claimed
Buildings & Improvements	$187,219	2.5%	Alternative Depreciation System	40 years
Land	8,000	None	None	None
Site Improvements 1	9,845	5.0%	Half year	21 years
Site Improvements 2	78	5.0%	Alternative Depreciation System	20 years

Dulles Executive Plaza

The following table sets forth the percentage of economic occupancy and average annual base rent per square foot for Dulles Executive Plaza as of December 31 for the last five years:

Date	Total GLA	Percentage of Economic Occupancy	Average Annual Base Rent per Square Foot
December 31, 2015	379,596	89.6%	$23.12
December 31, 2014	379,596	83.0%	22.88
December 31, 2013	379,596	91.7%	23.01
December 31, 2012	379,596	91.7%	24.77
December 31, 2011	379,596	90.2%	25.08

As of December 31, 2015, one tenant, Lockheed Martin Corp., an aerospace company, had an economic occupancy of 83% of the total rentable square footage of Dulles Executive Plaza. The following table sets forth information regarding the principal provisions of the two leases with Lockheed:

Lease Expiration	Renewal Options	Occupied Square Footage GLA	Percentage of Square Footage GLA	Annualized Base Rent (in thousands)	Annualized Base Rent per Occupied Square Foot	Percentage of Annualized Base Rent
2018	One 5-year option	124,432	33%	$3,016	$24.24	38%
2021	One 5-year option	189,764	50%	4,189	$22.08	53%

The table below sets forth lease expirations for Dulles Executive Plaza, assuming none of the tenants exercise renewal options, as of December 31, 2015:

Lease Expiration Year	Number of Expiring Leases	GLA of Expiring Leases	Percent of Total GLA	Annualized Base Rent (in thousands)	Percent of Total Annualized Base Rent	Annualized Base Rent per Square Foot
Available (Vacant)	n/a	39,621	10.4%	n/a	n/a	n/a
Month to Month	1	798	0.2%	—	0%	—
2016	0	—	0%	—	0%	—
2017	0	—	0%	—	0%	—
2018	1	124,432	32.8%	$3,016	35.0%	$24.24
2019	0	—	0%	—	0%	—
2020	0	—	0%	—	0%	—
2021	1	189,764	50.0%	4,938	57.4%	26.02
2022	0	—	0%	—	0%	—
2023	1	24,981	6.6%	655	7.6%	26.23
2024	0	—	0%	—	0%	—
2025	0	—	0%	—	0%	—
2026	0	—	0%	—	0%	—
Thereafter	0	—	0%	—	0%	—

Total:	4	379,596	100.0%	$8,609	100.0%	$23.12

As of December 31, 2015, the principal amount of indebtedness on this asset was approximately $69 million. All rental payments related to this asset, less certain expenses, are currently being “swept” and held by the lender pursuant to the loan agreement.

The current realty tax rate for Dulles Executive Plaza is $1.090 per $100 of assessed value. Real estate taxes for the year ended December 31, 2015 were $1.2 million. The following table sets forth for Dulles Executive Plaza each of the following, for the year ended December 31, 2015: (i) tax basis (determined for U.S. federal income tax purposes), (ii) depreciation rate, (iii) method and (iv) life claimed with respect to such asset or component thereof for purposes of depreciation.

Property	Federal Tax Basis (in thousands)	Depreciation Rate	Method	Life Claimed
Buildings & Improvements	$103,787	2.5%	Alternative Depreciation System	40 years
Land	15,500	None	None	None
Site Improvements 1	5,948	5.0%	Half year	21 years
Site Improvements 2	409	5.0%	Alternative Depreciation System	20 years
Tenant Improvements	3,703	2.5%	Alternative Depreciation System	40 years

Hudson Correctional Facility

As of December 31, 2015, 2014, 2013, 2012 and 2011, the total GLA for Hudson Correctional Facility was 301,029, the percentage of economic occupancy was 100% and the average annual base rent per square foot was $32.72.

As of December 31, 2015 Hudson Correctional Facility has one tenant, The Geo Group, Inc., a correctional facility operator, whose economic occupancy is 100% of the total gross leasable square feet. However, the asset has not housed prisoners since October 2013. Its annualized base rent is $9.8 million, or $32.72 per square foot. Assuming The Geo Group does not exercise its renewal option, its lease expires in 2020. The lease has two ten-year renewal options. Given the niche market for the asset and the fact that the management and operation of correctional facilities by private entities has not achieved complete acceptance by either government agencies or the public, demand for this asset by other tenants and buyers may be limited.

The Geo Group, as operator of the facility, pays all taxes on the asset. The following table sets forth for Hudson Correctional Facility each of the following, for the year ended December 31, 2015: (i) tax basis (determined for U.S. federal income tax purposes), (ii) depreciation rate, (iii) method and (iv) life claimed with respect to such asset or component thereof for purposes of depreciation.

Property	Federal Tax Basis (in thousands)	Depreciation Rate	Method	Life Claimed
Buildings & Improvements	$79,031	2.5%	Alternative Depreciation System	40 years
Land	$1,382	None	None	None
Furniture and Fixtures	$6,734	11.1%	Alternative Depreciation System	9 years
Site Improvements 1	$7,372	5.0%	Alternative Depreciation System	20 years

Lincoln Mall

The following table sets forth the percentage of economic occupancy and average annual base rent per square foot for Lincoln Mall as of December 31 for the last five years:

Date	Total GLA	Percentage of Economic Occupancy	Average Annual Base Rent per Square Foot
December 31, 2015	445,267	96.4%	$12.29
December 31, 2014	445,266	96.9%	12.03
December 31, 2013	439,104	93.2%	11.82
December 31, 2012	439,104	93.2%	11.61
December 31, 2011	439,132	88.4%	11.34

As of December 31, 2015, three tenants, Cinema World, Lincoln Tech and Stop & Shop, had an economic occupancy of more than 10% of the total gross leasable square footage of Lincoln Mall. The following table sets forth information regarding the business of those tenants and the principal provisions of their leases.

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Occupied Square Footage GLA	Percentage of Square Footage GLA	Annualized Base Rent (in thousands)	Annualized Base Rent per Occupied Square Foot	Percentage of Annualized Base Rent
Cinema World	Movie theater	2024	Five 5-year renewal options	60,000	13%	$381	$6.35	7%
Lincoln Tech	Education	2016	Two 5-year renewal options	58,881	13%	$589	10.00	11%
Stop & Shop Supermarket #712	Supermarket	2020	Ten 5-year renewal options	56,040	13%	$954	17.03	18%

The property leased by Lincoln Tech is atypical of most retail space, so if it were to renew its lease for a smaller space, or choose not to renew, we may be unable to re-lease this property at a comparable rate in a timely manner.

The table below sets forth lease expirations for Lincoln Mall, assuming none of the tenants exercise renewal options, as of December 31, 2015.

Lease Expiration Year	Number of Expiring Leases	GLA of Expiring Leases	Percent of Total GLA	Annualized Base Rent (in thousands)	Percent of Total Annualized Base Rent	Annualized Base Rent per Square Foot
Available (Vacant)	n/a	16,261	3.6%	n/a	n/a	n/a
Month to Month	7	65,547	14.7%	744	13.7%	11.35
2016	4	48,328	10.8%	467	8.6%	9.66
2017	5	38,178	8.6%	324	6.0%	8.49
2018	2	36,500	8.2%	417	7.7%	11.42
2019	10	91,049	20.4%	1,667	30.7%	18.30
2020	2	10,933	2.5%	140	2.6%	12.78
2021	1	2,940	0.7%	86	1.6%	29.27
2022	0	—	0.0%	—	0.0%	—
2023	1	60,000	13.5%	381	7.0%	6.35
2024	3	7,889	1.8%	145	2.7%	18.35
2025	3	9,900	2.2%	176	3.2%	17.73
Thereafter	6	57,742	13.0%	880	16.2%	15.25

Total:	44	445,267	100.0%	5,427	100.0%	12.65

The current realty tax rate for Lincoln Mall is $26.89 per $1,000 of assessed value. Real estate taxes for the year ended December 31, 2015 were $1.1 million. The following table sets forth for Lincoln Mall each of the following, for the year ended December 31, 2015: (i) tax basis (determined for U.S. federal income tax purposes), (ii) depreciation rate, (iii) method and (iv) life claimed with respect to such asset or component thereof for purposes of depreciation.

Property	Federal Tax Basis (in thousands)	Depreciation Rate	Method	Life Claimed
Buildings & Improvements	$47,803	2.5%	Alternative Depreciation System	40 years
Land	11,000	None	None	None
Site Improvements 1	100	5.0%	Alternative Depreciation System	20 years
Site Improvements 2	3,038	5.0%	Alternative Depreciation System	20 years
Site Improvements 3	2,481	5.0%	Half year	21 years
Tenant Improvements	2,777	2.5%	Alternative Depreciation System	40 years

Lease Expirations

The following table sets forth lease expirations for all of our assets as of December 31, 2015, assuming none of the tenants exercise renewal options:

Lease Expiration Year	Number of Expiring Leases or Vacant Units	GLA of Expiring Leases	Percent of Total GLA	Annualized Base Rent (in thousands)	Percent of Total Annualized Base Rent	Annualized Base Rent per Square Foot
Available (Vacant)	49	321,748	4.8%	n/a	n/a	n/a
Month to Month	20	2,314,858	34.8%	32,752	36.4%	14.15
2016	11	1,532,993	23.0%	17,270	19.2%	11.27
2017	15	188,837	2.8%	3,999	4.5%	21.18
2018	19	436,574	6.6%	6,694	7.5%	15.33
2019	34	530,207	8.0%	13,437	15.0%	25.34
2020	12	356,553	5.4%	6,783	7.6%	19.02
2021	7	170,698	2.6%	2,457	2.7%	14.39
2022	3	41,140	0.6%	923	1.0%	22.44
2023	2	63,200	0.9%	434	0.5%	6.87
2024	8	41,830	0.6%	554	0.6%	13.24
2025	6	93,823	1.4%	1,143	1.3%	12.18
Thereafter	11	563,881	8.5%	3,361	3.7%	5.96

Total:	197	6,656,342	100.0%	89,807	100.0%	14.18

Mortgage Financing

The following table sets forth all material mortgages or other liens or encumbrances against any of our assets as of December 31, 2015:

Property	Current Principal Amount (in thousands)	Interest and Amortization Provisions	Interest Rate		Pre-Payment Provisions	Maturity Date	Estimated Balance to be Due at Maturity (in thousands)
AT&T—Hoffman Estates(1) (2)	$124,727	Fixed Principal Plus Interest	7.00	%(5)	No restrictions	12/1/2035	$124,727
AT&T—St. Louis	$112,695	Fixed Interest-Only	5.34%		If prior to 12/1/16, must be in full, with penalty	1/1/2037	$112,695
AT&T Cleveland(1) (3)	$18,656	Fixed Principal Plus Interest	7.81	%(6)	No restrictions	8/11/2037	$18,656
Dulles Executive Plaza(4)	$68,750	Fixed Interest-Only	5.85%		If prior to 8/1/16, must be in full, with penalty	9/1/2016	$68,750
Shops at Sherman Plaza(4)	$30,275	Fixed Interest-Only	5.57%		If prior to 2/1/17, must be in full, with penalty	3/1/2017	$30,275
Triangle Center	$20,760	Fixed Principal Plus Interest	5.25%		Only in full, with penalty	5/1/2021	$18,095
Market at Hilliard	$11,205	Fixed Interest-Only	5.96%		If prior to 11/1/16, must be in full, with penalty	12/1/2016	$11,205
State Street Market	$9,900	Fixed Principal Plus Interest	5.24%		Only in full, and if prior to 1/6/22, with penalty	4/6/2022	$8,677
Buckhorn Plaza	$9,025	Fixed Interest-Only	5.99%		If prior to 11/1/16, must be in full, with penalty	12/1/2016	$9,025

(1)	Loan is currently in “hyper-amortization,” and so rental payments less certain expenses are used to pay down the principal amount of the loan.
(2)	Does not include $16.8 million of accrued interest due to hyper-amortization.
(3)	Does not include $1.6 million of accrued interest due to hyper-amortization.
(4)	All rental payments are currently being “swept” and held by the lender pursuant to the loan agreement.
(5)	Consists of 5.00% of base interest rate and 2.00% of interest due to hyper-amortization.
(6)	Consists of 5.81% of base interest rate and 2.00% of interest due to hyper-amortization.

See also “Description of Indebtedness.”

Disposition Policy

As part of exploring strategic alternatives, we are evaluating each of our assets on a rigorous and ongoing basis and in an effort to optimize and enhance the value of our assets. As each of our assets reaches what we believe to be the asset’s optimum value, we will consider disposing of the asset for the purpose of either distributing the net sales proceeds to our stockholders or retaining the proceeds as part of a plan to achieve an optimal exit value.

The determination of when a particular investment should be sold or otherwise disposed of will be made after consideration of all of the relevant factors, including prevailing and projected economic and market conditions, the cash flow being generated by a particular asset, tax implications of a disposition, debt characteristics of the asset, whether the value of the asset or other investment is anticipated to decline or increase substantially, and whether our portfolio as a whole is attractive to a potential acquirer of the entire company. The timing of any liquidity event or events will depend upon then prevailing economic and market conditions, which could result in differing holding periods among the assets.

Additionally, with respect to certain of our properties, particularly those leased to AT&T, once the leases for such properties expire, we may be unable to make mortgage payments and may default under the applicable loan agreement. This may force us to dispose of those assets on disadvantageous terms, or the lender under such mortgages may foreclose. See also “Risk Factors—Risks Related to Debt Financing— If we are unable to repay or refinance our existing debt as it comes due, we may need to sell the underlying asset sooner than anticipated or the lender may foreclose, in which case our financial condition, cash flows and results of operations could be materially adversely affected.”

Financing Strategy

Certain of our existing assets are currently encumbered by debt, and debt financing may be used from time to time for property improvements, tenant improvements, leasing commissions and other working capital needs. The form of our indebtedness may vary and could be long-term or short-term, secured or unsecured, or fixed-rate or floating rate. We will not enter into interest rate swaps or caps, or similar hedging transactions or derivative arrangements for speculative purposes, but may do so in order to manage or mitigate our interest rate risks on variable rate debt. For additional information regarding our existing debt, please refer to “Description of Indebtedness.”

Conflict of Interest Policy

Following our separation from InvenTrust, we expect to have policies designed to reduce or eliminate potential conflicts of interest. Any transaction between us and any director, officer or 5% stockholder must be approved pursuant to the related party transaction policy we expect to adopt. In addition, we expect to adopt a code of business conduct and ethics that seeks to identify and mitigate conflicts of interest between our employees, directors and officers and our company. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating or minimizing the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of stockholders.

Certain Other Policies

We intend to engage in future investment activities in a manner that is consistent with the requirements applicable to REITs for federal income tax purposes, unless the board of directors determines that it is no longer in our best interest to so qualify as a REIT.

We may issue senior securities, purchase and sell investments, offer securities in exchange for property and repurchase or reacquire shares or other securities in the future. To the extent we engage in these activities, we will comply with applicable law.

We do not currently have policies in place with respect to making loans to other persons (other than our conflict of interest policies described above) or investing in securities.

Competition

We are subject to significant competition in seeking tenants for the leasing of our assets and buyers for the sale of our assets. We compete with many third parties engaged in real estate investment activities, including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investing banking firms, lenders, hedge funds, governmental bodies and other entities. Many of our competitors have substantially greater financial and other resources than we have and may have substantially more operating experience than us. We also face competition from other real estate investment programs for buyers and tenants that may be suitable for us. We perceive there to be a lower level of competition for certain assets in our portfolio based on, among other things, the characteristics of such assets, the number of willing buyers and the volume of transactions in their respective markets, which may make it challenging for us to sell these assets or attract tenants.

Regulations

Our assets are subject to various federal, state and local laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. We believe that we have all permits and approvals necessary under current law to operate our assets.

Environmental

As an owner of real estate, we are subject to various environmental laws of federal, state and local governments. Compliance with existing laws has not had a material adverse effect on our financial condition or results of operations, and management does not believe it will have such an impact in the future. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on assets in which we hold an interest, or on assets that may be acquired directly or indirectly in the future.

Employees

Upon our separation from InvenTrust, we expect to have approximately 12 employees. We do not expect any of our employees to be covered by collective bargaining agreements.

We will also enter into a Transition Services Agreement with InvenTrust pursuant to which InvenTrust and its subsidiaries will provide, on an interim, transitional basis, certain legal, information technology and financial reporting services and other assistance that is consistent with the services provided by InvenTrust to Highlands and MB REIT before the separation. For additional information regarding the Transition Services Agreement, please refer to “Certain Relationships and Related Transactions.”

Legal Proceedings

We are from time to time involved in legal actions arising in the ordinary course of business. We are not currently involved in any legal or administrative proceedings that we believe are likely to have a materially adverse effect on our business, results of operations or financial condition.

Insurance

We have comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to our portfolio. Our management believes that such insurance provides adequate coverage.

Principal Executive Offices

Our principal executive offices are located at 2809 Butterfield Road, Suite 180, Oak Brook, IL, 60523, and our telephone number is                 . We maintain a website at www.                 .com. The information contained on our website or that can be accessed through our website neither constitutes part of this prospectus nor is incorporated by reference herein.

MANAGEMENT

Our Directors, Director Nominees and Executive Officers

Under Maryland law, the business and affairs of Highlands will be managed under the direction of its board of directors. We currently expect that, upon the completion of the separation, our board of directors will consist of three members. At an annual meeting of our stockholders, our stockholders will elect each of our directors to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Our Board of Directors.” We expect the first annual meeting of our stockholders after the separation and distribution will be held in 2017. Each officer will serve until his or her successor is elected and qualified or until his or her death, or his or her resignation or removal. Any officer may be removed, with or without cause, by the board of directors, but such removal will be without prejudice to the contract rights, if any, of the officer so removed.

The following table sets forth certain information concerning the individuals who will be our directors and executive officers upon the completion of the separation.

Name	Age	Position
Executive Officers
Richard Vance	52	Director, President and Chief Executive Officer
Joseph Giannini	52	Senior Vice President and Principal Accounting Officer
Non-Employee Directors
R. David Turner	65	Director Nominee
Paul A. Melkus	51	Director Nominee

Biographical Summaries of Executive Officers

The following is the biographical summary of the experience of our executive officers, as well as in the case of Mr. Vance, who is also a director, a description of Mr. Vance’s specific skills and qualifications he is expected to provide Highlands’ board of directors.

Richard Vance, 52, has served as a director and our President and Chief Executive Officer since our formation in December 2015. Prior to our spin-off, Mr. Vance served as Senior Vice President - Portfolio Management & Corporate Strategy for InvenTrust, where he was responsible for managing InvenTrust’s “non-core” portfolio with regard to asset management, property operations and leasing. Beginning in 2013 and until InvenTrust’s self-management in 2014, Mr. Vance served as Vice President for InvenTrust’s former business manager, and, following InvenTrust’s self-management, Mr. Vance continued to serve as Vice President for InvenTrust until 2015. In this role, Mr. Vance had various responsibilities, including spearheading InvenTrust’s self-management and various asset management responsibilities. Beginning in 2010, Mr. Vance began working with InvenTrust’s former business manager and former property manager as an independent consultant, and was primarily responsible for managing a diverse portfolio of InvenTrust’s office, industrial and retail assets. Mr. Vance has more than 20 years of experience in commercial real estate and commercial real estate finance, including various positions prior to 2010 with GMAC Commercial Mortgage, Equity Residential, Deutsche Bank, Ernst & Young or their affiliates. Mr. Vance received a Master’s in Business Administration from the University of Michigan—Ann Arbor, a Juris Doctor from Loyola University of Chicago, and a Bachelor of Arts from the University of Michigan—Flint.

Mr. Vance’s qualifications to serve on our board of directors include his more than 20 years of experience in the real estate industry and his general expertise in commercial real estate. Further, as the Company’s President and Chief Executive Officer, Mr. Vance will provide our board of directors with valuable insight regarding our assets and operations. Mr. Vance is also very familiar with our portfolio based upon his experience with InvenTrust.

Joseph Giannini, 52, has served as Principal Accounting Officer of Highlands since                     . Prior to our spin-off, Mr. Giannini served as Vice President, Controller of Property Accounting of Inventrust, where he was responsible for overseeing the property accounting for the retail and non-core assets. In addition, Mr. Giannini was responsible for reviewing, restructuring and implementing new processes within property accounting. From September 2008 through February 2014, Mr. Giannini served as the Hotel Controller for various affiliates of InvenTrust where he was responsible for all aspects of the hotel accounting, including working with third party property managers for InvenTrust’s 100 plus hotel portfolio. Prior to September 2008, Mr. Giannini held various accounting positions with Lennar Corporation, AMLI Residential and Trammell Crow Residential Midwest. Mr. Giannini received his undergraduate Accounting degree from St. Joseph’s College in Indiana in 1985. He also has a Master’s in Business Administration from Lake Forest Graduate School of Management and is a Certified Public Accountant. He is a member of the AICPA and the Illinois CPA Society.

Biographical Summaries of Non-Employee Directors

The following are the biographical summaries of the experience of our non-employee directors, as well as a description of the specific skills and qualifications they are expected to provide Highlands’ board of directors.

Paul Andrew Melkus is one of our director nominees. Mr. Melkus has served as Global Head of Capital Markets - Real Estate and Infrastructure Department for Abu Dhabi Investment Authority, one of the world’s largest sovereign wealth funds, since 2012 and as a member of its Executive Committee since 2012. In this role he is responsible for the development of financing strategy and management of lending relationships for Abu Dhabi Investment Authority’s global real estate investment portfolio. Mr. Melkus served as Senior Vice President - Capital Markets at General Growth Properties, Inc., a public REIT that owns, develops and operates shopping malls, from 2010 to 2011, as Director - Capital Markets at Deutsche Bank Asset Management from 2004 to 2009 and as Director - Capital Markets Investments at General Electric Capital Corporation from 1998 to 2004. Mr. Melkus has also consulted at Ernst & Young on a variety of capital markets and real estate related transactions and served as a securities analyst and asset manager at Northern Trust Company. Mr. Melkus is a graduate of DePauw University where he earned his Bachelor of Arts majoring in Economics and Management. He earned his Master of Science degree from the University of Wisconsin’s Real Estate Investment and Urban Economics program.

Mr. Melkus brings to our board of directors significant experience in investment analysis, deal structuring, capital raising, syndications and asset management. The board of directors also values his extensive experience in the real estate industry and in capital markets transactions.

R. David Turner is one of our director nominees. Mr. Turner has served as Vice President, Global Risk Management for Global Logistics Properties Limited, a provider of modern logistics facilities in China, Japan, Brazil and the United States, since January 2016. From July 2013 to January 2016, Mr. Turner provided risk management consulting services through Turner Risk Consulting LLC to various real estate enterprises, including InvenTrust, our former parent company. Also during this time, Mr. Turner served as an adjunct professor at North Park University from September 2014 to May 2015. From 2012 to July 2013, Mr. Turner served as Executive Vice President at First Nonprofit Insurance Company, a provider of property and casualty insurance products to non-profit organizations. Prior to that, from 2007 until 2012, Mr. Turner served as Senior Vice President, Global Risk Management at ProLogis, a real estate investment trust and owner of industrial real estate, and in various management positions, including, most recently, as Senior Vice President, at Equity Office Properties Trust, a publicly traded office building real estate company, from 1995 to 2007. Mr. Turner previously served as Insurance Committee Chairman of the National Association of Real Estate Investment Trusts, as a member of Affiliated FM’s Broker Advisory Council, and as a member of the Hawaii Captive Insurance Council. Mr. Turner has a Bachelor of Science in Business Administration and a Master’s in Business Administration with honors from The Ohio State University and the designation of Associate in Risk Management.

Mr. Turner contributes to our board of directors extensive knowledge and over 30 years of experience in the real estate industry and, in particular, risk management including risk identification, measurement and treatment. The board of directors also values his broad experience in both large public companies and privately held organizations.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Mr. Turner is expected to serve as the chairman of the board of directors. Following the separation, we expect our board of directors to have two committees: the audit committee and the compensation committee. The principal functions of each committee are briefly described below. Additionally, our board of directors may from time to time establish other committees to facilitate the board’s oversight of management of the business and affairs of our company.

Audit Committee

Messrs. Melkus and Turner are expected to be the members of the board’s audit committee with Mr. Melkus serving as Chair. We expect that Mr. Melkus will qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. Prior to the completion of the separation, we expect to adopt an audit committee charter, which defines the audit committee’s principal functions, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our financial statements;

•	our systems of disclosure controls and procedures and internal control over accounting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit functions;

•	our overall risk exposure and management; and

•	reviewing and approving any transaction between us and a related person pursuant to our related person policy.

The audit committee will also be responsible for engaging, evaluating, compensating, and overseeing an independent registered public accounting firm, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm and reviewing the adequacy of the auditing firm’s internal quality control procedures. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual report.

Compensation Committee

Messrs. Turner and Melkus are expected to be the members of the board’s compensation committee with Mr. Turner serving as Chair. The primary purpose of our compensation committee is to:

•	approve or recommend to our board of directors for consideration the compensation and benefits of our executive officers and key employees;

•	monitor and review our compensation and benefit plans;

•	administer our incentive compensation plans and programs and prepare recommendations and periodic reports to the board of directors concerning such matters;

•	prepare the compensation committee report required by SEC rules to be included in our annual report;

•	prepare recommendations and periodic reports to the board of directors as appropriate; and

•	handle such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Code of Ethics and Business Conduct

Upon the completion of our separation from InvenTrust, our board of directors will adopt a code of ethics and business conduct that applies to our directors, officers and employees. Among other matters, our code of ethics and business conduct will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of law or the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of ethics and business conduct, including fair process by which to determine violations.

Any waiver of the code of ethics and business conduct for our directors or executive officers must be approved by a majority of our directors, and any such waiver shall be promptly disclosed as required by law.

Indemnification

We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law as discussed under “Certain Provisions of Maryland Law and Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers.” The indemnification agreements will obligate us, if a director or executive officer is or is threatened to be made a party to, or witness in, any proceeding by reason of such director’s or executive officer’s status as a present or former director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, member, fiduciary, employee or agent of another enterprise that the director or executive officer served in such capacity at our request, to indemnify such director or executive officer, and advance expenses actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

In addition, except as described below, our directors and executive officers will not be entitled to indemnification pursuant to the indemnification agreement:

•	if the proceeding was one brought by us or on our behalf and the director or executive officer is adjudged to be liable to us;

•	if the director or executive officer is adjudged to be liable on the basis that personal benefit was improperly received in a proceeding charging improper personal benefit to the director or executive officer; or

•	in any proceeding brought against us by the director or executive officer other than to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement, and except as may be expressly provided in our charter, our bylaws, a resolution of our board of directors or of our stockholders entitled to vote generally in the election of directors or an agreement approved by our board of directors.

Notwithstanding the limitations on indemnification described above, on application by a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer (1) has met the standards of conduct set forth above or (2) has been adjudged liable for receipt of an “improper personal benefit.” If the court determines the director or executive officer is so entitled to indemnification, the director or executive officer will also be entitled to recover from us the expenses of securing such indemnification.

Notwithstanding, and without limiting, any other provision of the indemnification agreements, if a director or executive officer is made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, member, fiduciary, employee or agent of another entity that the director or executive officer served in such capacity at our request, and such director or executive officer is successful, on the merits or otherwise, as to one or more (even if less than all) claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including a requirement that such determination be made by independent counsel after a change of control of us.

Our charter will permit us, and our bylaws will obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, as discussed under “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Compensation Committee Interlocks and Insider Participation

During the company’s fiscal year ended December 31, 2015, Highlands was not an independent company, and did not have a compensation committee or any other committee serving a similar function.

Compensation of Directors

We have not yet paid any compensation to our directors. Our director compensation will be described in a subsequent amendment to this Information Statement.

Executive Officer Compensation

We expect that prior to our separation from InvenTrust, our executive officers will continue to be employed by InvenTrust. As a wholly owned subsidiary of InvenTrust, the compensation committee of our board of directors has not yet been formed, and all decisions with respect to the compensation of our executive officers have been made by InvenTrust. Once our compensation committee is formed, executive compensation decisions following the completion of our separation from InvenTrust will be made by our compensation committee.

Set forth below is an overview of the expected initial components of our executive compensation program for our current executive officers, Mr. Vance and Mr. Giannini (our “named executive officers”), upon the completion of our separation from InvenTrust.

The discussion below may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in connection with or following the completion of our separation from InvenTrust may differ materially from the programs summarized in this discussion.

Elements of Executive Officer Compensation

2016 Salaries

Our named executive officers will receive a base salary to compensate them for services rendered to Highlands. The base salary payable to each of the executives is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The following table sets forth the current 2016 annual base salary for each of our named executive officers.

Name	2016 Annual Base Salary
Richard Vance	$385,000
Joseph Giannini	$210,000

We expect that, following the completion of our separation from InvenTrust, base salaries for our named executive officers will be reviewed periodically by our compensation committee, with adjustments expected to be made generally in accordance with the considerations described above and to maintain base salaries at competitive levels.

2016 Bonuses

Our named executive officers are expected to participate in an annual bonus program under which each of the executives is eligible to receive an annual cash performance bonus based upon the achievement of certain performance criteria to be established by our board of directors or our compensation committee. The current target bonus levels for our named executive officers for 2016 are:

Name	Target Annual Bonus (% of annual base salary)
Richard Vance	80%
Joseph Giannini	40%

Equity Compensation

Equity awards covering shares of our common stock have not previously been granted to our named executive officers. However, we believe that equity-based incentives align our executives’ interests with those of our stockholders and provide important retention value. Consequently, in an effort to align the interests of Mr. Vance with those of our shareholders, upon the completion of our separation from InvenTrust, we expect to make a grant to Mr. Vance of an award of fully-vested shares of our common stock having an aggregate value equal to $1,000,000. Pursuant to the employment agreement that we expect to enter into with Mr. Vance, in 2017 we intend to grant Mr. Vance an additional award of fully-vested shares of our common stock having an aggregate value equal to $600,000. For additional details regarding such grants, see “Compensation Program—Vance Employment Agreement” below.

Vance Employment Agreement

Prior to the completion of our separation from InvenTrust, we intend to enter into an employment agreement with Mr. Vance (the “Vance Employment Agreement”). The Vance Employment Agreement is expected to become effective on the date on which the distribution is completed, and in the event that the Separation and Distribution Agreement is terminated or the distribution does not occur for any reason, the Vance Employment Agreement will not become effective.

The material terms of the Vance Employment Agreement, as it is currently contemplated, are summarized below. The Vance Employment Agreement has not been finalized and, accordingly, the terms of the Vance Employment Agreement and this summary are subject to change.

Pursuant to the Vance Employment Agreement, Mr. Vance will serve as the President and Chief Executive Officer of Highlands, and will be entitled to an annual base salary equal to $385,000. Mr. Vance will be eligible to receive an annual cash performance bonus based upon the achievement of performance criteria established by our board of directors or our compensation committee. Mr. Vance’s target annual bonus will be no less than 80% of his annual base salary, with the threshold and maximum bonus levels to be determined on an annual basis. In the event of a change in control of Highlands during the employment period, Mr. Vance will be eligible to receive a pro-rated portion of his target annual bonus for the year in which the change in control occurs.

The Vance Employment Agreement provides that, within 30 days following the effective date of the agreement, Mr. Vance will be granted an award of fully-vested shares of our common stock having an aggregate value equal to $1,000,000. In addition, not later than March 15, 2017, subject to Mr. Vance’s continued employment with Highlands, Mr. Vance will be granted an award of fully-vested shares of our common stock having an aggregate value equal to $600,000.

Under the Vance Employment Agreement, if Mr. Vance’s employment is terminated by Highlands without “cause” or by Mr. Vance for “good reason” (each, as defined in the Vance Employment Agreement), Mr. Vance will be entitled to the following severance payments and benefits:

•	a lump-sum payment in an amount equal to a multiple of the sum of Mr. Vance’s annual base salary and target bonus for the year in which the termination occurs, payable within 60 days following Mr. Vance’s termination date; and

•	payment or reimbursement by the Company of premiums for healthcare continuation coverage under COBRA for Mr. Vance and his dependents for up to 18 months after the termination date.

The cash severance multiple for a qualifying termination of Mr. Vance’s employment that does not occur in connection with a change in control of Highlands (as described below) is 1.5x. The cash severance multiple for a qualifying termination in the context of a change in control of Highlands will be determined based on Mr. Vance’s termination date, as follows:

Termination of Employment (All Dates Inclusive)	Change in Control Severance Multiple
Between the Effective Date and June 30, 2018	Three (3)
Between July 1, 2018 and December 31, 2018	Two and one-half (2.5)
Between January 1, 2019 and June 30, 2019	Two (2)
On or after July 1, 2019	One and one-half (1.5)

The change in control severance multiple will apply in the event of a termination by Highlands without cause or by Mr. Vance for good reason that occurs on the date of, or during the 24 month period following, a change in control of Highlands. In addition, in the event of a termination (other than by Highlands for cause, by Mr. Vance other than for good reason, or due to Mr. Vance’s death or becoming disabled) in connection with or by reason of a liquidation of Highlands or a sale, liquidation or other disposition or exit (including any trustee sale, foreclosure, default, or placement into receivership) of all or substantially all of our assets (in each case, in a single transaction or series of transactions), such termination will constitute a change in control termination for purposes of the Vance Employment Agreement and any other agreement between Mr. Vance and Highlands, and any plan maintained by Highlands. Mr. Vance’s right to receive the severance or other benefits described above will be subject to Mr. Vance signing, delivering and not revoking a general release agreement in a form generally used by Highlands.

The Vance Employment Agreement further provides that, to the extent that any payment or benefit received by Mr. Vance in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended (the “Code”), such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Vance than receiving the full amount of such payments.

The Vance Employment Agreement also contains a confidentiality covenant by Mr. Vance that extends indefinitely and an employee and independent contractor nonsolicitation covenant that extends during Mr. Vance’s employment and for a period of one year following his termination. The Vance Employment Agreement also includes a mutual non-disparagement covenant by Mr. Vance and us.

Incentive Award Plan

Prior to the completion of our separation from InvenTrust, we intend to adopt the Highlands REIT, Inc. 2016 Incentive Award Plan (the “Incentive Award Plan”), subject to approval by InvenTrust as our sole stockholder, under which we may grant cash and equity incentive awards to eligible service providers in order to align their interests with those of our stockholders and to attract, motivate and retain the talent for which we compete. The material terms of the Incentive Award Plan, as it is currently contemplated, are summarized below. Our board of directors is still in the process of developing, approving and implementing the Incentive Award Plan and, accordingly, the terms of the Incentive Award Plan and this summary are subject to change.

Eligibility and Administration. Employees, consultants and directors of Highlands and its subsidiaries are eligible to receive awards under the Incentive Award Plan. The Incentive Award Plan will be administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the “plan administrator”), subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to administer the Incentive Award Plan, including the authority to select award recipients, determine the nature and amount of each award, and determine the terms and conditions of each award. The plan administrator will also have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Incentive Award Plan, subject to its express terms and conditions.

Size of Share Reserve; Limitations on Awards. The maximum aggregate number of shares that may be issued pursuant to awards (including incentive stock options) under the Incentive Award Plan is             shares.

If any shares subject to an award under the Incentive Award Plan are forfeited, expire or are settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Incentive Award Plan. However, the following shares may not be used again for grant under the Incentive Award Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (2) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options.

To the extent permitted under applicable securities exchange rules, if any, without stockholder approval, awards granted under the Incentive Award Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity awards in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the Incentive Award Plan.

The maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the Incentive Award Plan during any calendar year is             shares and the maximum amount that may be paid under a cash award pursuant to the Incentive Award Plan to any one participant during any calendar year period is $            . The maximum aggregate value, determined as of the grant date under applicable accounting standards, of awards that may be granted to any non-employee director pursuant to the Incentive Award Plan during any calendar year is $            .

Awards. The Incentive Award Plan provides for the grant of stock options, restricted stock, dividend equivalents, stock payments, restricted stock units (“RSUs”), performance shares, other incentive awards and SARs. All awards under the Incentive Award Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards will be settled in shares of our common stock or cash, as determined by the plan administrator.

•	Stock Options. Stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions. ISOs may only be granted under the Incentive Award Plan to the extent that the requirements of Section 422 of the Code are complied with, including the shareholder approval requirements under Treasury Regulation Section 1.422-2(b)(2).

•

Restricted Stock Units. RSUs are contractual promises to deliver shares of our common stock (or the fair market value of such shares in cash) in the future, which may also remain forfeitable unless and until specified vesting conditions are met. RSUs generally may not be sold or transferred until vesting conditions are removed or expire. The shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time the RSUs are settled in shares, unless the RSU includes a dividend equivalent right (in which case the holder may be entitled to dividend equivalent payments under certain circumstances). Delivery of the shares underlying the RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. On the settlement date or dates, Highlands will issue to the participant one unrestricted, fully transferable share of our common stock (or the fair market value of one such share in cash) for each vested and nonforfeited RSU.

•	Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified vesting conditions are met. Vesting conditions applicable to restricted stock may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. In general, restricted stock may not be sold or otherwise transferred until all restrictions are removed or expire. With respect to restricted stock that is subject to performance-based vesting conditions, dividends which are paid prior to vesting will only be paid out to the participant to the extent that the performance-based vesting conditions are subsequently satisfied and the share of restricted stock vests.

•	Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions. SARs under the Incentive Award Plan will be settled in cash or shares of common stock, or in a combination of both, as determined by the administrator.

•	Performance Shares. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to performance shares may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•	Stock Payments. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

•	Other Incentive Awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Other incentive awards may be linked to any specific performance criteria determined by the plan administrator.

•	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payment dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator. Dividend equivalents with respect to an award that is subject to performance-based vesting will only be paid out to the participant to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests.

•	Performance Bonus Awards. Performance bonus awards are cash bonus awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals.

Certain Transactions. The plan administrator has broad discretion to take action under the Incentive Award Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Award Plan and outstanding awards. In the event of a “change in control” of Highlands (as defined in the Incentive Award Plan), to the extent that awards will not be continued, converted, assumed or replaced by the surviving or successor entity, such awards will become fully vested and exercisable immediately prior to the closing of the transaction.

Claw-Back Provisions All awards will be subject to the provisions of any claw-back policy implemented by Highlands to the extent set forth in such claw-back policy and/or in the applicable award agreement.

Transferability With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Award Plan are generally non-transferable prior to vesting, and are exercisable only by the participant, unless otherwise provided by the plan administrator.

Tax Withholding; Exercise and Purchase Price Payments. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Award Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. Our board of directors may amend or terminate the Incentive Award Plan at any time; however, except in connection with certain changes in Highland’s capital structure, stockholder approval will be required for any amendment that “reprices” any stock option or SAR or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. In addition, no amendment, suspension or termination of the Incentive Award Plan may, without the consent of the affected participant, impair any rights or obligations under any previously-granted award, unless the award itself otherwise expressly so provides. No ISO may be granted pursuant to the Incentive Award Plan after the tenth anniversary of the date on which our board of directors adopted the Incentive Award Plan.

Additional REIT Restrictions. The Incentive Award Plan provides that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our stock contained in our charter or would impair our status as a REIT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with InvenTrust

Following the separation, we and InvenTrust will operate separately, each as an independent public reporting company. We and InvenTrust will enter into a Separation and Distribution Agreement that will effectuate the separation and distribution. We and InvenTrust will also enter into a Transition Services Agreement and an Employee Matters Agreement. The Separation and Distribution Agreement, Transition Services Agreement and Employee Matters Agreement will provide a framework for our relationship with InvenTrust after the separation and provide for the allocation between Highlands and InvenTrust of InvenTrust’s assets, liabilities and obligations attributable to periods prior to, at and after our separation from InvenTrust.

Separation and Distribution Agreement

InvenTrust and Highlands will enter into a Separation and Distribution Agreement prior to the distribution to effect the separation and provide for the allocation between us and InvenTrust of InvenTrust’s assets, liabilities and obligations attributable to periods prior to, at and after the separation. This agreement will also govern certain relationships between us and InvenTrust after the separation.

Pursuant to the Separation and Distribution Agreement, the direct and indirect subsidiaries of InvenTrust that hold the properties in the Highlands Portfolio have been or will be transferred to Highlands prior to the separation. Highlands will agree to assume all liabilities relating to or arising out of the Highlands Portfolio. All other assets and liabilities relating to InvenTrust and its subsidiaries prior to the separation (including any liabilities relating to the properties previously owned and disposed by subsidiaries of Highlands) shall be retained by InvenTrust.

The Separation and Distribution Agreement also governs the rights and obligations of the parties regarding the distribution following the completion of the separation. Subject to the satisfaction or waiver of the conditions set forth in the section of this Information Statement titled “Our Separation from InvenTrust – Conditions to the Distribution,” on the distribution date, InvenTrust will distribute 100% of the shares of Highlands common stock held by InvenTrust to holders of InvenTrust common stock as of the close of business on the record date on a pro rata basis. InvenTrust has agreed, subject to the conditions described above, to direct the distribution agent to distribute, on the distribution date, to each holder of InvenTrust common stock on the record date,              share(s) of Highlands common stock for every              share(s) of InvenTrust common stock held by such holder.

The Separation and Distribution Agreement also provides that Highlands and its affiliates will release and discharge InvenTrust and its affiliates from all liabilities existing or alleged to have existed at or before the separation, other than certain specified matters, including (i) liabilities expressly assumed by InvenTrust in the Separation and Distribution Agreement, Transition Services Agreement and Employee Matters Agreement and (ii) liabilities arising pursuant to indemnification or contribution obligations set forth in such agreements. Similarly, the Separation and Distribution Agreement also provides that InvenTrust and its affiliates will release and discharge Highlands and its affiliates from all liabilities existing or alleged to have existed at or before the separation, other than certain specified matters, including (i) liabilities expressly assumed by Highlands in the Separation and Distribution Agreement, Transition Services Agreement and Employee Matters Agreement and (ii) liabilities arising pursuant to indemnification or contribution obligations set forth in such agreements. These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the Separation and Distribution Agreement, Transition Services Agreement, Employee Matters Agreement, and certain other agreements executed in connection with the separation.

Pursuant to the Separation and Distribution Agreement, Highlands has agreed to indemnify, defend and hold harmless InvenTrust and its affiliates and each of their respective current or former stockholders, directors, officers, agents and employees and their respective heirs, executors, administrators, successors and assigns from and against all liabilities relating to, arising out of or resulting from (i) the liabilities assumed by Highlands in the Separation and Distribution Agreement, Transition Services Agreement and Employee Matters Agreement, (ii) any breach by Highlands or any of its subsidiaries of the Separation and Distribution Agreement, Transition Services Agreement and Employee Matters Agreement (iii) losses arising from third party claims relating to the separation and distribution and (iv) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement of which this Information Statement forms a part, other than specified information relating to and provided by InvenTrust (the “Specified InvenTrust Information”). Similarly, InvenTrust has agreed to indemnify, defend and hold harmless Highlands and its affiliates and each of their respective current or former stockholders, directors, officers, agents and employees and their respective heirs, executors, administrators, successors and assigns from and against all liabilities relating to, arising out of or resulting from (i) the liabilities assumed by InvenTrust in the Separation and Distribution Agreement, Transition Services Agreement and Employee Matters Agreement, (ii) any breach by InvenTrust or any of its subsidiaries of the Separation and Distribution Agreement, Transition Services Agreement and Employee Matters Agreement and (iii) the Specified InvenTrust Information. InvenTrust and Highlands will not be deemed to be affiliates of the other for purposes for purposes of determining the above described indemnification obligations.

Highlands has also agreed to indemnify InvenTrust against all taxes related to us, our subsidiaries and our assets, including taxes attributable to periods prior to the separation and distribution. InvenTrust has agreed to indemnify us for any taxes attributable to InvenTrust’s or MB REIT’s failure to qualify as a REIT for any taxable year ending on or before December 31, 2016.

In addition, the Separation and Distribution Agreement provides that Highlands will have not less than $                 in unrestricted cash at the time of the distribution. The parties have also agreed not to solicit or hire the employees of the other for a period of one year following the separation. Otherwise, the parties have explicitly agreed that there will be no restrictions on post-closing competitive activities. Other matters governed by the separation and distribution agreement include access to financial and other information, confidentiality, access to and provision of records and general litigation support.

In the event of any dispute arising out of the Separation and Distribution Agreement, Transition Services Agreement or Employee Matters Agreement, InvenTrust and Highlands have agreed to negotiate in good faith for 30 days to resolve such dispute. If InvenTrust and Highlands are unable to resolve disputes in this manner within 30 days, the disputes will be resolved through binding arbitration.

The Separation and Distribution Agreement provides that it may be terminated at any time prior to the distribution date in the sole discretion of InvenTrust without the approval of any person. In the event of a termination of the Separation and Distribution Agreement, no party, nor any of its directors, officers, or employees, will have any liability of any kind to the other party or any other person.

The foregoing is a summary of the material terms of the Separation and Distribution Agreement and does not purport to be complete and is subject to, and qualified in its entirety by, the Separation and Distribution Agreement, which is filed as an exhibit to the registration statement on Form 10 of which this Information Statement is a part.

Transition Services Agreement

InvenTrust and Highlands will enter into a Transition Services Agreement prior to the distribution pursuant to which InvenTrust and its subsidiaries will provide to Highlands, on an interim, transitional basis, certain legal, information technology, and financial reporting services and other assistance that is consistent with the services provided by InvenTrust to Highlands before the separation or that is designed to provide temporary assistance while Highlands develops its own stand-alone systems and processes and transitions historical information and processes from InvenTrust to Highlands. The charges for the transition services generally are intended to allow InvenTrust to fully recover the costs directly associated with providing the services, plus all out-of-pocket costs and expenses. The fee for each of the transition services will be based on a predetermined monthly amount for each service.

The Transition Services Agreement will terminate on the earlier of December 31, 2016 and the termination of the last service provided under it. Highlands can terminate particular services prior to the scheduled expiration date on at least thirty days’ written notice, and except in limited circumstances set forth therein, services can only be terminated at a month-end. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated.

The liability of InvenTrust under the Transition Services Agreement will be limited to the aggregate fees it receives pursuant to the Transition Services Agreement. The Transition Services Agreement also provides that Highlands shall indemnify, defend and hold harmless InvenTrust from and against all losses arising from, relating to or in connection with the use of any services by Highlands or its affiliates, except to the extent such losses arise from, relate to or are a consequence of InvenTrust’s recklessness or willful misconduct.

We expect that the total amount that will be paid to InvenTrust pursuant to the Transition Services Agreement will not be greater than $96,250.

The foregoing is a summary of the material terms of the Transition Services Agreement and does not purport to be complete and is subject to, and qualified in its entirety by, the Transition Services Agreement, which is filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

Employee Matters Agreement

InvenTrust and Highlands will enter into an Employee Matters Agreement in connection with the separation for the purpose of allocating between them certain assets, liabilities and responsibilities with respect to employee-related matters.

The Employee Matters Agreement will govern InvenTrust’s and Highlands’ compensation and employee benefit obligations relating to current and former employees of each company, and generally will allocate liabilities and responsibilities relating to employee compensation and benefit plans and arrangements. The Employee Matters Agreement will generally provide that, prior to or in connection with the separation, Highlands employees will cease to participate in employee benefit plans and programs maintained by InvenTrust, and from and after the separation, will participate in plans and programs maintained by Highlands for the benefit of its employees. In addition, the Employee Matters Agreement will provide that, unless otherwise specified, InvenTrust will be responsible for liabilities associated with employees who will be employed by InvenTrust following the separation and former InvenTrust employees, and Highlands will be responsible for liabilities associated with employees who will be employed by Highlands following the separation and former Highlands employees.

The Employee Matters Agreement will also set forth the general principles relating to employee matters, including with respect to the assignment of employees as between InvenTrust and Highlands, COBRA and disability coverage obligations, workers’ compensation, accrued paid time off, employee service credit, and the sharing of employee information. Accounts in InvenTrust’s 401(k) plan attributable to Highlands employees and former Highlands employees and all of the related assets in InvenTrust’s 401(k) plan will be transferred or rolled over into Highlands’ 401(k) plan as soon as practicable following the separation and the establishment of Highlands’ 401(k) plan.

The foregoing is a summary of the material terms of the Employee Matters Agreement and does not purport to be complete and is subject to, and qualified in its entirety by, the Employee Matters Agreement, which is filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

Related Party Transactions No Longer In Effect

Prior to the Self-Management Transactions, the Business Manager, an affiliate of The Inland American Real Estate Group of Companies, Inc., InvenTrust’s sponsor, or one of its affiliates, employed all of our employees and provided us with certain services. During the years ended December 31, 2014 and 2013, InvenTrust paid an annual business management fee to the Business Manager based on the average invested assets. We were allocated a portion of the business management fee based upon our percentage share of the average invested assets of InvenTrust for the applicable years. Our allocated portion for the years ended December 31, 2014 and 2013 totaled $0.4 million and $6.7 million, respectively. The Self-Management Transactions resulted in a final business management fee incurred in January 2014. As a result, the Company has not been allocated a business management fee after January 2014.

Statement of Policy Regarding Transactions with Related Persons

Prior to the separation from InvenTrust, our board of directors will adopt a written policy regarding the review, approval and ratification of transactions with related persons, which we refer to as our “related person policy.” Our related person policy will require that management present to the audit committee any proposed “related person transaction” (defined as any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K)) had, has or will have a direct or indirect interest), including all relevant facts and circumstances relating thereto. The audit committee will review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s code of ethics and business conduct, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Any related person transaction shall be consummated and shall continue only if the audit committee has approved or ratified such transaction in accordance with Section 2-419 of the MGCL, if applicable, or any successor provision thereto, the Company’s charter and bylaws and the guidelines set forth in the related person policy.

PRINCIPAL STOCKHOLDERS

As of the date hereof, all outstanding shares of our common stock are owned by InvenTrust. Immediately after the distribution, InvenTrust will own none of our common stock.

The following table provides information with respect to the expected beneficial ownership of our common stock immediately after the distribution by (i) each person who we believe will be a beneficial owner of more than 5% of our outstanding common stock, (ii) each of our expected directors, director nominees and named executive officers, and (iii) all expected directors and executive officers as a group. We based the share amounts on each person’s beneficial ownership of InvenTrust common stock as of                 ,                 , unless we indicate some other basis for the share amounts, and assuming a distribution ratio of                 share(s) of our common stock for every                 share(s) of InvenTrust common stock. Beneficial ownership is determined in accordance with the rules of the SEC.

To the extent our directors and officers own InvenTrust common stock at the time of the separation, they will participate in the distribution on the same terms as other holders of InvenTrust common stock.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Immediately following the distribution, we expect to have outstanding an aggregate of                 shares of common stock.

Unless otherwise indicated, the address of each named person is c/o Highlands REIT, Inc.,                 . No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Beneficial Owner	Number of Shares	% of Shares Outstanding
Directors and Named Executive Officers
Richard Vance
Joseph Giannini
Paul A. Melkus
R. David Turner
All Executive Officers and Directors as a Group (four persons)

DESCRIPTION OF INDEBTEDNESS

Property-Level Debt

As of December 31, 2015, nine of our subsidiaries were a borrower under a non-recourse loan encumbering the asset held by such subsidiary. The remaining assets in our portfolio do not have property-level debt. As of December 31, 2015, the aggregate outstanding principal amount of debt on our properties was approximately $406.0 million.

Generally, our loans are recourse only to the property securing the loan, with the exception of certain “non-recourse carve-out events” contained in the respective loan agreements. These non-recourse carve-out events vary by loan, but generally include an obligation by the borrower to indemnify the lender for losses incurred as a result of certain events (“Indemnification Events”), which include the following:

•	fraud or intentional misrepresentation;

•	gross negligence or willful misconduct;

•	material physical waste;

•	the removal or disposal of any portion of the property after an event of default;

•	the misapplication or conversion by borrower of insurance proceeds, condemnation awards, or rents following an event of default; and

•	failure to pay charges for labor or materials or other charges that can create liens.

Each of the nine loans also may become fully recourse to the borrower in the event the borrower fails to, among other things (“Recourse Events”):

•	permit on-site inspections or provide financial information required by loan documents;

•	continue being a “special purpose entity” (as defined in the loan agreements);

•	obtain written consent to any subordinate financing or voluntary lien; or

•	obtain consent to assignment, transfer or conveyance of property or certain interests therein.

MB REIT is the non-recourse carve-out guarantor/indemnitor for each of the nine loans pursuant to the customary guaranties/indemnities that MB REIT provided for each such loan. Pursuant to these agreements, generally MB REIT (a) agreed to indemnify the lender for any losses arising from or related to certain of the Indemnification Events and certain of the Recourse Events, (b) agreed to indemnify the lender for losses resulting from certain violations of environmental law and the release of various hazardous substances, and (c) guaranteed the full amount of the obligations under the loan agreement in the event of certain events, including any of the following:

•	the borrower’s filing a voluntary petition under any insolvency law;

•	the filing by an affiliate of borrower of an involuntary bankruptcy petition;

•	the borrower’s colluding to arranging an involuntary bankruptcy petition to be filed against it;

•	the borrower’s consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner; or

•	the borrower’s making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

As of December 31, 2015, no event has occurred that would cause the Company to have material liability under the “non-recourse carve out” indemnity agreements and guarantees. If such events occur, the obligation would not be in excess of the loans encumbering such assets, which is recognized on the combined consolidated balance sheet as of December 31, 2015.

In addition to the foregoing, the loan agreements generally contain certain customary affirmative and negative covenants, including with respect to the payment of taxes, maintenance of insurance, reporting obligations, and certain leasing matters. These covenants may, among other things, restrict our operation of the assets, our ability to alter the assets, and our ability to incur further indebtedness or liens encumbering the assets.

As of December 31, 2015, our AT&T—Hoffman Estates and AT&T—Cleveland properties were in hyper-amortization under our loan agreements by virtue of the occurrence of the applicable “Anticipated Repayment Date” (as defined in the applicable loan agreement). As a result, rental payments less certain expenses must be used to pay down the principal amount of the loan and are not available cash. It is possible that other properties may be subject to such hyper-amortization payments in the future.

All rental payments, less certain expenses, for Dulles Executive Plaza and Sherman Plaza are currently being “swept” and held by the lender by virtue of the occurrence of the “Cash Management Trigger” under the respective loan agreements. It is possible that other assets may be subject to such cash sweep by the lender in the future.

For additional information regarding our property-level indebtedness, see “Business and Properties—Properties—Mortgage Financing.”

InvenTrust Unsecured Credit Facility

As of December 31, 2015, InvenTrust had an unsecured credit facility, of which Highlands’ allocated portion of the outstanding balance was $17.9 million. The unsecured credit facility is subject to a borrowing base consisting of a pool of unencumbered assets. To the extent our assets were included within the pool of unencumbered assets, we were allocated a portion of InvenTrust’s unsecured credit facility. As of the distribution date, we will no longer have an allocated portion of the revolving line of credit.

DESCRIPTION OF CAPITAL STOCK

Our charter and bylaws will be amended and restated prior to the completion of our separation from InvenTrust. The following is a summary of the material terms of our capital stock that will be in effect upon the completion of our separation. For a complete description, you are urged to review in their entirety our amended and restated charter and bylaws, which are filed as exhibits to the registration statement of which this Information Statement is a part, and applicable Maryland law. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 1,000,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our board of directors has the power, without stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue. Immediately following the distribution, we expect that approximately                  shares of our common stock will be issued and outstanding and that no shares of our preferred stock will be issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

After the distribution, all outstanding shares of our common stock will be duly authorized, fully paid and nonassessable. Stockholders are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock.

Subject to our charter restrictions on ownership and transfer of our stock and except as may otherwise be provided in our charter, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, our common stockholders will possess exclusive voting power. Cumulative voting in the election of directors is not permitted. Directors will be elected by a plurality of all of the votes cast in the election of directors.

Our common stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our capital stock. Subject to our charter restrictions on ownership and transfer of our stock, holders of shares of our common stock will initially have equal dividend, liquidation and other rights. Our common stockholders will not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert into another entity, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to amend provisions of our charter relating to director removal, amendments to our bylaws or the vote required for certain amendments. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by the corporation. Our operating assets may be held by our wholly owned subsidiaries and these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

Preferred Stock

Under the terms of our charter, our board of directors is authorized to classify any unissued shares of our preferred stock and to reclassify any previously classified but unissued shares of preferred stock into other classes or series of stock. Before the issuance of shares of each class or series, our board of directors is required by Maryland law and our charter to set, subject to our charter restrictions on ownership and transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation, exclusive or class voting rights or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interest.

As of the date of this Information Statement, we have no outstanding shares of preferred stock, and we presently have no plans to issue any shares of preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power to issue additional shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without action by our stockholders, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interest. In addition, our issuance of additional shares of stock in the future could dilute the voting and other rights of your shares. See “Certain Provisions of Maryland Law and Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of directors believes it is currently in our best interests for us to qualify as a REIT and for other purposes, our charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person may own. Our charter provides that no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. We refer to the foregoing restrictions as the “Ownership Limit.”

Our charter also prohibits any person from:

•	beneficially owning shares of our capital stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);

•	transferring shares of our capital stock to the extent that such transfer would result in our shares of capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code);

•	beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

•	beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for that person. The person seeking an exemption must provide to our board of directors any representations, covenants and undertakings that our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may not grant an exemption to any person if that exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we will reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in a violation will be void ab initio, and the proposed transferee shall acquire no rights in those shares.

Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Every owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of shares of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with information that we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with our Ownership Limit.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is DST Systems, Inc., 333 West 11th Street, Kansas City, Missouri 64105, (816) 435-1000.

Payments of Distributions

As with your distributions on your InvenTrust common stock, the method by which you choose to receive your distributions on your Highlands common stock will affect the timing of your distributions. Specifically, under our transfer agent’s payment processing procedures, distributions will be paid in the following manner:

•	those stockholders who choose to receive their distributions via ACH wire transfers will receive their distributions on the distribution payment date (as determined by our board);

•	those stockholders who choose to receive their distributions by paper check will typically be mailed those checks on the distribution payment date, but sometimes paper checks will be mailed on the day following the distribution payment date; and

•	for those stockholders holding shares through a broker or other nominee, the distributions payments will be wired, or paper checks will be mailed, to the broker or other nominee on the day following the distribution payment date.

Unless you elect to change your distribution method, the distribution used for your InvenTrust common stock will be the same method used for your Highlands common stock. All stockholders who will hold Highlands common stock directly in record name will be able to change at any time the method through which they receive their distributions from our transfer agent, and those stockholders will not have to pay any fees to us or our transfer agent to make such a change. Accordingly, each stockholder will be able to select the timing of receipt of distributions from our transfer agent by selecting the method above that corresponds to the desired timing for receipt of the distributions. Because all stockholders will be able to elect to have their distributions sent via ACH wire on the distribution payment date, we will treat all of our stockholders, regardless of the method by which they choose to receive their distributions, as having constructively received their distributions from us on the distribution payment date for U.S. federal income tax purposes.

If you hold Highlands common stock after the separation and distribution in record name and would like to change your distribution payment method, then you should complete a “Change of Distribution Election Form,” which will be available on our website.

We note that the payment method for stockholders who hold Highlands common stock after the separation and distribution through a broker or nominee will be determined by the broker or nominee. Similarly, the payment method for stockholders who will hold Highlands common stock in a tax-deferred account, such as an IRA, will generally be determined by the custodian for the account. If you currently hold InvenTrust common stock through a broker or other nominee and would like to receive distributions on Highlands common stock via ACH wire or paper check, then you should contact your broker or other nominee regarding their process for transferring your Highlands common stock to record name ownership. Similarly, if you currently hold InvenTrust common stock in a tax-deferred account, you may need to hold Highlands common stock outside of your tax-deferred account to change the method through which you receive your distributions. If you hold Highlands common stock after the separation and distribution through a tax-deferred account and would like to change the method through which you receive your distributions, then you should contact your custodians regarding the transfer process and should consult your tax advisor regarding the consequences of transferring shares outside of a tax-deferred account.

Sale of Unregistered Securities

In the past three years, Highlands has not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

Our charter and bylaws will be amended and restated prior to the completion of our separation from InvenTrust. The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our amended and restated charter and bylaws, copies of which are filed as exhibits to the registration statement of which this Information Statement is a part. See “Where You Can Find More Information.”

Our Board of Directors

According to our charter and bylaws, the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required under the MGCL (which is currently one) nor, unless our bylaws are amended, more than 15. We expect to have three directors upon the separation from InvenTrust. Our charter provides that, at such time as we have a class of securities registered under the Exchange Act and at least three independent directors, we will elect to be subject to a provision of Maryland law requiring that vacancies on our board of directors may be filled only by an affirmative vote of a majority of the remaining directors and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Each of our directors will be elected by our common stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors (once we have a class of securities registered under the Exchange Act and at least three independent directors) to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation.

A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has, by board resolution, exempted business combinations between us and any other person, provided that such business combination is first approved by our board, including a majority of our directors who are not affiliated with the interested stockholder. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any such person.

We cannot assure you that our board of directors will not amend or repeal this resolution in the future. However, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated prior to or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (1) the person who has made or proposes to make the control share acquisition; (2) any officer of the corporation; or (3) any employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors of the company to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. Our board of directors may amend or eliminate this provision at any time in the future, whether before or after the acquisition of control shares.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that if we have a class of equity securities registered under the Exchange Act and at least three independent directors, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from our board of directors, which removal must be for cause, (2) vest in our board of directors the exclusive power to fix the number of directorships and (3) require, unless called by the chairman of our board of directors, our president, our chief executive officer or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendments to Our Charter and Bylaws

Our charter generally may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. The affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, which requires two-thirds of all votes entitled to be cast generally in the election of directors, amendments to our bylaws or the vote required for certain amendments. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by us or by any director or officer or other employee to us or to our stockholders, (c) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders will be held each year at a date and time determined by our board of directors. Special meetings of stockholders may be called by our board of directors, the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only;

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of the notice required by our bylaws and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business, and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws; and

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to our board of directors may be made only;

•	by or at the direction of our board of directors; or

•

provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of the notice required by our bylaws and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors and our stockholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served as a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers as described in “Management—Indemnification.”

Restrictions on Ownership and Transfer of our Stock

Our charter contains restrictions on the ownership and transfer of our stock that are intended, among other purposes, to assist us in continuing to qualify as a REIT. Subject to certain exceptions, our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. For more information regarding these and other restrictions on the ownership and transfer of our stock imposed by our charter, see “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interest to attempt to, or to continue to, be qualified as a REIT. Our charter also provides that our board of directors may determine that compliance with the restrictions on ownership and transfer of our stock is no longer required for us to qualify as a REIT.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax considerations that you, as a stockholder, may consider relevant in connection with the ownership and disposition of our common stock. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals, partnerships and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee share options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold our common stock as a capital asset for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP, DISPOSITION AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We are currently treated as a “qualified REIT subsidiary” of InvenTrust. As described below, a corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT for U.S. federal income tax purposes. We intend to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year commencing immediately prior to the separation and ending on December 31, 2016. We believe that we have been organized and will operate in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with the separation, we will receive an opinion from Hunton & Williams LLP to the effect that, beginning with our short taxable year commencing immediately prior to the separation and ending on December 31, 2016, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws. You should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us, InvenTrust, Xenia and the Private REITs as to factual matters, including representations regarding the nature of our, InvenTrust’s, Xenia’s and the Private REITs’ assets and the conduct of our, InvenTrust’s, Xenia’s and the Private REITs’ business. Hunton & Williams LLP’s opinion is not binding upon the IRS or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to satisfy the requirements for REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay U.S. federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure or after a default on a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•	In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of such assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the five year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements.”

•	The earnings of any of our lower-tier entities that are subchapter C corporations, including any TRSs that we may form, will be subject to federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRSs that we may form will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust or association that meets each of the following requirements:

1. It is managed by one or more directors or trustees.

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3. It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4. It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5. At least 100 persons are beneficial owners of its shares or ownership certificates.

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9. It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2017 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the Code, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.” We believe that the common stock that will be distributed in the separation will have sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such stock ownership requirements. If we fail to satisfy these stock ownership requirements, our qualification as a REIT may terminate.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to maintain REIT status and comply with the record-keeping requirements of the Code and regulations promulgated thereunder.

As noted above, we are currently treated as a “qualified REIT subsidiary” of InvenTrust. However, under applicable Treasury regulations, if either (i) InvenTrust failed, or fails, to qualify as a REIT in its 2012 through 2016 taxable years or (ii) MB REIT failed to qualify as a REIT for its 2012 taxable year through its taxable year that ended on December 15, 2015 (when MB REIT became a “qualified REIT subsidiary” of InvenTrust), unless such failure to qualify as a REIT was subject to relief as described below under “—Failure to Qualify,” we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which InvenTrust or MB REIT failed to qualify.

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries

A REIT may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

We will not own any TRSs immediately following the separation and do not currently intend to form any TRSs. However, we may in the future dispose of an unwanted asset through a TRS as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under “—Gross Income Tests—Prohibited Transactions.”

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment in stock and debt investments purchased with the proceeds from the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. Finally, gross income attributable to cancellation of indebtedness income will be excluded from both the numerator and denominator for purposes of both of the gross income tests. See “—Foreign Currency Gain” below. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than certain customary services provided to tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the leased assets. We need not provide services through an “independent contractor” or a TRS, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of services not described in the prior sentence to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property.

We and our subsidiaries generally lease our assets in the form of either a triple net lease, a gross lease or a modified gross release. In order for the rent paid under our leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. We believe we have, and intend to enter into, leases that will be treated as true leases. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that we and our subsidiaries receive from our leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests.”

As described above, for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, percentage rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We anticipate that all of our assets will be leased to third parties that do not constitute related party tenants. In addition, our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

As described above, we may in the future own up to 100% of the stock of one or more TRSs. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. If in the future we receive rent from a TRS, we will seek to comply with this exception.

Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio with respect to all of our leases is less than 15%. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Fourth, except as described below, we cannot furnish or render noncustomary services to the tenants of our assets, or manage or operate our assets, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost for performing such services) does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related assets. We believe that we do not perform any services other than customary ones for our lessees, other than services are provided through independent contractors.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we might be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees will be required to pay certain additional charges. We intend to structure our leases in a manner that will enable us to satisfy the REIT gross income tests.

Interest

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Dividends

Our share of any dividends received from any corporation (excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such property sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the property of the REIT at the beginning of the year, (3) the aggregate fair market value of all such property sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the property of the REIT at the beginning of the year, (4) (i) the aggregate adjusted tax bases of all such property sold by the REIT during the year did not exceed 20% of the aggregate tax bases of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by adjusted tax bases) in the current and two prior years did not exceed 10% or (5) (i) the aggregate fair market value of all such property sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by fair market value) in the current and two prior years did not exceed 10%;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of safe-harbor provision in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. However, we cannot assure you that any disposition we undertake will comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests

We may have gross income that fails to constitute qualifying income for purposes of one or both of the gross income tests. Taking into account our anticipated sources of non-qualifying income, however, we expect that our aggregate gross income will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing with our first taxable year as a REIT. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability. For a discussion of the consequence if we fail to satisfy the 75% or 95% gross income test and do not qualify for the relief provision described above, see “—Failure to Qualify.”

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables, money market funds and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds and personal property leased in connection with real property so long as the personal property ratio (as defined in “Gross Income Tests—Rents from Real Property” above) with respect to the applicable lease is 15% or less;

•	interests in mortgage loans secured by real property;

•	stock in other REITs or debt instruments issued by publicly offered REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

Fourth, no more than 25% (or 20% for taxable years beginning after December 31, 2017) of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

Sixth, no more than 25% of the value of our total assets may consist of debt instruments of REITs to the extent not secured by mortgages on real property or on interests in real property.

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1.0 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10.0 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we will hold following the separation will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of our assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the stockholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. In addition, we may recognize significant cancellation of indebtedness income or gain from the workout of our debt or the disposition of our assets in foreclosure or deed-in-lieu transactions, which will result in the receipt of taxable income in excess of the cash received, if any, from those transactions. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our stock or debt securities.

The IRS has issued private letter rulings to other REITs approving the use of cash/stock dividends to satisfy the distribution requirements described above. Those rulings may only be relied upon by the taxpayers to whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests (for which the cure provisions are described above), we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. Subject to certain limitations, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

For the purposes of this discussion under the heading “Material U.S. Federal Income Tax Consequences,” the term “U.S. stockholder” means a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold shares of our common stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from non-REIT corporations and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend. In addition, individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such shares of common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S.

stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the fair market value of its shares of our common stock on the date of the separation (see “Certain Material U.S. Federal Income Tax Consequences of the Separation—Tax Basis and Holding Period of Highlands Common Stock Received by Holders of InvenTrust Stock”), increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. In addition, individuals, estates or trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on gains from the sale of our common stock.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our stockholders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A noncorporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

For purposes of this discussion under the heading “Material U.S. Federal Income Tax Consequences,” the term “non-U.S. stockholder” means a beneficial owner of our common stock that is neither a U.S. stockholder nor a partnership (or entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on the ownership and disposition of our common stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a USRPI and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (conducted through a U.S. permanent establishment, where applicable), the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. Except with respect to certain distributions attributable to the sale of USRPIs described below, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. We must withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under FIRPTA. A USRPI includes certain interests in real property and stock in certain corporations at least 50% of whose assets consist of USRPIs. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

We do not anticipate that our common stock will become regularly traded on an established securities market in the United States. However, if our common stock becomes regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 10% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

As noted above, we do not anticipate that our common stock will become regularly traded on an established securities market in the United States. Consequently, capital gain distributions that are attributable to our sale of USRPIs will be subject to tax under FIRPTA, as described above. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We anticipate that we will be a United States real property holding corporation based on our investment strategy. However, if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. Another exception would apply if our common stock was regularly traded on an established securities market and the non-U.S. stockholder owned 10% or less of our common stock during the applicable testing period. As noted above, we do not anticipate that our common stock will become regularly traded on an established securities market.

Exemptions from FIRPTA also apply to (1) certain foreign pension trusts and (2) certain non-U.S. stockholders that qualify for benefits under a comprehensive U.S. income tax treaty and are publicly traded entities or certain partnerships and other fiscally transparent entities. Non-U.S. stockholders should consult their tax advisors to determine whether they are entitled to an exemption under FIRPTA as a “qualified foreign pension,” a “qualified shareholder,” or “qualified collective investment vehicle.”

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

A U.S. withholding tax at a 30% rate will be imposed on dividends paid on our common stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2018, on proceeds from the sale of our common stock received by certain non-U.S. stockholders. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or a reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

A U.S. withholding tax at a 30% rate will be imposed on dividends paid on our common stock received by U.S. stockholders who own their shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2018, on proceeds from the sale of our common stock received by U.S. stockholders who own their shares through foreign accounts or foreign intermediaries. We will not pay any additional amounts in respect of any amounts withheld.

Other Tax Consequences

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our stock.

State, Local and Foreign Taxes

We and/or you may be subject to taxation by various states, localities and foreign jurisdictions, including those in which we or a stockholder transacts business, owns property or resides. The state, local and foreign tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you are urged to consult your tax advisors regarding the effect of state, local and foreign tax laws upon an investment in our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10, including exhibits and schedules filed with the registration statement of which this Information Statement is a part, under the Exchange Act, with respect to the shares of our common stock being distributed as contemplated by this registration statement. This Information Statement is part of, and does not contain all of the information set forth in, the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this Information Statement is not incorporated by reference in this Information Statement.

As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

We intend to furnish holders of our common stock with annual reports containing combined consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this Information Statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this Information Statement.

INDEX TO FINANCIAL STATEMENTS

Highlands REIT, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

InvenTrust Properties Corp:

We have audited the accompanying combined consolidated balance sheets of Highlands REIT, Inc. and its Predecessors as of December 31, 2015 and 2014, and the related combined consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2015. In connection with our audits of the combined consolidated financial statements, we have also audited the financial statement Schedule III. These combined consolidated financial statements and financial statement schedule are the responsibility of the InvenTrust Properties Corp.’s management. Our responsibility is to express an opinion on these combined consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands REIT, Inc. and its Predecessors as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement Schedule III, when considered in relation to the basic combined consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth herein.

As discussed in Note 2 to the combined consolidated financial statements, the combined consolidated financial statements of Highlands REIT, Inc. and its Predecessors represent a combination of entities under common control of InvenTrust Properties Corp. and have been “carved out” of InvenTrust Properties Corp.’s consolidated financial statements and reflect significant assumptions and allocations. The combined consolidated financial statements include allocations of certain operating expenses from InvenTrust Properties Corp. These costs may not be reflective of the actual costs which would have been incurred had the predecessors, operated as an independent, standalone entity separate from InvenTrust Properties Corp.

As discussed in Note 2 to the combined consolidated financial statements, in April 2014, Highlands REIT, Inc. and its Predecessors adopted new accounting guidance that changed the requirements for reporting discontinued operations pursuant to ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/ KPMG LLP

Chicago, Illinois

March 18, 2016

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Combined Consolidated Balance Sheets

As of December 31, 2015 and 2014

(Dollar amounts in thousands)

	As of December 31,
	2015	2014
Assets
Investment properties
Land	$153,646	$178,186
Building and other improvements	711,262	783,735
Construction in progress	—	1,506

Total	864,908	963,427
Less accumulated depreciation	(185,100)	(180,027)

Net investment properties	679,808	783,400
Cash and cash equivalents	26,972	10,291
Restricted cash and escrows	3,647	5,044
Accounts and rents receivable (net of allowance of $104 and $244)	12,554	15,877
Intangible assets, net	12,547	21,503
Deferred costs and other assets	5,564	5,779

Total assets	$741,092	$841,894

Liabilities
Debt	$438,970	$487,825
Accounts payable and accrued expenses	28,298	27,572
Intangible liabilities, net	5,074	5,939
Other liabilities	1,897	3,450

Total liabilities	474,239	524,786

Commitments and contingencies

Stockholder’s Equity
Capital	1,534,018	1,593,858
Accumulated distributions in excess of net income (loss)	(1,267,165)	(1,276,875)

Total Company stockholders’ equity	266,853	316,983

Non-controlling interests	—	125

Total equity	$266,853	$317,108

Total liabilities and equity	$741,092	$841,894

See accompanying notes to the combined consolidated financial statements.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Combined Consolidated Statements of Operations

For the years ended December 31, 2015, 2014 and 2013

(Dollar amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
Revenues
Rental income	$96,960	$104,218	$108,841
Tenant recovery income	14,447	17,190	18,611
Other property income	430	739	743

Total revenues	$111,837	$122,147	$128,195

Expenses
Property operating expenses	10,721	15,443	15,888
Real estate taxes	10,303	12,379	13,312
Depreciation and amortization	36,212	37,235	47,113
General and administrative expenses	12,241	7,161	4,534
Business management fee	—	423	6,742
Provision for asset impairment	—	15,640	258,648

Total expenses	$69,477	$88,281	$346,237

Operating income (loss)	$42,360	$33,866	$(218,042)

Interest and dividend income	1	5	1,006
Loss on sale of investment properties	(197)	(1,018)	—
Gain on extinguishment of debt	—	11,959	2,419
Other (loss) income	(11)	488	889
Interest expense	(27,757)	(32,681)	(37,583)
Equity in earnings of unconsolidated entity	—	—	628
Gain on investment in unconsolidated entity, net	—	—	2,930

Income (loss) before income taxes	$14,396	$12,619	$(247,753)

Income tax expense	(51)	(64)	(110)

Net income (loss) from continuing operations	$14,345	$12,555	$(247,863)

Net income from discontinued operations	—	4,632	48,469

Net income (loss)	$14,345	$17,187	$(199,394)

Less: Net income attributable to noncontrolling interests	(15)	(16)	(16)

Net income (loss) attributable to Company	$14,330	$17,171	$(199,410)

See accompanying notes to the combined consolidated financial statements.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Combined Consolidated Statements of Equity

For the years ended December 31, 2015, 2014 and 2013

(Dollar amounts in thousands)

	Capital	Accumulated Distributions in Excess of Net Income (Loss)	Non-Controlling Interests	Total
Balance at January 1, 2013	$1,512,597	$(812,049)	$125	$700,673
Net income (loss)	—	(199,410)	16	(199,394)
Cash dividends	—	(149,244)	—	(149,244)
Distributions to non-controlling interests	—	—	(16)	(16)
Distributions to InvenTrust	(746,688)	—	—	(746,688)
Contributions from InvenTrust	784,363	—	—	784,363

Balance at December 31, 2013	$1,550,272	$(1,160,703)	$125	$389,694

	Capital	Accumulated Distributions in Excess of Net Income (Loss)	Non-Controlling Interests	Total
Balance at January 1, 2014	$1,550,272	$(1,160,703)	$125	$389,694
Net income	—	17,171	16	17,187
Cash dividends	—	(133,343)	—	(133,343)
Distributions to non-controlling interests	—	—	(16)	(16)
Distributions to InvenTrust	(641,214)	—	—	(641,214)
Contributions from InvenTrust	684,800	—	—	684,800

Balance at December 31, 2014	$1,593,858	$(1,276,875)	$125	$317,108

	Capital	Accumulated Distributions in Excess of Net Income (Loss)	Non-Controlling Interests	Total
Balance at January 1, 2015	$1,593,858	$(1,276,875)	$125	$317,108
Net income	—	14,330	15	14,345
Cash dividends	—	(4,620)	—	(4,620)
Distributions to non-controlling interests	—	—	(15)	(15)
Preferred stock redemption	—	—	(125)	(125)
Distributions to InvenTrust	(155,332)	—	—	(155,332)
Contributions from InvenTrust	95,492	—	—	95,492

Balance at December 31, 2015	$1,534,018	$(1,267,165)	$—	$266,853

See accompanying notes to the combined consolidated financial statements.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Combined Consolidated Financial Statements of Cash Flows

For the years ended December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$14,345	$17,187	$(199,394)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	36,238	37,287	62,268
Amortization of above and below market leases, net	(435)	(263)	(250)
Amortization of debt discounts and financing costs	220	380	790
Straight-line rental income	2,265	2,012	886
Gain on extinguishment of debt	—	(9,835)	(364)
Loss (gain) on sale of investment property, net	197	(4,576)	(57,239)
Equity in earnings of unconsolidated entity	—	—	(628)
Gain on investment in unconsolidated entity	—	—	(2,930)
Provision for asset impairment	—	15,640	262,501
Changes in assets and liabilities:
Accounts and rents receivable	(91)	437	245
Deferred costs and other assets	681	295	(421)
Accounts payable and accrued expenses	1,549	565	4,098
Other liabilities	(1,315)	(5,250)	383
Prepayment penalties	—	—	(1,431)

Net cash flows provided by operating activities	$53,654	$53,879	$68,514

Cash flows from investing activities:
Capital expenditures and tenant improvements	(4,083)	(4,544)	(4,768)
Sale of investment properties	7,860	118,471	302,077
Payment of leasing fees	(2,256)	(652)	(1,551)
Receipt of notes receivable	—	—	20,000
Restricted escrows	450	660	1,090

Net cash flows provided by investing activities	$1,971	$113,935	$316,848

Cash flows from financing activities:
Distributions to InvenTrust	(100,766)	(641,214)	(746,688)
Contributions from InvenTrust	87,765	678,861	815,995
Proceeds from note payable	—	32,908	—
Payoffs of mortgage debt and notes payable	—	(80,730)	(283,244)
Principal payments of mortgage debt	(21,183)	(19,999)	(24,111)
Payment of loan fees and deposits	—	(66)	(66)
Dividends paid	(4,620)	(133,343)	(149,244)
Distributions paid to noncontrolling interests	(15)	(16)	(16)
Preferred stock redemption	(125)	—	—

Net cash flows used in financing activities	$(38,944)	$(163,599)	$(387,374)

Net increase (decrease) in cash and cash equivalents	16,681	4,215	(2,012)
Cash and cash equivalents, at beginning of year	10,291	6,076	8,088

Cash and cash equivalents, at end of year	$26,972	$10,291	$6,076

See accompanying notes to the combined consolidated financial statements.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Combined Consolidated Financial Statements of Cash Flows

For the years ended December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

	Year Ended December 31,
	2015	2014	2013
Supplemental disclosure of cash flow information:
Cash paid for interest	$24,394	$30,811	$46,770

Supplemental schedule of non-cash investing and financing activities:
Mortgage assumed by buyers upon disposition of properties	$—	$194,922	$—
Consolidation of assets from joint venture	—	—	22,803
Assumption of mortgage debt at consolidation of joint venture	—	—	14,868
Allocation from InvenTrust unsecured credit facility	(7,779)	(5,939)	31,632
Distribution of assets and liabilities associated with three assets to InvenTrust	54,566	—	—

See accompanying notes to the combined consolidated financial statements.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

1. Organization

Inland American Real Estate Trust, Inc., which on April 16, 2015 changed its name to InvenTrust Properties Corp. (“InvenTrust”), was formed on October 4, 2004 to acquire and manage a diversified portfolio of commercial real estate, primarily retail assets and multi-family (both conventional and student housing), office, industrial and lodging assets, located in the United States. InvenTrust intends to dispose of its remaining non-core assets through the pro rata distribution of 100% of the outstanding shares of common stock of Highlands REIT, Inc. (“Highlands”), which was formed on December 16, 2015, to InvenTrust’s stockholders. Highlands is a wholly owned subsidiary of InvenTrust.

To date, Highlands has not conducted any business as a separate company and has no material assets or liabilities. The operations to be transferred to Highlands by InvenTrust are presented as if the transferred business was Highlands’ business for all historical periods presented in the accompanying combined consolidated financial statements and at the carrying value of such assets and liabilities reflected in InvenTrust’s books and records. Upon completion of the separation and distribution from InvenTrust, Highlands will be an independent, self-managed, non-traded REIT.

The accompanying combined consolidated financial statements include the accounts of Highlands and its predecessors (collectively, the “Company”), as well as all wholly owned subsidiaries. Wholly owned subsidiaries generally consist of limited liability companies (LLCs) and limited partnerships (LPs). The effects of all significant intercompany transactions have been eliminated.

Each asset is owned by a separate legal entity which maintains its own books and financial records and each entity’s assets are not available to satisfy the liabilities of other affiliated entities, except as otherwise disclosed in Debt Note 8.

As of December 31, 2015, the Company owned 22 assets and four parcels of unimproved land, of which the operating activity is reflected in continuing operations on the combined consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013. As of December 31, 2014, the Company owned 27 assets and four parcels of unimproved land. As of December 31, 2013, the Company owned 58 assets and four parcels of unimproved land and classified 28 of those assets as held for sale. Of the 28 assets, only 27 assets were ultimately sold. The operating activity of the 27 assets are reflected in discontinued operations on the combined consolidated statements of operations for the years ended December 31, 2014 and 2013.

2. Summary of Significant Accounting Policies

The accompanying combined consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Basis of Presentation

The accompanying historical combined consolidated financial statements do not represent the financial position and results of a single legal entity, but rather a combination of entities under common control that have been “carved out” of InvenTrust’s consolidated financial statements and reflect significant assumptions and

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

allocations. The combined consolidated financial statements reflect the operations of certain assets and liabilities that have been historically held by InvenTrust, but which are specifically identifiable or attributable to the Company. The accompanying combined consolidated financial statements include allocations of costs from certain corporate and shared functions provided to the Company by InvenTrust. InvenTrust allocated to the Company a portion of corporate overhead costs incurred by InvenTrust based upon the Company’s percentage share of the average invested assets of InvenTrust, which is reflected in general and administrative expense. As InvenTrust is managing various asset portfolios, the extent of services and benefits a portfolio receives is based on the size of its assets. Therefore, using average invested assets to allocate costs is a reasonable reflection of the services and other benefits received by the Company and complies with applicable accounting guidance. InvenTrust also allocated to the Company a portion of InvenTrust’s unsecured credit facility and the related interest expense. The unsecured credit facility is subject to a borrowing base consisting of a pool of unencumbered assets. To the extent the Company’s assets were included within the pool of unencumbered assets, the Company was allocated a portion of the unsecured credit facility. However, actual costs may have differed from allocated costs if the Company had operated as a standalone entity during such period and those differences may have been material.

The combined consolidated financial statements include transactions in which ordinary course cash transactions have been processed by InvenTrust due to InvenTrust’s centralized cash management process on behalf of the Company such as the repayment of debt, rental receipts and payables in the ordinary course of business, resulting in intercompany transactions between the Company and InvenTrust. These ordinary course intercompany transactions are considered to be effectively settled at the time of the Company’s separation from InvenTrust. Accordingly, these transactions are reflected as distributions to and contributions from InvenTrust in the combined consolidated statements of cash flow as a financing activity.

Revenue Recognition

The Company commences revenue recognition on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. If the Company is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Company concludes it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives which reduces revenue recognized over the term of the lease. In these circumstances, the Company begins revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. The Company considers a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retains legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease; and

•	who constructs or directs the construction of the improvements.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination, the Company considers all of the above factors. No one factor, however, necessarily establishes its determination.

Rental income is recognized on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of accounts and rents receivable in the accompanying combined consolidated balance sheets.

The Company records lease termination income if there is a signed termination agreement, all of the conditions of the agreement have been met, the tenant is no longer occupying the asset and amounts due are considered collectible.

The Company defers recognition of contingent rental income (i.e. percentage/excess rent) until the specified target that triggers the contingent rental income is achieved.

Consolidation

The Company evaluates its investments in limited liability companies and partnerships to determine whether such entities may be a variable interest entity (“VIE”). If the entity is a VIE, the determination of whether the Company is the primary beneficiary must be made. The primary beneficiary determination is based on a qualitative assessment as to whether the entity has (i) power to direct significant activities of the VIE and (ii) an obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. The Company will consolidate a VIE if it is deemed to be the primary beneficiary, as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation. The equity method of accounting is applied to entities in which the Company is not the primary beneficiary as defined in FASB ASC 810, or the entity is not a VIE and the Company does not have effective control, but can exercise influence over the entity with respect to its operations and major decisions. As of December 31, 2015 and 2014, the Company did not have any investments in partially owned entities.

Capitalization and Depreciation

Real estate is reflected at cost less accumulated depreciation. Ordinary repairs and maintenance are expensed as incurred.

Depreciation expense is computed using the straight line method. Building and other improvements are depreciated based upon estimated useful lives of 30 years for building and improvements and 5-15 years for furniture, fixtures and equipment and site improvements.

Tenant improvements are amortized on a straight line basis over the lesser of the life of the tenant improvement or the lease term as a component of depreciation and amortization expense.

Leasing fees are amortized on a straight-line basis over the life of the related lease as a component of depreciation and amortization expense.

Loan fees are amortized on a straight-line basis, which approximates the effective interest method, over the life of the related loan as a component of interest expense.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

Direct and indirect costs that are clearly related to the construction and improvements of investment properties are capitalized. Costs incurred for property taxes and insurance are capitalized during periods in which activities necessary to get the asset ready for its intended use are in progress. Interest costs are also capitalized during such periods.

Asset Dispositions and Assets Held for Sale

The Company accounts for dispositions in accordance with FASB ASC 360-20, Real Estate Sales. The Company recognizes gain in full when real estate is sold, provided (a) the profit is determinable, that is, the collectability of the sales price is reasonably assured or the amount that will not be collectible can be estimated, and (b) the earnings process is virtually complete, that is, the seller is not obliged to perform significant activities after the sale to earn the profit.

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which includes amendments that change the requirements for reporting discontinued operations and require additional disclosures about discontinued operations. Under the new guidance, only disposals representing a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, ASU 2014-08 expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. ASU 2014-08 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. The Company has elected to early adopt ASU 2014-08, effective January 1, 2014. Beginning with the year ended December 31, 2014, all asset disposals have been included as a component of income from continuing operations unless they qualify as discontinued operations.

In determining whether to classify an investment property as held for sale, the Company considers whether: (i) management has committed to a plan to sell the investment property; (ii) the investment property is available for immediate sale, in its present condition; (iii) the Company has initiated a program to locate a buyer; (iv) the Company believes that the sale of the investment property is probable; (v) the Company has received a significant non-refundable deposit for the purchase of the property; (vi) the Company is actively marketing the investment property for sale at a price that is reasonable in relation to its fair value; and (vii) actions required for the Company to complete the plan indicate that it is unlikely that any significant changes will be made to the plan.

If all of the above criteria are met, the Company classifies the investment property as held for sale. On the day that these criteria are met, the Company suspends depreciation on the investment properties held for sale, including depreciation for tenant improvements and additions, as well as on the amortization of acquired in-place leases. The investment properties and liabilities associated with those investment properties that are held for sale are classified separately on the combined consolidated balance sheets for the most recent reporting period and recorded at the lesser of the carrying value or fair value less costs to sell. Additionally, in line with the Company’s adoption of ASU 2014-08, for the year ended December 31, 2014, if the sale represents a strategic shift that has (or will have) a major effect on the entity’s results and operations, the operations for the periods presented are classified on the combined consolidated statements of operations as discontinued operations for all periods presented. For the year ended December 31, 2013, the operations for all asset disposals are classified on the combined consolidated statements of operations as discontinued operations for all periods presented.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

The Company classified 28 net lease assets as held for sale on the combined consolidated balance sheet as of December 31, 2013. Of these 28 assets, only 27 assets were ultimately sold. See “Note 9. Fair Value Measurements” for further discussion. The operations of these 27 assets are reflected as discontinued operations on the combined consolidated statements of operations for the years ended December 31, 2014 and 2013. There were no assets held for sale on the combined consolidated balance sheet as of December 31, 2015 and December 31, 2014.

Impairment

The Company assesses the carrying values of the respective long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable, such as a reduction in the expected holding period of the asset. If it is determined that the carrying value is not recoverable because the undiscounted cash flows do not exceed carrying value, the Company records an impairment loss to the extent that the carrying value exceeds fair value. The valuation and possible subsequent impairment of investment properties is a significant estimate that can and does change based on the Company’s continuous process of analyzing each asset and reviewing assumptions about uncertain inherent factors, as well as the economic condition of the asset at a particular point in time.

The use of projected future cash flows and related holding period is based on assumptions that are consistent with the estimates of future expectations and the strategic plan the Company uses to manage its underlying business. However, assumptions and estimates about future cash flows and capitalization rates are complex and subjective. Changes in economic and operating conditions and the Company’s ultimate investment intent that occur subsequent to the impairment analyses could impact these assumptions and result in future impairment charges of the real estate assets.

On a periodic basis, management assesses whether there are any indicators that the carrying value of the Company’s investments in unconsolidated entities may be other than temporarily impaired. To the extent impairment has occurred, the loss is measured as the excess of the carrying value of the investment over the fair value of the investment. The fair value of the underlying investment includes a review of expected cash flows to be received from the investee.

Cash and Cash Equivalents

The Company considers all demand deposits, money market accounts and investments in certificates of deposit and repurchase agreements purchased with a maturity of three months or less, at the date of purchase, to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The combined account balances at one or more institutions periodically exceed the Federal Depository Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes that the risk is not significant, as the Company does not anticipate the financial institutions’ non-performance.

Restricted Cash and Escrows

Restricted escrows primarily consist of cash held in escrow comprised of lenders’ restricted escrows of $3,647 and $4,660 as of December 31, 2015 and 2014, respectively. Post-acquisition escrows were comprised of $0 and $384 as of December 31, 2015 and 2014, respectively. There was no restricted cash balances at December 31, 2015 and 2014.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

Income Taxes

The Company intends to elect to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the Company’s short taxable year commencing immediately prior to the Company’s separation from InvenTrust and ending on December 31, 2016. So long as it qualifies as a REIT, the Company generally will not be subject to federal income tax on taxable income that is distributed currently to stockholders. A REIT is subject to a number of organizational and operational requirements including a requirement that it currently distribute at least 90% of its REIT taxable income (subject to certain adjustments) to its stockholders each year. If the Company fails to qualify as a REIT in any taxable year, without the benefit of certain relief provisions, the Company will be subject to federal and state income tax on its taxable income at regular corporate tax rates and would not be able to re-elect REIT status during the four years following the year of the failure. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

The Company is a currently a qualified REIT subsidiary (“QRS”) of InvenTrust, which has elected to be taxed as a REIT and has operated in a manner intended to qualify as a REIT under the Internal Revenue code of 1986, as amended (the “Code”). As a QRS, the Company is currently disregarded as separate entity from InvenTrust for federal income tax purposes. All assets, liabilities and items of income, deduction and credit of the Company are currently treated for federal income tax purposes as those of InvenTrust.

The Company’s subsidiary, MB REIT (Florida), Inc. (“MB REIT”), has operated in a manner intended to qualify to be taxed as a REIT. On December 15, 2015, MB REIT redeemed all of the outstanding shares of its Series B Preferred Stock and became a wholly owned subsidiary of InvenTrust. At that time, MB REIT became a QRS of InvenTrust and ceased to be treated as a separate REIT for U.S. federal income tax purposes. As a QRS, MB REIT is currently disregarded as a separate entity from InvenTrust for federal income tax purposes. All assets, liabilities and items of income, deduction and credit of MB REIT are treated for federal income tax purposes as those of InvenTrust.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective, although it will not affect the accounting for rental related revenues. ASU No. 2014-09, as issued, was to be effective for financial statements issued for fiscal years and interim period beginning after December 31, 2016. In April 2015, the FASB approved an amendment to the ASU, deferring the effective date one year to annual reporting periods beginning after December 15, 2017 for public entities. The standard permits the use of either the retrospective or cumulative effect transition method. Early adoption is prohibited. The Company is evaluating the effect that ASU No. 2014-09 will have on its combined consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation: Amendments to the Consolidation Analysis. This ASU provides consolidation guidance for legal entities such as limited partnerships, limited liability corporations and securitization structures. This ASU offers updated consolidation evaluation criteria and may require additional disclosure requirements. ASU No. 2015-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. The Company does not believe the adoption of

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

this update will have a material impact on the Company’s combined consolidated financial position, results of operations or disclosure requirements of its combined consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected. Upon adoption, the Company will apply the new guidance on a retrospective basis and adjust the balance sheet of each individual period presented to reflect the period-specific effects of applying the new guidance. This guidance is effective for the Company beginning January 1, 2016. The Company is continuing to evaluate this guidance; however, the Company does not expect its adoption to have a significant impact on the combined consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities which revises an entity’s accounting related to: (i) the classification and measurement of investments in equity securities; (ii) the presentation of certain fair value changes for financial liabilities measured at fair value; and (iii) amends certain disclosure requirements associated with the fair value of financial instruments, including eliminating the requirement for public business entities to disclose the method and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company is continuing to evaluate this guidance; however, the Company does not expect its adoption to have a significant impact on the combined consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, amending the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective for annual reporting periods beginning after December 15, 2018, and early adoption of is permitted as of the standard’s issuance date. The new standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is assessing whether the new standard will have a material effect on its combined consolidated financial statements.

3. Disposed Assets

Beginning with the year ended December 31, 2014, all asset disposals are included as a component of income from continuing operations, except for those assets meeting the criteria to be classified as discontinued operations.

The Company sold one net lease asset during the year ended December 31, 2015 for a gross disposition price of $8,200. The table below reflects sales activity for the year ended December 31, 2015 for the one asset included in continuing operations on the combined consolidated statements of operations.

Property	Date	Gross Disposition Price	Square Feet (unaudited)
Citizens Manchester	7/9/2015	$8,200	148,000 Square Feet

In January 2015, the assets and liabilities associated with three retail assets were distributed to InvenTrust. The distribution was recorded at carrying value due to common control and the Company did not realize any gain or loss on disposal. The distribution is reflected as a non-cash distribution in the combined consolidated statements of cash flow.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

The Company sold 29 net lease and two retail assets during the year ended December 31, 2014 for a gross disposition price of $330,100. The table below reflects sales activity for the year ended December 31, 2014 for four assets included in continuing operations on the combined consolidated statements of operations. In line with the Company’s adoption of ASU No. 2014-08, effective January 1, 2014, only dispositions representing a strategic shift that has (or will have) a major effect on the Company’s results and operations would qualify as discontinued operations. The following dispositions did not reflect a strategic shift that had a major effect on the Company’s results and operations and therefore do not qualify as discontinued operations.

Property	Date	Gross Disposition Price	Square Feet (unaudited)
Hunting Bayou	2/19/2014	$10,300	133,269 Square feet
Monadnock Marketplace	4/9/2014	31,200	367,454 Square feet
3801 S. Collins	7/31/2014	10,500	239,905 Square feet
Citizens - Plattsburgh	11/7/2014	200	7,950 Square feet

		$52,200

The table below reflects sales activity for the year ended December 31, 2014 for 27 net lease assets included in discontinued operations on the combined consolidated statements of operations. These assets were classified as held for sale as of December 31, 2013, prior to the Company’s adoption of ASU No. 2014-08, and its operations are included in discontinued operations on the combined consolidated statements of operations.

Portfolio	Date	Gross Disposition Price	Square Feet (unaudited)
Net lease portfolio - 23 assets	2/21/2014	$219,400	3,685,390 Square Feet
Net lease portfolio - 4 assets	3/28/2014	58,500	1,118,096 Square Feet

		$277,900

The Company sold 12 net lease, one multi-tenant office and one other asset during the year ended December 31, 2013, resulting in a gross disposition price of $313,500. The table below reflects sales activity for the year ended December 31, 2013 for the 14 assets included in discontinued operations on the combined consolidated statements of operations.

Property	Date	Gross Disposition Price	Square Feet / Units (unaudited)
Citizens Bank - Chicago Heights	1/24/2013	$2,000	6,276 Square Feet
Citizens Bank - Lewes	2/22/2013	1,100	3,478 Square Feet
Citizens Bank - Westchester	2/22/2013	1,400	3,410 Square Feet
Citizens Bank - 3 assets	3/19/2013	1,200	5,055 Square Feet
IDS Center	4/25/2013	253,500	1,462,374 Square Feet
Citizens - Springfield	5/10/2013	1,000	3,000 Square Feet
Citizens - Haddon Heights	7/23/2013	1,400	4,810 Square Feet
Southgate Apartments	8/1/2013	19,500	256 Units
Net lease portfolio - 3 assets	9/24/2013	29,100	262,700 Square Feet
Citizens - Mellon Bank Building	12/31/2013	3,300	14,567 Square Feet

		$313,500

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

For the years ended December 31, 2015, 2014 and 2013, the operations reflected in discontinued operations, shown in the table below, include 27 net lease assets that were classified as held for sale at December 31, 2013 and subsequently sold in 2014 and any operations classified as discontinued operations prior to the Company’s adoption of ASU No. 2014-08.

	Year ended December 31,
	2015	2014	2013
Revenues	$—	$4,089	$41,983
Depreciation and amortization expense	—	44	14,931
Other expenses	—	938	15,852
Provision for asset impairment	—	—	3,853

Operating income from discontinued operations	—	3,107	7,347

Interest expense and other	—	(1,945)	(14,062)
Gain on sale of properties, net	—	5,594	57,239
Loss on extinguishment of debt	—	(2,124)	(2,055)

Net income from discontinued operations	$—	$4,632	$48,469

Net cash provided by (used in) operating activities from the 27 assets classified as held for sale at December 31, 2013 and included in discontinued operations was $(251) and $8,878 for the years ended December 31, 2014 and 2013, respectively. Net cash provided by (used in) investing activities from the 27 assets classified as held for sale at December 31, 2013 and included in discontinued operations was $78,705 and $(958) for the years ended December 31, 2014 and 2013.

For the years ended December 31, 2015, 2014 and 2013, the Company recorded a loss on sale of investment properties of $197, $1,018, and $0, respectively, in continuing operations. For the years ended December 31, 2015, 2014 and 2013, the Company had generated net proceeds from the sale of assets of $7,860, $118,471 and $302,077, respectively.

4. Investment in Partially Owned Entities

On April 23, 2007, InvenTrust entered into a joint venture, D.R. Stephens Institutional Fund, LLC (“D.R. Stephens”), between the Company and Stephens Ventures III, LLC (“Stephens Member”) for the purpose of acquiring entities engaged in the acquisition, ownership, and development of real property. D.R. Stephens was accounted for as an equity method investment.

InvenTrust entered into a definitive agreement and purchased Stephens Member’s interest in D.R. Stephens, which resulted in InvenTrust obtaining control of the venture consisting of ten assets. InvenTrust consolidated the ten assets previously in the joint venture on December 31, 2013, recording the assets and liabilities of the joint venture at fair value. The Company had an ownership interest in one asset, Trimble. Prior to the acquisition of the Stephen’s Member’s interest, the Company’s investment in Trimble was $5,005. InvenTrust estimated the fair value of Trimble using a broker opinion of value and allocated the fair value between tangible and intangible assets. Such tangible and intangible assets include land, building and improvements, acquired above market and below market leases, and in-place lease value. InvenTrust estimated fair value of the debt by discounting the future cash flows of each instrument at rates currently offered for similar debt instruments.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

There was no operating activity recorded for Trimble on the combined consolidated statement of operations during the year ended December 31, 2013 except for equity in earnings of Trimble. On December 31, 2013, the Company consolidated Trimble and recorded the assets and liabilities of Trimble at fair value, and recorded a gain on a consolidated investment of $2,930.

5. Transactions with Related Parties

The following table summarizes the Company’s related party transactions for the years ended December 31, 2015, 2014 and 2013.

	For the years ended December 31,
	2015	2014	2013
General and administrative expense allocation (a)	$11,739	$6,808	$4,439
Business manager fee (b)	—	423	6,742
Loan placement fees (c)	—	—	14

(a)	General and administrative expense includes allocations of costs from certain corporate and shared functions provided to the Company by InvenTrust. InvenTrust allocated to the Company a portion of corporate overhead costs incurred by InvenTrust which is based upon the Company’s percentage share of the average invested assets of InvenTrust. As InvenTrust is managing various asset portfolios, the extent of services and benefits a portfolio receives is based on the size of its assets. The Company believes that using average invested assets to allocate costs is a reasonable reflection of the services and other benefits received by the Company and complies with applicable accounting guidance. However, actual costs may have differed from allocated costs if the Company had operated as a standalone entity during such period and those differences may have been material.
(b)	During the years ended December 31, 2014 and 2013, InvenTrust paid an annual business management fee to its external manager, Inland American Business Manager and Advisor, Inc. (the “Business Manager”) based on the average invested assets. The Company was allocated a portion of the business management fee based upon its percentage share of the average invested assets of InvenTrust for the years ended December 31, 2014 and 2013. On March 12, 2014, InvenTrust entered into a series of agreements and amendments to existing agreements with affiliates of The Inland Group, Inc. pursuant to which InvenTrust began the process of becoming entirely self-managed (collectively, the “Self-Management Transactions”). In connection with the Self-Management Transactions, InvenTrust agreed with the Business Manager to terminate its management agreement with the Business Manager. The Self-Management Transactions resulted in a final business management fee incurred in January 2014. As a result, the Company was not allocated a business management fee since January 2014.
(c)	The Company paid a related party fee to InvenTrust of 0.2% of the principal amount of each loan placed for the Company. Such costs are capitalized as loan fees and amortized over the respective loan term.

On May 1, 2014, the Company entered into a note payable in the amount of $32,908 with InvenTrust, which matures on demand. The note payable is non-amortizing with an interest rate of 8.5%. Such interest shall be payable on demand or, until such time as demand is made, monthly in arrears, beginning on June 1, 2014 and continuing on the first day of each month thereafter until the note has been paid in full. At December 31, 2015 and 2014, the balance of this note payable was $15,062.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

6. Leases

Operating Leases

Minimum lease payments to be received under operating leases, assuming no expiring leases are renewed, are as follows:

For the year ending December 31,	Minimum Lease Payments
2016	$85,456
2017	60,778
2018	43,250
2019	39,181
2020	23,305
2021	15,745
2022	8,042
2023	6,680
2024	5,948
2025	4,939
Thereafter	46,240

Total	$339,564

The remaining lease terms range from one year to sixty-three years. The majority of the revenue from the Company’s assets consists of rents received under long-term operating leases. Some leases provide for the payment of fixed base rent paid monthly in advance, and for the reimbursement by tenants to the Company for the tenant’s pro rata share of certain operating expenses including real estate taxes, special assessments, insurance, utilities, common area maintenance, management fees, and certain building repairs paid by the landlord and recoverable under the terms of the lease. Under these leases, the landlord pays all expenses and is reimbursed by the tenant for the tenant’s pro rata share of recoverable expenses paid. Certain other tenants are subject to net leases which provide that the tenant is responsible for fixed base rent as well as all costs and expenses associated with occupancy. Under net leases where all expenses are paid directly by the tenant rather than the landlord, such expenses are not included in the combined consolidated statements of operations. Under leases where all expenses are paid by the landlord, subject to reimbursement by the tenant, the expenses are included within property operating expenses and reimbursements are included in tenant recovery income on the combined consolidated statements of operations.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

7. Intangible Assets

The following table summarizes the Company’s identified intangible assets and intangible liabilities as of December 31, 2015 and 2014.

	Balance as of December 31,
	2015	2014
Intangible assets:
Acquired in-place lease	$96,284	$104,282
Acquired above market lease	1,390	3,812
Accumulated amortization	(85,127)	(86,591)

Total intangible assets, net	$12,547	$21,503

Intangible liabilities:
Acquired below market lease	11,025	11,861
Accumulated amortization	(5,951)	(5,922)

Intangible liabilities, net	$5,074	$5,939

The portion of the purchase price allocated to acquired above market lease costs and acquired below market lease costs are amortized on a straight line basis over the life of the related lease, including the respective renewal period for below market lease costs with fixed rate renewals, as an adjustment to other revenues. Amortization pertaining to the above market lease costs was applied as a reduction to other revenues. Amortization pertaining to the below market lease costs was applied as an increase to other revenues. The portion of the purchase price allocated to acquired in-place lease intangibles is amortized on a straight line basis over the life of the related lease and is recorded as amortization expense.

The following table summarized the amortization related to acquired above and below market lease costs and acquired in-place lease intangibles for the years ended December 31, 2015, 2014 and 2013.

	For the years ended December 31,
	2015	2014	2013
Amortization of:
Acquired above market lease costs	$(127)	$(369)	$(369)
Acquired below market lease costs	562	637	651

Net rental income increase	$435	$268	$282

Acquired in-place lease intangibles	$7,492	$6,884	$7,493

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

The following table presents the amortization during the next five years and thereafter related to intangible assets and liabilities at December 31, 2015.

	2016	2017	2018	2019	2020	Thereafter	Total
Amortization of:
Acquired above market lease costs	$(23)	$(8)	$(5)	$(2)	$(2)	$(8)	$(48)
Acquired below market lease costs	536	526	518	491	422	2,581	5,074

Net rental income increase	$513	$518	$513	$489	$420	$2,573	$5,026

Acquired in-place lease intangibles	$6,074	$4,386	$1,252	$693	$86	$8	$12,499

8. Debt

During the years ended December 31, 2015 and 2014, the following debt transactions occurred:

Balance at December 31, 2013	$468,970
New financings	32,908
Paydown of debt	(43,784)
Extinguishment of debt	(82,999)
Amortization of discount/premium	35
Debt re-classified from held for sale to held and used	112,695

Balance at December 31, 2014	$487,825
Paydown of debt	(28,962)
Transfer of mortgages payable to InvenTrust Properties	(19,893)

Balance at December 31, 2015	$438,970

Mortgages Payable

Mortgage loans outstanding as of December 31, 2015 and 2014 were $405,994 and $447,070 and had a weighted average interest rate of 6.09% and 6.10% per annum, respectively. Mortgage discount, net, was $0 as of December 31, 2015 and 2014, respectively.

As of December 31, 2015, scheduled maturities for the Company’s outstanding mortgage indebtedness had various due dates through August 2037, as follows:

For the year ended December 31,	As of December 31, 2015	Weighted average interest rate
2016	$88,980	5.88%
2017	30,275	5.57%
2018	—	—%
2019	—	—%
2020	—	—%
Thereafter	286,739	6.21%

Total	$405,994	6.09%

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

The Company anticipates that it will pay off its debt upon the disposition of assets or refinance existing debt. However, there can be no assurance that the Company will be able to sell assets before their debt matures, or that the Company can obtain such refinancing on satisfactory terms, or at all. There is no recourse debt as of December 31, 2015 and 2014.

Some of the mortgage loans require compliance with certain covenants, such as debt service ratios, investment restrictions and distribution limitations. As of December 31, 2015 and 2014, the Company was in compliance with all such covenants.

In January 2015, the assets and liabilities associated with three retail assets were distributed to InvenTrust. Two of these assets were encumbered by a mortgage. As part of the distribution of these assets to InvenTrust, the mortgage payables of $19,893 were distributed at carrying value due to common control.

Unsecured credit facility

On November 5, 2015, InvenTrust entered into a term loan credit agreement for a $300,000 unsecured credit facility. The term loan credit facility consists of two tranches: a five-year tranche maturing on January 15, 2021, and a seven-year tranche maturing on November 5, 2022. Based upon the Company’s total leverage ratio at December 31, 2015, the five-year tranche bears an interest rate of LIBOR plus 1.30% and the seven-year tranche bears an interest rate of LIBOR plus 1.60%. The term loan credit facility is subject to a borrowing base consisting of a pool of unencumbered assets. To the extent the Company’s assets were included within the pool of unencumbered assets, the Company was allocated a portion of the unsecured credit facility. As of December 31, 2015, the Company’s allocated portion of the term loan was $17,914 and the interest rate was 1.59%.

On February 3, 2015, InvenTrust entered into an amended and restated credit agreement for a $300,000 unsecured revolving line of credit, which matures on February 2, 2019. The unsecured revolving line of credit bears interest at a rate equal to LIBOR plus 1.40% and requires the maintenance of certain financial covenants. The unsecured credit facility is subject to a borrowing base consisting of a pool of unencumbered assets. To the extent the Company’s assets were included within the pool of unencumbered assets, the Company was allocated its proportionate share of the revolving line of credit.

In May 2013, InvenTrust entered into an unsecured credit facility in the aggregate amount of $500,000. The credit facility consisted of a $300,000 unsecured revolving line of credit and the total outstanding term loan was $200,000. The unsecured revolving line of credit matures on May 7, 2016 and the unsecured term loan matures on May 7, 2017. The unsecured credit facility is subject to a borrowing base consisting of a pool of unencumbered assets. To the extent the Company’s assets were included within the pool of unencumbered assets, the Company was allocated a portion of the unsecured credit facility. As of December 31, 2014, the Company’s allocated portion of the term loan was $25,693 and the interest rate was 1.67%. This credit agreement was refinanced on February 3, 2015, as described above.

Note Payable

On May 1, 2014, the Company entered into a note payable in the amount of $32,908 with InvenTrust, which matures on demand. The note payable is non-amortizing with an interest rate of 8.5%. Such interest shall be payable on demand or, until such time as demand is made, monthly in arrears, beginning on June 1, 2014 and continuing on the first day of each month thereafter until the note has been paid in full. As of December 31, 2015 and 2014, the balance of this note payable was $15,062, respectively.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

9. Fair Value Measurements

In accordance with ASC 820, Fair Value Measurement and Disclosures, the Company defines fair value based on the price that would be received upon sale of an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value. The fair value hierarchy consists of three broad levels, which are described below:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

•	Level 2 - Observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company has estimated the fair value of its financial and non-financial instruments using available market information and valuation methodologies the Company believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that would be realized upon disposition.

Non-Recurring Measurements

Level 3

The following table summarizes activity for the Company’s assets measured at fair value on a non-recurring basis. The Company recognized certain impairment charges to reflect the investments at their fair values for the years ended December 31, 2015 and 2014. The asset groups that were reflected at fair value through this evaluation are:

	As of December 31, 2015		As of December 31, 2014
	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Total Impairment Loss	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Total Impairment Loss
Investment properties	$—	$—	$91,500	$15,640

Total	$—	$—	$91,500	$15,640

Investment Properties

During the year ended December 31, 2015, the Company recognized no provision for asset impairment.

During the years ended December 31, 2014 and 2013, the Company identified certain assets which may have a reduction in the expected holding period and reviewed the probability of these assets’ dispositions. The Company’s estimated fair value relating to the investment properties’ impairment analysis was based on a comparison of purchase contracts and ten-year discounted cash flow models, which includes contractual inflows

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

and outflows over a specific holding period. The cash flows consist of observable inputs such as contractual revenues and unobservable inputs forecasted revenues and expenses. These unobservable inputs are based on market conditions and the Company’s expected growth rates. During the year ended December 31, 2014, capitalization rates ranging from 6.00% to 7.75% and discount rates ranging from 7.25% to 8.75% were utilized in the model and are based upon observable rates that the Company believes to be within a reasonable range of current market rates. During the year ended December 31, 2013, capitalization rates ranging from 6.25% to 10.50% and discount rates ranging from 7.00% to 12.00% were utilized in the model and are based upon observable rates that the Company believes to be within a reasonable range of current market rates.

During the year ended December 31, 2013, the Company also identified one asset, AT&T - Hoffman Estates, in which it was exploring a potential disposition. After the Company began exploring a potential sale of the asset, it became aware of circumstances in which the tenant was considering vacating the space. Although the original term of the lease does not expire until September 2016, the Company analyzed various leasing and sale scenarios for AT&T - Hoffman Estates. The Company’s estimated fair value relating to the investment properties’ impairment analysis was based on ten-year discounted cash flow models, which includes contractual inflows and outflows over a specific holding period. The cash flows consist of observable inputs such as contractual revenues and unobservable inputs such as forecasted revenues and expenses. These unobservable inputs are based on market conditions and the Company’s expected growth rates. The capitalization rates ranging from 6.25% to 7.75% and discount rates ranging from 7.00% to 8.50% were utilized in this model and are based upon observable rates that the Company believes to be within a reasonable range of current market rates. Based on the probabilities assigned to such scenarios, it was determined the asset was impaired and therefore, written down to fair value. The Company recorded an impairment charge of $147,480 for this asset for the year ended December 31, 2013.

On August 8, 2013, InvenTrust entered into a purchase agreement to sell a portfolio of net lease assets. Thirty-one of the assets were part of the Company. The Company evaluated the 31 assets as a disposal group and determined that the disposal group was in a net loss position. Based on the analysis, the Company attributed the impairment to one asset, AT&T—St. Louis, in which the Company recorded an impairment charge of $61,915 for the year ended December 31, 2013.

During the final closing of the net lease asset portfolio on May 8, 2014, the purchaser terminated the purchase agreement solely with respect to the equity interest in a subsidiary owning a net lease asset, AT&T — St. Louis. As a result of the purchase agreement termination, it was re-classified from held for sale to held and used and was re-measured at the lesser of the carrying value or fair value as of May 8, 2014. The Company estimated fair value based on ten-year discounted cash flow models, which included contractual inflows and outflows for various leasing scenarios over a specific holding period. The cash flows consisted of observable inputs, such as contractual revenues, and unobservable inputs, such as forecasted revenues and expenses. These unobservable inputs are based on market conditions. A capitalization rate of approximately 7.75% and a discount rate of approximately 8.00% were utilized in the AT&T—St. Louis fair value model and are based on observable rates that the Company believes to be within a reasonable range of current market rates. Based on the probabilities assigned to such scenarios, it was determined the asset’s fair value was less than the carrying value. Therefore the Company recorded an impairment charge of $9,685 for the year ended December 31, 2014.

For the years ended, December 31, 2015, 2014 and 2013, the Company recorded impairment of investment assets of $0, $15,640 and $258,648, respectively. Certain assets have been disposed and were impaired prior to disposition and the related impairment charges of $3,853 were included in discontinued operations for the year ended December 31, 2013.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

Financial Instruments Not Measured at Fair Value

The table below represents the fair value of financial instruments presented at carrying values in the combined consolidated financial statements as of December 31, 2015 and 2014.

	December 31, 2015		December 31, 2014
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Mortgages payable	$405,994	$410,888	$447,070	$467,186
Unsecured credit facility	$17,914	$17,914	$25,693	$25,693
Note payable	$15,062	$15,062	$15,062	$15,062

The Company estimates the fair value of its debt instruments using a weighted average effective interest rate of 4.52% per annum. The fair value estimate of the unsecured credit facility and note payable approximates the carrying value. The assumptions reflect the terms currently available on similar borrowing terms to borrowers with credit profiles similar to the Company’s. The Company has determined that its debt instrument valuations are classified in Level 2 of the fair value hierarchy.

10. Income Taxes

The Company intends to elect to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the Company’s short taxable year commencing immediately prior to the Company’s separation from InvenTrust and ending on December 31, 2016. So long as it qualifies as a REIT, the Company generally will not be subject to federal income tax on taxable income that is distributed currently to stockholders. A REIT is subject to a number of organizational and operational requirements including a requirement that it currently distribute at least 90% of its REIT taxable income (subject to certain adjustments) to its stockholders each year. If the Company fails to qualify as a REIT in any taxable year, without the benefit of certain relief provisions, the Company will be subject to federal and state income tax on its taxable income at regular corporate tax rates and would not be able to re-elect REIT status during the four years following the year of the failure. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

The Company is currently a qualified REIT subsidiary (“QRS”) of InvenTrust, which has elected to be taxed as a REIT and has operated in a manner intended to qualify as a REIT under the Internal Revenue code of 1986, as amended (the “Code”). As a QRS, the Company is currently disregarded as separate entity from InvenTrust for federal income tax purposes. All assets, liabilities and items of income, deduction and credit of the Company are currently treated for federal income tax purposes as those of InvenTrust.

The Company’s subsidiary, MB REIT (Florida), Inc. (“MB REIT”), has operated in a manner intended to qualify to be taxed as a REIT. On December 15, 2015, MB REIT redeemed all of the outstanding shares of its Series B Preferred Stock and became a wholly owned subsidiary of InvenTrust. At that time, MB REIT became a QRS of InvenTrust and ceased to be treated as a separate REIT for U.S. federal income tax purposes. As a QRS, MB REIT is currently disregarded as a separate entity from InvenTrust for federal income tax purposes. All assets, liabilities and items of income, deduction and credit of MB REIT are treated for federal income tax purposes as those of InvenTrust.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

The components of income tax expense for the years ended December 31, 2015, 2014, and 2013 are as follows:

	2015			2014			2013
	Federal	State	Total	Federal	State	Total	Federal	State	Total
Current	$—	$51	$51	$—	$64	$64	$—	$110	$110
Deferred	—	—	—	—	—	—	—	—	—

Income tax provision	$—	$51	$51	$—	$64	$64	$—	$110	$110

Uncertain Tax Positions

The Company had no unrecognized tax benefits as of or during the three year period ended December 31, 2015. The Company expects no significant increases or decreases in unrecognized tax benefits due to changes in tax positions within one year of December 31, 2015. The Company has no material interest or penalties relating to income taxes recognized in the combined consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013 or in the combined consolidated balance sheets as of December 31, 2015 and 2014. As of December 31, 2015, the Company’s 2014, 2013, and 2012 tax years remain subject to examination by U.S. and various state tax jurisdictions.

On September 9, 2014, InvenTrust and MB REIT entered into closing agreements with the IRS that resolved favorably certain matters related to the Company’s and MB REIT’s qualifications as REITs for federal income tax purposes. The Company’s former Business Manager reimbursed the Company and MB REIT for the penalty payments required under the closing agreements.

11. Segment Reporting

The Company currently has three business segments, consisting of (i) Net Lease, (ii) Retail and (iii) Multi-Tenant Office. The net lease segment consists of single-tenant office and industrial assets, as well as the Company’s correctional facilities. The Company’s unimproved land is presented in Other.

For the year ended December 31, 2015, approximately 42% of the Company’s revenue from continuing operations was generated by three net lease assets leased to AT&T, Inc. As a result of the concentration of revenue generated from these assets, if AT&T, Inc. were to cease paying rent or fulfilling its other monetary obligations, the Company would have significantly reduced revenues and/or higher expenses until the defaults were cured or the assets were leased to a new tenant or tenants, if at all. As of December 31, 2015, the AT&T—Hoffman Estates and AT&T—Cleveland assets are currently in hyper-amortization under the Company’s loan agreements and, as a result, rental payments less certain expenses are used to pay down the principal amount of the loan and are not available cash.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

The following table summarizes net property operations income by segment as of and for the year ended December 31, 2015.

	Total	Net Lease	Retail	Multi-Tenant Office	Other
Rental income	$96,960	63,323	24,275	9,362	—
Tenant recovery income	14,447	3,740	10,061	646	—
Other property income	430	37	261	98	34

Total income	111,837	67,100	34,597	10,106	34

Operating expenses	21,024	3,877	12,726	3,205	1,216

Net operating income (loss)	$90,813	63,223	21,871	6,901	(1,182)

Non-allocated expenses (a)	(48,453)
Other income and expenses (b)	(28,015)

Net income from continuing operations	$14,345
Less: net income attributable to noncontrolling interests	(15)

Net income attributable to Company	$14,330

Balance Sheet Data
Real estate assets, net (c)	$692,355	$327,205	$229,122	$104,123	$31,905
Non-segmented assets (d)	48,737

Total assets	$741,092

Capital expenditures	$4,083	$(364)	$2,858	$1,589	$—

(a)	Non-allocated expenses consists of general and administrative expenses and depreciation and amortization.
(b)	Other income and expenses consists of interest and dividend income, loss on sale of investment property, interest expense, other loss, and income tax expense.
(c)	Real estate assets include intangible assets, net of amortization.
(d)	Non-segmented assets include cash and cash equivalents, restricted cash and escrows, accounts and rents receivable and deferred costs and other assets.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

The following table summarizes net property operations income by segment as of and for the year ended December 31, 2014.

	Total	Net Lease	Retail	Multi-Tenant Office	Other
Rental income	$104,218	64,300	30,700	9,218	—
Tenant recovery income	17,190	3,188	13,361	641	—
Other property income	739	—	624	102	13

Total income	122,147	67,488	44,685	9,961	13

Operating expenses	27,822	7,314	16,881	3,508	119

Net operating income (loss)	$94,325	60,174	27,804	6,453	(106)

Non-allocated expenses (a)	(44,819)
Other income and expenses (b)	(21,311)
Provision for asset impairment (c)	(15,640)

Net income from continuing operations	$12,555
Net income from discontinued operations	4,632
Less: net income attributable to noncontrolling interests	(16)

Net income attributable to Company	$17,171

Balance Sheet Data
Real estate assets, net (d)	$804,903	$355,795	$310,547	$106,656	$31,905
Non-segmented assets (e)	36,991

Total assets	$841,894

Capital expenditures	$4,544	$1,143	$3,324	$67	$10

(a)	Non-allocated expenses consists of general and administrative expenses, business management fee, and depreciation and amortization.
(b)	Other income and expenses consists of interest and dividend income, loss on sale of investment properties, gain on extinguishment of debt, interest expense, other income, and income tax expense.
(c)	The provision for asset impairment relates to two net lease assets.
(d)	Real estate assets include intangible assets, net of amortization.
(e)	Non-segmented assets include cash and cash equivalents, restricted cash and escrows, accounts and rents receivable and deferred costs and other assets.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Notes to Combined Consolidated Financial Statements

December 31, 2015, 2014 and 2013

(Dollar amounts stated in thousands)

The following table summarizes net property operations income by segment as of and for the year ended December 31, 2013.

	Total	Net Lease	Retail	Multi-Tenant Office	Other
Rental income	$108,841	$67,104	$33,730	8,007	$—
Tenant recovery income	18,611	4,198	13,854	559	—
Other property income	743	7	625	72	39

Total income	128,195	71,309	48,209	8,638	39

Operating expenses	29,200	5,657	20,066	3,143	334

Net operating income (loss)	$98,995	$65,652	$28,143	$5,495	$(295)

Non-allocated expenses (a)	(58,389)
Other income and expenses (b)	(33,379)
Equity in earnings of unconsolidated entity (c)	3,558
Provision for asset impairment (d)	(258,648)

Net loss from continuing operations	$(247,863)
Net income from discontinued operations	48,469
Less: net income attributable to noncontrolling interests	(16)

Net loss attributable to Company	$(199,410)

(a)	Non-allocated expenses consists of general and administrative expenses, business management fee, and depreciation and amortization.
(b)	Other income and expenses consists of interest and dividend income, gain on extinguishment of debt, interest expense, other income, and income tax expense.
(c)	Equity in earnings of unconsolidated entity includes the gain on investment in unconsolidated entity.
(d)	The provision for asset impairment relates to six net lease assets and three retail assets.

12. Commitments and Contingencies

The Company is subject, from time to time, to various legal proceedings and claims that arise in the ordinary course of business. While the resolution of these matters cannot be predicted with certainty, management believes, based on currently available information, that the final outcome of such matters will not have a material adverse effect on the financial statements of the Company.

13. Subsequent Events

On February 19, 2016, four retail assets were distributed to InvenTrust, including one asset that was previously counted as two adjacent properties prior to December 31, 2015. As the Company is a wholly owned subsidiary of InvenTrust, the entities are considered under common control. The transfer of these four retail assets will be accounted for as a non-cash distribution from the Company to InvenTrust at historical cost and the Company will not realize any gain or loss on disposal.

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2015

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (B)	Adjustments to Basis (B)	Land and Improvements	Buildings and Improvements	Total (C)	Accumulated Depreciation (D,E)	Date of Completion of Construction or Acquisition
Net Lease
ATLAS - NEW ULM New Ulm, MN	$—	$900	$9,359	$—	$—	$900	$9,359	$10,259	$2,914	2007

ATLAS - ST PAUL St. Paul, MN	—	3,890	10,093	—	—	3,890	10,093	13,983	2,707	2007

AT&T CLEVELAND Cleveland, OH	18,656	870	40,033	—	240	870	40,273	41,143	12,514	2005

AT&T - ST LOUIS St Louis, MO	112,695	8,000	170,169	(3,312)	(109,523)	4,688	60,646	65,334	2,475	2007

BRIDGESIDE POINT OFFICE BLDG Pittsburg, PA	—	1,525	28,609	—	826	1,525	29,435	30,960	10,162	2006
CITIZENS (CFG) RHODE ISLAND Providence, RI	—	1,278	3,817	(702)	(2,947)	576	870	1,446	89	2007
DENVER HIGHLANDS Highlands Ranch, CO	—	1,700	11,839	—	37	1,700	11,876	13,576	3,872	2006

FABYAN RANDALL PLAZA Batavia, IL	—	2,400	22,198	(926)	(13,761)	1,474	8,437	9,911	961	2006

HASKELL - ROLLING PLAINS FACILITY Haskell, TX	—	45	19,733	—	1	45	19,734	19,779	5,669	2008
HUDSON CORRECTIONAL FACILITY Hudson, CO	—	1,382	—	—	93,137	1,382	93,137	94,519	25,457	2009

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2015

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (B)	Adjustments to Basis (B)	Land and Improvements	Buildings and Improvements	Total (C)	Accumulated Depreciation (D,E)	Date of Completion of Construction or Acquisition
Retail
BUCKHORN PLAZA Bloomsburg, PA	9,025	1,651	11,770	—	2,122	1,651	13,892	15,543	4,344	2006

LAKEPORT COMMONS Sioux City, IA	—	7,800	39,984	—	4,229	7,800	44,213	52,013	12,718	2007

LINCOLN MALL Lincoln, RI	—	11,000	50,395	—	6,733	11,000	57,128	68,128	18,701	2006

NEW FOREST CROSSING II Houston, TX	—	1,490	3,922	(253)	(977)	1,237	2,945	4,182	537	2006

SBC CENTER Hoffman Estates, IL	124,728	35,800	287,424	(16,297)	(207,645)	19,503	79,779	99,282	8,031	2007

SHERMAN PLAZA Evanston, IL	30,275	9,655	30,982	—	9,092	9,655	40,074	49,729	12,269	2006

SPRING TOWN CENTER Spring, TX	—	3,150	12,433	—	125	3,150	12,558	15,708	4,374	2006

SPRING TOWN CENTER III Spring, TX	—	1,320	3,070	—	2,089	1,320	5,159	6,479	1,473	2007

STATE STREET MARKET Rockford, IL	9,900	3,950	14,184	—	1,894	3,950	16,078	20,028	5,565	2006

THE MARKET AT HILLIARD Hilliard, OH	11,205	4,432	13,308	—	3,234	4,432	16,542	20,974	5,442	2005

TRIANGLE CENTER Longview, WA	20,760	12,770	24,556	—	3,520	12,770	28,076	40,846	9,737	2005

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2015

		Initial Cost (A)				Gross amount at which carried at end of period
	Encumbrance	Land	Buildings and Improvements	Adjustments to Land Basis (B)	Adjustments to Basis (B)	Land and Improvements	Buildings and Improvements	Total (C)	Accumulated Depreciation (D,E)	Date of Completion of Construction or Acquisition

Multi Tenant Office
DULLES EXECUTIVE PLAZA Herndon, VA	68,750	15,500	96,083	—	4,824	15,500	100,907	116,407	34,472	2006

TRIMBLE I San Jose, CA	—	12,732	10,041	—	—	12,732	10,041	22,773	617	2013

Other
NORTH POINTE PARK Hanahan, SC	—	2,350	—	—	—	2,350	—	2,350	—	2011

ORLANDO SAND LAKE Orlando, FL	—	19,388	—	—	—	19,388	—	19,388	—	2011

PALAZZO DEL LAGO Orlando, FL	—	8,938	—	—	10	8,938	10	8,948	—	2010
Raleigh Durham Land Raleigh, NC	—	1,220	—	—	—	1,220	—	1,220	—	2007

Totals	$405,994	$175,136	$914,002	$(21,490)	$(202,740)	$153,646	$711,262	$864,908	$185,100

HIGHLANDS REIT, INC. AND ITS PREDECESSORS

Schedule III

Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

December 31, 2015

Notes:

The aggregate cost of real estate owned at December 31, 2015 for Federal income tax purposes was approximately $1,333,537 (unaudited).

(A)	The initial cost to the Company represents the original purchase price of the asset, including amounts incurred subsequent to acquisition which were contemplated at the time the asset was acquired.
(B)	Adjustments to basis include provisions for asset impairments and costs capitalized subsequent to acquisitions.
(C)	Reconciliation of real estate owned:

	2015	2014	2013
Balance at January 1,	$961,921	$948,903	$2,042,849
Acquisitions and capital improvements	5,154	13,018	450,813
Dispositions and write-offs	(8,321)	—	(1,143,949)
Assets transferred to InvenTrust	(93,846)	—	—
Assets classified as held for sale	—	—	(400,810)

Balance at December 31,	$864,908	$961,921	$948,903

(D)	Reconciliation of accumulated depreciation:

	2015	2014	2013
Balance at January 1,	$180,027	$153,216	$385,783
Depreciation expense, continuing operations	27,785	29,384	38,048
Depreciation expense, assets classified as held for sale	—	—	11,924
Accumulated depreciation expense, assets classified as held for sale	—	—	(106,446)
Assets transferred to InvenTrust	(22,336)	—	—
Dispositions and write-offs	(376)	(2,573)	(176,093)

Balance at December 31,	$185,100	$180,027	$153,216

(E)	Depreciation is computed based upon the following estimated lives:

Buildings and improvements	30 years
Tenant improvements	Life of the lease
Furniture, fixtures & equipment	5 - 15 years